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Table of Contents – Notice and Proxy
Table of Contents – Financial Appendix

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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100 NE Adams Street
Peoria, Illinois 61629

Notice of Annual Meeting of Stockholders
Wednesday, April 13, 2005
1:30 p.m.—Central Daylight Time

Northern Trust Building
50 South LaSalle Street
Chicago, Illinois 60675

        March 3, 2005

Fellow stockholder:

        On behalf of the board of directors, you are cordially invited to attend the 2005 Caterpillar Inc. annual meeting of stockholders to:

  •
  elect directors;

  •
  ratify Independent Registered Public Accounting Firm;

  •
  act on stockholder proposals, if properly presented; and

  •
  conduct any other business properly brought before the meeting.

        You must have an admission ticket to attend, and procedures for requesting that ticket are detailed on page 35 of this proxy statement. Attendance and voting is limited to stockholders of record at the close of business on February 14, 2005.

Sincerely yours,

James W. Owens Chairman

Table of Contents

Notice of Annual Meeting
Attendance and Voting Matters
The Caterpillar Board of Directors
Proposal 1—Election of Directors
Certain Related Transactions
Audit Committee Report
Governance Committee Report
Caterpillar Stock Owned by Officers and Directors
Persons Owning More than Five Percent of Caterpillar Stock
Performance Graph
Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation
Executive Compensation Tables
Proposal 2—Ratification of Independent Registered Public Accounting Firm
Proposal 3—Stockholder Proposal re: Rights Plan
Caterpillar Response
Proposal 4—Stockholder Proposal re: Code of Conduct
Caterpillar Response
Proposal 5—Stockholder Proposal re: Global Pandemics
Caterpillar Response
Proposal 6—Stockholder Proposal re: Director Election
Caterpillar Response
Other Matters
Admission Ticket Request Procedure
Exhibit A—Audit Committee Charter
Appendix—General and Financial Information—2004

i

Attendance and Voting Matters

Admission Ticket Required

        Anyone wishing to attend the annual meeting must have an admission ticket issued in his or her name. Admission is limited to stockholders of record on February 14, 2005, and one guest, or a stockholder's authorized proxy holder. The requirements for obtaining an admission ticket are specified in the "Admission Ticket Request Procedure" on page 35.

Record Date Information

        Each share of Caterpillar stock you owned as of February 14, 2005, entitles you to one vote. On February 14, 2005, there were 341,636,001 shares of Caterpillar common stock outstanding.

Voting by Telephone or Internet

        Caterpillar is again offering stockholders the opportunity to vote by phone or electronically via the Internet. Instructions for stockholders interested in using either of these methods to vote are set forth on the enclosed proxy and/or voting instruction card.

        If you vote by phone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. In the opinion of counsel, voting by phone or via the Internet are valid proxy voting methods under Delaware law and Caterpillar's bylaws.

Giving your Proxy to Someone Other than Individuals Designated on the Card

        If you want to authorize someone other than the individual(s) named on the proxy card to vote this written proxy:

  •
  cross out the individual(s) named and insert the name of the individual you are authorizing to vote; or

  •
  provide a written authorization to the individual you are authorizing to vote along with your proxy card.

        To obtain an admission ticket for your authorized proxy representative, see the requirements specified in the "Admission Ticket Request Procedure" on page 35.

Quorum

        A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Vote Necessary for Action

        Directors are elected by a plurality vote of the shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot.

        Other actions require an affirmative vote of the majority of shares present at the meeting. Abstentions and broker non-votes have the effect of a vote against matters other than director elections.

        Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner you indicate. If you do not specify how you want your shares voted, they will be voted in accordance with management's recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. You may change your vote by voting in person at the annual meeting or by submitting another proxy that is dated later. For all methods of voting, the last vote cast will supercede all previous votes.

The Caterpillar Board of Directors

Structure

        Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. With the exception of the Chairman, all directors are independent as defined in the New York Stock Exchange listing standards.

        Directors elected at the 2005 annual meeting of stockholders will hold office for a three-year term expiring in 2008. Other directors are not up for election this year and will continue in office for the remainder of their terms.

        If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the board or, as an alternative, the board may reduce the number of directors to be elected at the meeting.

    PROPOSAL 1—Election of Directors

Directors Up For Election This Year for Terms Expiring in 2008

  •
  W. FRANK BLOUNT,  66, Chairman and CEO of JI Ventures, Inc. (venture capital firm) and TTS Management Corporation (private equity management company). Prior to his current positions, Mr. Blount served as Chairman and CEO of Cypress Communications Inc. (telecommunications) and Director and CEO of Telstra Corporation Limited (telecommunications). Other directorships: ADTRAN, Inc.; Alcatel S.A.; Entergy Corporation; and Hanson PLC. Mr. Blount has been a director of the company since 1995.

  •
  JOHN R. BRAZIL,  58, President of Trinity University (San Antonio, Texas). Prior to his current position, Dr. Brazil was President of Bradley University (Peoria, Illinois). Dr. Brazil has been a director of the company since 1998.

  •
  EUGENE V. FIFE,  64, Managing Principal of Vawter Capital LLC (private investment firm). Prior to his current position, Mr. Fife was President and CEO of Illuminis Inc. (medical technology company). He is the non-executive Chairman of Eclipsys Corporation. Mr. Fife has been a director of the company since 2002.

  •
  GAIL D. FOSLER,  57, Executive Vice President and Chief Economist of The Conference Board (research and business membership organization). Prior to her current position, Ms. Fosler was Senior Vice President of The Conference Board. Other directorships: Unisys Corporation; Baxter International Inc.; and DBS Group Holdings Ltd. Ms. Fosler has been a director of the company since 2003.

  •
  PETER A. MAGOWAN,  62, President and Managing General Partner of the San Francisco Giants (Major League Baseball team). Other directorships: DaimlerChrysler AG; Safeway Inc.; and Spring Group plc. Mr. Magowan has been a director of the company since 1993.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES PRESENTED IN PROPOSAL 1.

Directors Remaining in Office Until 2006

  •
  DAVID R. GOODE,  64, Chairman and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation). In addition to his current positions, Mr. Goode formerly served as President of Norfolk Southern Corporation. Other directorships: Delta Air Lines, Inc.; Georgia-Pacific Corporation; Norfolk Southern Railway Company; and Texas Instruments Incorporated. Mr. Goode has been a director of the company since 1993.

  •
  JAMES W. OWENS,  59, Chairman and CEO of Caterpillar Inc. (machinery, engines, and financial products). Prior to his current position, Mr. Owens served as Vice Chairman and as Group President of Caterpillar. Mr. Owens has been a director of the company since 2004.

  •
  CHARLES D. POWELL,  63, Chairman of Sagitta Asset Management Limited (asset management) and LVMH Services Limited (luxury goods). Prior to his current positions, Lord Powell was Chairman of Phillips Fine Art Auctioneers (art, jewelry, and furniture auction) and Senior Director of Jardine Matheson Holdings Ltd. and associated companies (multinational business group). Other directorships: LVMH Moet-Hennessy Louis Vuitton; Mandarin Oriental International Ltd.; Textron Corporation; Schindler Holding Ltd.; and Yell Group plc. Lord Powell has been a director of the company since 2001.

  •
  JOSHUA I. SMITH,  63, Chairman and Managing Partner of the Coaching Group, LLC (management consulting). As part of the Coaching Group, Mr. Smith served as former Vice Chairman and Chief Development Officer of iGate, Inc. (broadband networking company). Other directorships: CardioComm Solutions Inc.; Federal Express Corporation; and The Allstate Corporation. Mr. Smith has been a director of the company since 1993.

Directors Remaining in Office Until 2007

  •
  JOHN T. DILLON,  66, former Chairman and CEO of International Paper (paper and forest products). Other directorships: E. I. du Pont de Nemours and Company and Kellogg Co. Mr. Dillon has been a director of the company since 1997.

  •
  JUAN GALLARDO,  57, Chairman of Grupo Embotelladoras Unidas S.A. de C.V. (bottling) and Mexico Fund Inc. (mutual fund). Former Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade) and former Chairman and CEO of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills). Other directorships: Lafarge SA and Grupo Mexico, S.A. de C.V. Mr. Gallardo has been a director of the company since 1998.

  •
  WILLIAM A. OSBORN,  57, Chairman and CEO of Northern Trust Corporation (multibank holding company) and The Northern Trust Company (bank). Other directorships: Nicor Inc. and Tribune Company. Mr. Osborn has been a director of the company since 2000.

  •
  GORDON R. PARKER,  69, former Chairman of Newmont Mining Corporation (gold properties production, exploration and acquisition company). Other directorships: Gold Fields Limited and Phelps Dodge Corporation. Mr. Parker has been a director of the company since 1995.

  •
  EDWARD B. RUST, JR.,  54, Chairman and CEO of State Farm Mutual Automobile Insurance Company (insurance). He is also President and CEO of State Farm Fire and Casualty Company, State Farm Life Insurance Company and other principal State Farm affiliates as well as Trustee and President of State Farm Mutual Fund Trust and State Farm Variable Product Trust. Other directorships: Helmerich & Payne, Inc. and The McGraw-Hill Companies, Inc. Mr. Rust has been a director of the company since 2003.

Board Meetings, Communications, and Committees

        In 2004, our board met seven times, including regularly scheduled executive sessions without management and presided over by the chair of the Governance Committee. In addition to those meetings, directors attended meetings of individual board committees. For our incumbent board as a whole, attendance in 2004 at board and committee meetings was 94.88 percent. Company policy, posted on our website, states that in the absence of unavoidable conflict, all directors are expected to attend the annual meeting of stockholders. Thirteen of our fourteen directors attended the annual meeting in April 2004.

        Our board has four standing committees, an Audit Committee, Compensation Committee, Governance Committee, and Public Policy Committee. Copies of written charters for each of these committees, as well as our board's Guidelines on Corporate Governance Issues, Worldwide Code of Business Conduct, and other corporate governance information are available on our Internet site (www.CAT.com/governance), or upon written request to the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

        You may communicate with any of our directors, our board as a group or any board committee as a group by sending an email to a particular director, the board, or a committee at Directors@CAT.com or by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629. The board has delegated to the Corporate Secretary, or his designee, responsibility for determining in his discretion whether the communication is appropriate for individual director, committee or board consideration. According to the policy adopted by the board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the company's ordinary business operations, billing issues, product or service related inquires, order requests, and similar issues to the appropriate individual within the company. All other communications are to be submitted to the board as a group, to the particular director to whom it is directed or, if appropriate, to the director or committee the Corporate Secretary believes to be the most appropriate recipient, as the case may be. If you send an email or letter to a director, the board, or a board committee, you will receive a written acknowledgement from the Corporate Secretary's office confirming receipt of your communication.

        Below is a description of each committee of the board. Committee memberships as of December 31, 2004, are listed in the Committee Membership table on page 6.

        The Audit Committee assists the board in fulfilling its oversight responsibilities for financial matters. The committee performs this function by monitoring Caterpillar's financial reporting process and internal controls and by assessing the audit efforts of Caterpillar's Independent Registered Public Accounting Firm (auditors) and internal auditing department. The committee has ultimate authority and responsibility to appoint, retain, compensate, evaluate, and, where appropriate, replace the auditors. The committee also reviews updates on emerging accounting and auditing issues provided by the auditors and by management to assess their potential impact on Caterpillar. During 2004, the committee met 10 times. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards and meet financial literacy guidelines adopted by the board. Additionally, the board has determined that each member of the committee qualifies as an "audit committee financial expert" as defined under the Sarbanes-Oxley Act of 2002 and Item 401(h) of Regulation S-K.

        The Compensation Committee assists the board of directors in fulfilling its responsibilities in connection with the compensation of company directors, officers and employees. It performs this function by approving and recommending standards for the company's compensation programs and plans, including various incentive compensation, retirement and other benefit plans. The committee reviews the board's annual review of the performance of the company's Chief Executive Officer and fixes his compensation. The committee also reviews the company's salaried and management compensation practices, including the methodologies for setting employee and officer salaries, and fixes the salary and other compensation of all officers of the company. All members of the committee meet the standards for independence set forth in the New York Stock Exchange listing standards. During 2004, the committee met four times.

        The Governance Committee makes recommendations to the board regarding the appropriate size and composition of the board, and monitors and makes recommendations regarding the board's performance. The committee also reviews the company's Shareholder Rights Plan at least every three years to consider whether the continuance of the Rights Plan continues to be in the best interests of the company, its stockholders, and other constituencies of the company. The committee, formerly known as the Nominating and Governance Committee, continues to perform the functions of a nominating committee. As such, the committee makes recommendations regarding the criteria for the selection of candidates to serve on the board and evaluates and makes recommendations on proposed candidates for service on the board, including recommending the slate of nominees for election at annual meetings of stockholders. The committee also recommends candidates for election as officers of the company (including Chairman and Chief Executive Officer), monitors compliance with the board's Guidelines on Corporate Governance Issues, and administers the board's self-evaluation and the self-evaluation of each board committee and shares the results thereof with the board for discussion and deliberation. The committee considers director nominees from stockholders for election at the annual stockholders' meeting. Stockholders who are interested in nominating a director candidate can do so in accordance with the policy discussed in the Governance Committee Report on page 10. During 2004, the committee met three times.

        The Public Policy Committee assists the board with general oversight with respect to matters of public and social policy affecting the company domestically and internationally, including investor, consumer and community relations issues and employee safety programs, policies and procedures, and labor relations issues. The committee oversees the company's Code of Worldwide Business Conduct, Policy Letters, and compliance programs and reviews major legislative proposals and proposed regulations involving matters not falling within the substantive coverage of any other committee of the board. During 2004, the committee met three times.

Committee Membership
(as of December 31, 2004)

	Audit	Compensation	Governance	Public Policy
W. Frank Blount	X		X
John R. Brazil		X		X*
John T. Dillon	X		X*
Eugene V. Fife	X*
Gail D. Fosler		X		X
Juan Gallardo			X	X
David R. Goode	X		X
Peter A. Magowan		X	X
William A. Osborn		X*
James W. Owens
Gordon R. Parker	X			X
Charles D. Powell		X		X
Edward B. Rust, Jr.	X		X
Joshua I. Smith		X		X

*
Chairman of Committee

Director Compensation

        Of our current board members, only Mr. Owens is a salaried employee of Caterpillar. All other members receive separate compensation for board service comprised of:

Annual Retainer:	$65,000
Attendance Fees:	$1,000 for each board meeting $1,000 for each board committee meeting Expenses related to attendance
Annual Committee Chairman Stipend:	Audit	$10,000
	Compensation	$5,000
	Governance	$5,000
	Public Policy	$5,000
Stock Options:	4,000 shares annually

        Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer 50 percent or more of their annual compensation in an interest-bearing account or an account representing shares of Caterpillar stock. Under the 1996 Stock Option and Long-Term Incentive Plan, directors may also elect to receive all or a portion of their annual retainer fees, attendance fees and/or stipends in shares of Caterpillar stock.

        Our directors also participate in a Charitable Award Program. In the year of a director's death, the first of 10 equal annual installments is paid to charities selected by the director and to the Caterpillar Foundation. The maximum amount payable under the program is $1 million on behalf of each eligible director and is based on the director's length of service. The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

Legal Proceedings

        On May 11, 2000, the First Circuit Court in Mexico City granted Grupo Azucarero Mexico, S.A. de C.V., a public company of which Juan Gallardo is the controlling stockholder, suspension of payments protection, which is legal protection similar to Chapter 11 of the U.S. Bankruptcy Code. This protection enables the company to continue its operations while meeting its financial obligations in an orderly fashion.

Certain Related Transactions

        In 1998, Caterpillar entered into a lease agreement with Riverfront Development L.L.C. (Riverfront) for space at One Technology Plaza, 211 Fulton Street, Peoria, Illinois. Pursuant to this lease and subsequent amendments, Caterpillar paid $395,805.29 to Riverfront through September 21, 2004. Diane A. Oberhelman, who has been married to Caterpillar Group President Douglas R. Oberhelman since 2000, owns a majority of Cullinan Properties L.L.C. (Cullinan), which owned 100 percent of Riverfront until September 21, 2004, when Cullinan divested itself of its entire interest in Riverfront. Thus, Diane A. Oberhelman no longer has any interest in either Riverfront or One Technology Plaza.

        In each of 1998 and 2003, respectively, Caterpillar Financial Services Corporation entered into loan arrangements with Dynamic Retailers, L.L.C. The balance of these two loans as of December 31, 2004, was $559,000. Cullinan was a 50 percent member of Dynamic Retailers, L.L.C. until December 21, 2004, when Cullinan sold all of its interest in Dynamic Retailers, L.L.C. Thus, Diane A. Oberhelman no longer has an interest in Dynamic Retailers, L.L.C. and is no longer a personal guarantor of the full repayment of the loans.

Audit Committee Report

        The Audit Committee (committee) is comprised entirely of independent directors (as defined for members of an audit committee in the New York Stock Exchange listing standards) and operates under a written charter adopted by the board (attached hereto as Exhibit A). The members of the committee, as of December 31, 2004, are listed at the end of this report. Management is responsible for the company's internal controls and the financial reporting process. The Independent Registered Public Accounting Firm (auditors) are responsible for performing an independent audit of the company's consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The committee's responsibility is to monitor these processes. In this regard, the committee meets separately at each committee meeting with management, the Vice President for Corporate Auditing and Compliance, and the auditors. The committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in conducting any such investigations. The committee is responsible for selecting and, if appropriate, replacing the auditors (PricewaterhouseCoopers LLP).

Pre-Approval Process

        The committee pre-approves all audit and non-audit services to be performed by the auditors. It has policies and procedures in place to ensure that the company and its subsidiaries are in full compliance with the requirements for pre-approval set forth in the Sarbanes-Oxley Act of 2002 and the SEC rules regarding auditor independence. These policies and procedures provide a mechanism by which management can request and secure pre-approval of audit and non-audit services in an orderly manner with minimal disruption to normal business operations. The policies and procedures are detailed as to the particular service and do not delegate the committee's responsibility to management. They address any service provided by the auditors, and any audit or audit-related services to be provided by any other audit service provider. The pre-approval process includes an annual and interim component.

Annual Pre-Approval Process

        At each February committee meeting, management and the auditors jointly submit a Service Matrix of the types of audit and non-audit services that management may wish to have the auditors perform for the year. The Service Matrix categorizes the types of services by Audit, Audit-Related, Tax and All Other. Approval of a service is merely an authorization that this type of service is permitted by the committee, subject to pre-approval of specific services. Management and the auditors jointly submit an Annual PreApproval Limits Request. The request lists individual project and aggregate pre-approval limits by service category. The request also lists known or anticipated services and associated fees. The committee approves or rejects the pre-approval limits and each of the listed services. For 2004, the pre-approval limits were as follows:

	Pre-approval Limits
Type of Service
	Per Project	Aggregate Limit
	(in thousands)
Audit Services	$200	$15,000
Audit Related Services	$200	$3,000
Tax Services	$200	$15,000
All Other Services	$200	$1,000

Interim Pre-Approval Process

        During the course of the year, the committee chairman has the authority to pre-approve requests for services that were not approved in the Annual Pre-Approval Process. Committee approval is not required for individual projects below the pre-approval project limits. However, all services, regardless of fee amounts, are subject to the services allowable under the Sarbanes-Oxley Act of 2002 and SEC rules regarding auditor independence. In addition, all fees are subject to on-going monitoring by the committee.

On-Going Monitoring

        At each committee meeting subsequent to the February meeting, the chairman reports any interim pre-approvals since the last meeting. Also, at each of these meetings, management and the auditors provide the committee with an update of fees expected to be incurred for the year compared to amounts pre-approved in February.

        The committee has discussed with the company's auditors the overall scope and plans for the independent audit. Management represented to the committee that the company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the company's audited financial statements included the auditors' judgments about the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The committee also discussed with the auditors other matters required by Statement on Auditing Standards No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications. Management and the auditors also made presentations to the committee throughout the year on specific topics of interest, including: i) management's philosophy, asset allocation levels, risk management and oversight of the company's pension funds; ii) accounting for the company's pension funding obligations; iii) the company's derivatives policy; iv) the internal audit plan for 2004; v) the company's information technology systems and the controls in place within those systems for compliance with the Sarbanes-Oxley Act of 2002; vi) the applicability of new accounting releases; vii) the company's critical accounting policies; viii) risk management initiatives and controls for various business units within the company, including the Global Purchasing Division and Financial Products Division; and ix) the company's progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

        The auditors provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 Independence Discussions with Audit Committees, and the committee discussed the auditors' independence with management and the auditors. In addition, the committee noted that no information technology or other non-audit consulting services had been provided by the auditors' firm. The committee concluded that the auditors' independence had not been impaired.

        Based on: (i) the committee's discussion with management and the auditors; (ii) the committee's review of the representations of management; and (iii) the report of the auditors to the committee, the committee recommended to the board that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

By the Audit Committee consisting of:
Eugene V. Fife (Chairman)
W. Frank Blount	David R. Goode	Gordon R. Parker
John T. Dillon		Edward B. Rust, Jr.

Audit Fees

        Fees paid to our auditors' firm were comprised of the following (in millions):

	2003 Actual	2004 Actual
Audit Services	$10.2	$18.7
Audit Related Services	3.5	2.6
Tax Compliance Services(1,3)	2.5	3.4
Tax Planning and Consulting Services(2,3)	10.5	7.8
All Other	0.4	0.1

TOTAL	$27.1	$32.6

(1)
"Tax Compliance Services" includes, among other things, tax return preparation and review, executive tax compliance, and advising on the impact of changes in local tax laws.

(2)
"Tax Planning and Consulting Services" includes, among other things, tax planning and advice and assistance with respect to transfer pricing issues.

(3)
For 2003, $0.4 million has been reclassified from "Tax Planning and Consulting Services" to "Tax Compliance Services" to be consistent with 2004 actual presentation.
Governance Committee Report

        The Governance Committee (committee) is composed of six directors, identified at the end of this report, all of whom meet the independence requirements for nominating committee members as defined in the New York Stock Exchange listing standards and determined by the board in its business judgment. The committee operates under a written charter adopted by the board. As part of its mandate, the committee evaluates and makes recommendations regarding proposed candidates to serve on the board, including recommending the slate of nominees for election at annual meetings of stockholders.

Process for Nominating Directors

        The committee identifies director nominees from various sources such as officers, directors, and stockholders and in 2004 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a committee-recommended nominee. Specifically, the committee assesses all director nominees taking into account several factors, including, but not limited to, issues such as the current needs of the board and the nominee's: (i) integrity, honesty, and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; (vi) ability to devote necessary time to meet director responsibilities; and (vii) ability to commit to company stock ownership. The committee will ultimately recommend nominees that it believes will enhance the board's ability to manage and direct, in an effective manner, the affairs and business of the company.

Shareholder Nominations

        Stockholders wishing to recommend a director candidate to serve on the board may do so by providing advance written notice to the company. Such written notice of an intent to nominate a director candidate at an annual meeting of stockholders must be given either by personal delivery or by United States mail, postage prepaid, to the Corporate Secretary no later than ninety (90) days in advance of such meeting. The notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the nominating stockholder is a stockholder of record of the company's stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board; and (e) the consent of each nominee to serve as a director of the company if so elected. The presiding officer of the annual meeting of stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the company's bylaws by writing the Corporate Secretary at the address set forth on the front page of this Proxy Statement.

By the Governance Committee consisting of:
John T. Dillon (Chairman)
W. Frank Blount	David R. Goode	Peter A. Magowan
Juan Gallardo		Edward B. Rust, Jr.

Caterpillar Stock Owned by Officers and Directors (as of December 31, 2004)

Barton	877,558	(1)
Blount	26,075	(2)
Brazil	17,651	(3)
Dillon	30,099	(4)
Fife	12,334	(5)
Fosler	2,334	(6)
Gallardo	66,503	(7)
Goode	42,319	(8)
Levenick	169,312	(9)
Magowan	57,428	(10)
Oberhelman	279,652	(11)
Osborn	11,793	(12)
Owens	688,710	(13)
Parker	39,997	(14)
Powell	10,043	(15)
Rust	3,334	(16)
Shaheen	351,628	(17)
Smith	22,506	(18)
Vittecoq	191,649	(19)
Wunning	203,961	(20)
All directors and executive officers as a group	6,841,530	(21)

(1)
Barton—Includes 796,601 shares subject to stock options exercisable within 60 days.

(2)
Blount—Includes 20,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 448 shares of common stock.

(3)
Brazil—Includes 16,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 148 shares of common stock.

(4)
Dillon—Includes 24,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 217 shares of common stock.

(5)
Fife—Includes 1,334 shares subject to stock options exercisable within 60 days.

(6)
Fosler—Includes 1,334 shares subject to stock options exercisable within 60 days.

(7)
Gallardo—Includes 20,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 148 shares of common stock.

(8)
Goode—Includes 32,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 14,884 shares of common stock.

(9)
Levenick—Includes 153,186 shares subject to stock options exercisable within 60 days.

(10)
Magowan—Includes 32,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 4,535 shares of common stock.

(11)
Oberhelman—Includes 250,988 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2004, in 9,046 shares of common stock.

(12)
Osborn—Includes 8,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 37 shares of common stock.

(13)
Owens—Includes 602,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2004, in 3,107 shares of common stock.

(14)
Parker—Includes 32,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 514 shares of common stock.

(15)
Powell—Includes 8,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 37 shares of common stock.

(16)
Rust—Includes 1,334 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 1,137 shares of common stock.

(17)
Shaheen—Includes 282,602 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2004, in 6,914 shares of common stock.

(18)
Smith—Includes 14,001 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 2004, in 492 shares of common stock.

(19)
Vittecoq—Includes 168,564 shares subject to stock options exercisable within 60 days.

(20)
Wunning—Includes 182,060 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 2004, in 9,389 shares of common stock.

(21)
Group—Includes 5,801,190 shares subject to stock options exercisable within 60 days. Also includes 85,376 shares for which voting and investment power is shared. Each individual director and executive officer beneficially owns less than one percent of the company's outstanding common stock. All directors and executive officers as a group beneficially own 1.99 percent of the company's outstanding common stock.

Persons Owning More than Five Percent of Caterpillar Stock (as of December 31, 2004)
	Voting Authority		Dispositive Authority
Name and Address					Total Amount of Beneficial Ownership	Percent of Class
	Sole	Shared	Sole	Shared
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	—	—	20,454,500	—	20,454,500	6%
Performance Graph

Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation

        As Caterpillar's Compensation Committee (committee), our primary goal is to establish a compensation program that serves the long-term interests of Caterpillar and its stockholders. Our most valuable asset is our people and we believe a focused, competitive compensation program, tailored to meet our long-term goals, helps us engage the entire Caterpillar team.

        We believe that Caterpillar has developed a compensation program that effectively:

  •
  links the interests of management and stockholders;

  •
  links employee compensation with both individual performance and long-term Caterpillar performance; and

  •
  attracts and retains people of high caliber and ability.

        Although this report is directed at CEO and executive officer compensation, the committee emphasizes that only through the efforts of highly motivated, dedicated Caterpillar employees at all levels and around the globe, has the company been able to experience the success it had in 2004 and will it be able to continue to drive profitable growth and build on its success in the future.

Guidelines and Philosophy

        Our executive officer compensation package is a combination of total annual cash and long-term incentive compensation. Compensation at Caterpillar is driven by two main philosophies: pay for performance and higher pay at risk for increased job responsibility. As such, no executive officer has a "golden parachute" agreement that would reward him or her upon departure from the company.

        Total annual cash compensation consists of market-competitive, performance-driven base pay and our annual short-term incentive pay. Long-term incentives currently consist of two main elements; stock option grants and a three-year long-term cash performance plan. Also included in the long-term incentive plan are targeted restricted stock grants.

        The committee established the following principles to guide the use of the compensation components listed above to drive Caterpillar's pay for performance and pay at risk philosophy:

  •
  Base salary, as a percentage of total direct pay, should decrease as salary grade levels increase.  As employees move to higher levels of responsibility, with greater ability to influence enterprise results, the percentage of their pay at risk should increase correspondingly.

  •
  The ratio of long-term variable pay to short-term variable pay should increase as salary grade levels increase.  The long-term success of our company should be the top priority of our executives. Our compensation program must emphasize this and motivate our executives to take actions that are best for the long-term vitality of the company.

  •
  Equity compensation increases as salary grade levels increase.  Equity ownership provides a clear link between interests of the stockholder and the interests of the recipient. As employees have more impact on corporate performance, their main incentive should be profitably growing the company, which aligns their interests with those of our stockholders.

        These principles guided the committee's compensation decisions during 2004, and are reflected in the graph below. The graph depicts the progression of pay components as salary grades increase for a representative management plan in the United States. Structures differ globally depending on local practices, but preserve the compensation philosophy and guidelines described in this report.

Total Annual Cash Compensation

        Total annual cash compensation for executive officers is comprised of base salary plus annual short-term incentive pay. At Caterpillar, total annual cash compensation is targeted to be highly competitive compared to other companies within our comparator group for talent.

Base Salary

Base salary increases are performance-driven, consistent with Caterpillar's compensation philosophy. At Caterpillar, we believe in paying for performance, as evidenced by our base salary administration practice—the Performance Award Process. The Performance Award Process provides for salary increases based on individual performance, and is designed to drive the largest percentage increase to our highest-performing employees. Virtually all management employees from entry-level positions through the executive levels of the company are evaluated and receive pay adjustments through this process. Consistently high-performing employees will have the opportunity to significantly exceed target base salary levels.

        To strengthen the performance component of base salary, the administration of officer base pay changed in 2004. As part of this change, base pay for officers will ordinarily move to a market-competitive level within five years if performance objectives are met, with faster progression based on performance. Base salary above midpoint must be re-earned annually given certain performance parameters, thereby stressing the performance component of the program to an even greater degree for our executive group.

        When reviewing total annual cash compensation, we use Hewitt Associates LLC as our principal source of survey data. Our review of market data for 2004 showed that the market position for the cash element for all officer groups other than Group President had deteriorated, and in all cases was below the market competitive level. Based on this data, and following our market competitiveness philosophy, we implemented a five percent increase in the midpoint of the salary range for Group Presidents, and a ten percent increase for the ranges for Vice Presidents and the Chairman/CEO. These changes brought all officer groups to within five percent of the market.

Short Term Incentive Plans

Officers, along with most other employee populations, participate in Caterpillar's Short Term Incentive Plans (STIP). These plans constitute team-based pay at risk that deliver a target percentage of base salary to each participant based on performance against team goals at both the enterprise and business unit levels. The following guiding principles apply to these plans:

  •
  percentage of pay at risk is to remain at market-leading levels, meaning in general that commensurately less pay at market target levels is included in base pay than is the case for our comparator companies;

  •
  employees are rewarded for the delivery of results against measurable goals;

  •
  highly competitive incentive compensation is paid out for target levels of performance;

  •
  they are designed to drive behavior aligned with both enterprise and business unit results; and

  •
  the company's payout objective under the plans is to be at target on average over a period of years.

        The market data reviewed by the committee showed that our STIP target percentages remain competitive for all officer groups, and preserve the desired proportion of pay at risk. We are, therefore, maintaining the STIP target percentages for all officer groups.

Payouts Under The Corporate Incentive Compensation Plans

        For 2004, approximately 56,600 Caterpillar employees earned approximately $461 million in short-term incentive compensation. This team award is based on prorated annual salary, a specific percentage based on position, and performance factors for corporate and business units' achievements.

        Before any amount could be awarded under these plans for 2004, Caterpillar had to achieve a threshold profit per share (PPS) level, with increasing amounts awarded for achievement of higher levels from threshold to maximum PPS levels. For 2004, the threshold PPS level was exceeded and all executive officers received a team award.

        As part of the STIP, 28 business units (or divisions within those units) at Caterpillar have their own short-term incentive compensation plans tied to the goals of their particular unit. For 2004, 20 officers received part of their short-term incentive payouts based on the performance of their individual business units. Several factors specific to the unit may have impacted that payout, including PPS, 6 Sigma benefits, return on assets, accountable profit, cash flow, revenue growth, price realization, percentage of industry sales, and quality.

        Officers participating in their respective divisional incentive plans were eligible to receive 50 percent of the team award amount that would have been awarded if he or she had participated solely in the divisional plans and 50 percent of the amount that would have been awarded had the officer participated solely in the corporate STIP metrics (PPS and corporate 6 Sigma benefits).

        In line with Caterpillar's pay for performance philosophy, the company's top performing officers and executives (as well as our top performers from most participating employee populations) are eligible for incremental STIP discretionary awards. At the end of each plan year, a two percent discretionary pool is formed from STIP to award these top performers. In consultation with the committee, the Chairman decides whether any individual awards to officers are warranted. Each business unit Vice President decides whether any individual awards to employees at all other salary grade levels are warranted. Top performing employees can receive an additional award of up to their original STIP award. Unused portions of the funds allocated to the Chairman and unit Vice Presidents each year for individual awards are not carried forward into the next year.

Long-Term Incentive Compensation

        The Long-Term Incentive Plan (LTIP) is composed of two main elements, an equity plan and a Long-Term Cash Performance Plan (LTCPP). At Caterpillar, we target long-term compensation to be highly competitive against a comparator group. Caterpillar's LTIP is designed to reward the company's key employees for achieving and exceeding long-term goals, to drive stockholder return, and to foster stock ownership. Ultimately, LTIP aligns the interests of officers and executives with those of the stockholders.

Equity

The main equity vehicle used in 2004 to motivate and reward officers and certain other key employees was stock options. These stock options permit the holder to buy Caterpillar stock for the stock's price when the option was granted. The option holders only benefit if the price of Caterpillar stock increases from the date of the grant. Option holders have 10 years to exercise stock options from the date they were granted, absent events such as death or termination of employment. Caterpillar views stock options as critical to linking the interests of our stockholders and employees to realize a benefit from appreciation in the price of our stock.

        The number of options an officer receives depends upon his or her position in the company and his or her performance. A baseline number of options is granted for the positions of Vice President, Group President and Chairman. Positive or negative adjustments may be made based on a subjective assessment of individual performance, as long as these adjustments do not increase the total number of options issued.

        In 2004, despite past adjustments, equity compensation for officers remained considerably below market competitive levels. However, instead of increasing the standard grants, we approved the creation of a share pool to supplement the standard grants to provide more flexibility in executing our pay for performance philosophy. This pool is to be distributed exclusively to the officer group at the discretion of the committee and in consultation with the Chairman/CEO.

        Consistent with our commitment to cultivate an ownership mentality among our executive group, Caterpillar is one of the few companies to establish and adhere to strict ownership guidelines in connection with stock option grants. Pursuant to these guidelines, reductions to the number of options granted may be made if the officer (or other eligible employee) does not meet his or her stock ownership requirements. Employees are encouraged to own a number of shares at least equal to the average number of shares for which they received options in their last five option grants. Generally, this target corresponds to a requirement that executive officers hold more than two to three times their base salary in Caterpillar stock. Twenty-five percent of vested unexercised options apply toward the ownership target. With few exceptions, if 100 percent of the ownership requirement is not met, the officer's grant would be reduced. For 2004, all officers complied with the target ownership guidelines and no officer was penalized for low share ownership.

Restricted Stock Grants

In addition to stock options, the committee approved the implementation of a restricted stock award program in December 2000 in recognition of the need to attract and retain outstanding performers. Key elements of the program are:

  •
  establishment of a pool of 250,000 restricted shares of company stock, from which selected performance-based and retention-based grants would be made to officers and other key employees, as well as prospective employees;

  •
  refreshment of the pool annually to a level approved by the committee;

  •
  restrictions on awarded shares with vesting schedules varying from 3-5 years; and

  •
  forfeiture of restricted shares upon the grantee's election to leave Caterpillar.

        Pursuant to the plan, the committee reviews nominations for awards to assure they meet the following criteria:

        For prospective employees:

  •
  demonstrated potential as a significant contributor;

  •
  capabilities presenting a potential competitive advantage; or

  •
  special talents or characteristics to meet a specific corporate need.

        For current Caterpillar employees:

  •
  exceptional performance;

  •
  high potential for promotion; or

  •
  high marketability for positions outside Caterpillar.

        Seventy-nine participants received a total of 44,350 restricted shares with a total value of $3,542,807 under this restricted stock award program in 2004. In addition, 18 participants received a total of 7,400 restricted share equivalents with a total value of $590,569 under this program in 2004.

Cash Performance Plan

Our long-term incentive compensation plan also includes a LTCPP offered to officers and other high-level management employees. Under this feature, a three-year performance cycle is established each year. If the company meets certain threshold, target, or maximum performance goals at the end of the cycle, participants receive a cash payout. We have the ability to apply different performance criteria for different cycles, as well as the discretion to adjust performance measures for unusual items such as changes in accounting practices or corporate restructurings. As with past cycles, we decided to combine company PPS growth and return on equity (ROE) for the 2004-2006 cycle. In February 2004, we set the threshold, target and maximum levels for the 2004-2006 cycle for PPS growth at the 25th, 50th and 75th percentiles of our industry peer group, respectively, and for ROE at 20, 25 and 30 percent, respectively. Each measure will trigger independently for the 2004-2006 cycle.

        For the three-year cycle established for the years 2002 through 2004, which uses the same metrics as the 2004-2006 cycle, we achieved an ROE factor of .66 and a PPS growth factor of 1.5, for a combined payout factor of 1.08. This is the first time in three years the company will make any payment under the LTCPP.

        Additionally, our market data review showed that the current target percentages for the LTCPP were competitive in the market. The market data further showed that in conjunction with the equity awards, our LTCPP provides for adequate, market-competitive incentives, that adequately balance growth and profitability over an intermediate and long-term horizon.

Summary

        We believe the design of Caterpillar's compensation plans and their relative mix successfully motivates the company's officers and executives. All aspects of compensation are performance driven and align both the short-term and long-term interests of employees and stockholders. The ownership requirements for executives and officers are instrumental in the company's drive to increase stockholder return. The committee believes that Caterpillar's plans are effective, create significant value and reflect an appropriate mix that drives company success.

Mr. Owens's Individual Goals for 2004

        The committee reviewed the board's assessment of Mr. Owens's individual goals established at the beginning of 2004 and his subsequent performance against those goals. Mr. Owens's 2004 performance was also considered in determining adjustments to his 2004 salary. We believe that the company's extraordinary 2004 performance is a testament to Mr. Owens's effective strategic direction and leadership.

        Mr. Owens's individual goals stem from the "3-Ps" that he established as the focal points for the company going forward—Profitable growth, Performance through 6 Sigma, and People. We believe that 2004 was a year of remarkable achievement in each of these areas.

Profitable Growth

The company had an excellent year, exceeding the $30 billion dollars in sales and revenue goal set in 1997 well ahead of schedule. Under Mr. Owens's leadership and direction, Team Caterpillar—employees, dealers and suppliers—effectively responded to an unprecedented recovery in nearly every market the company serves and enhanced its long-term strategic position by meeting record customer demand and building substantial field population. The company delivered record profits and increased return on sales, and ended the year with solid improvement in the company's cash flow despite significant contributions to pension plans, a dividend increase to shareholders and repurchases of almost seven million of Caterpillar shares under the repurchase plan.

        The company also leveraged its groundbreaking ACERT® Technology in 2004 to maximize the company's short-term results and position the company for additional benefits long term. In July, Caterpillar became the first company with a full line of off-road engines certified by the United States Environmental Protection Agency (EPA) as compliant with Tier 3 standards slated to go into effect in January 2005 and January 2006. This EPA certification enabled Caterpillar to provide customers with a full line of engines featuring ACERT Technology in the 175-750 horsepower range. In November, the company delivered the first off-road machine meeting the Tier 3 emissions standard with the offering of the new D8T track-type tractor powered by a Caterpillar engine using ACERT Technology. ACERT Technology provides Caterpillar a competitive advantage now and in the future to meet emission and performance requirements. While Caterpillar is leveraging its ACERT Technology directly into its off-highway businesses, the competition must pursue alternative technologies—furthering development of their on-highway technologies to meet future on-highway regulations—and another technology to meet off-highway market needs and emission requirements.

        Under Mr. Owens's direction, the company launched strategic initiatives and finalized acquisitions to contribute to the company's short and long-term growth. In March, the company announced the expansion of its remanufacturing business to provide services for manufacturers and customers in industries beyond those Caterpillar traditionally served. In August, the company acquired Wealdstone Engineering, Ltd.—one of Europe's leading remanufacturers of gasoline and diesel engines located in the United Kingdom—and Williams Technologies, Inc., a leading remanufacturer of automatic transmissions, torque converters, and engines for automotive and medium- and heavy-duty truck applications, located in Summerville, South Carolina. These two acquisitions provide Caterpillar the opportunity to leverage its core remanufacturing strengths to provide remanufacturing services to original equipment manufacturers in the diesel engine and automotive industries.

        The company continued to make progress on its strategy to establish a market leadership position in the emerging markets, particularly in China and India, in 2004. In April, the Chinese Ministry of Commerce granted Caterpillar (China) Financial Leasing Co., Ltd. a business license to provide leasing services in China. By November, Caterpillar (China) Financial Leasing Co., Ltd. had announced the signing of its first customer lease contracts. Also in November, Caterpillar announced the signing of a definitive agreement to acquire an equity interest in Shandong SEM Machinery Co., Ltd. (SEM), one of the country's key wheel loader manufacturers. Caterpillar Logistics Services Inc., a wholly owned subsidiary of Caterpillar, launched a project to develop a parts distribution center based in China to serve the company's dealers and their branches. Each accomplishment in China continued Caterpillar's rapid implementation of its business model in China, including financing, logistics, distribution, procurement, rental and used equipment. The company also completed the merger of its engine and machine manufacturing operations in India and introduced a new backhoe loader specifically for the local market in 2004.

Performance Through 6 Sigma

Under Mr. Owens's direction, 6 Sigma continued to become the way the company works, engages its people, develops its leaders, and creates value for customers and stockholders. The company exceeded its aggressive 6 Sigma value proposition goal for 2004, enhancing the company's ability to serve its dealers and customers very well during a time of unprecedented demand for its products. The company strengthened its supply chain by deploying 6 Sigma to 148 dealers worldwide and to over 365 suppliers. 6 Sigma also fostered the engagement of company employees. At year-end, there were over 3,300 active Black Belts at the company and over 21,000 employees had participated in a 6 Sigma project during the year. 6 Sigma also helped the company develop new leaders in 2004, as more than 400 Black Belts moved back into the line organization, many in managerial roles.

People

In response to a challenge issued by Mr. Owens, participation in the 2004 Employee Opinion Survey and survey results showed marked improvements. Participation in the survey improved by 21 percent, as over 60,000 employees—84 percent of the work force—responded. All 11 measured dimensions showed improvement and the employee engagement index reached the highest level ever. The company also continued to support the continued learning and achievement of its people. Cat University developed and delivered courses to over 39,000 corporate and dealer employees. In recognition of this remarkable achievement, Cat University was awarded first prize by the International Quality and Productivity Council in the categories of Best Overall Corporate University, Corporate University Leader of the Year and Best Evaluation Technique. More than 900 company leaders—from supervisors to Vice Presidents—participated in Cat University's "Making Great Leaders" program in 2004.

        Mr. Owens also set the "tone at the top" with respect to workplace safety and employee diversity in 2004. The company had notable improvement in its lost time case frequency rate, recordable injury frequency, and lost workdays in 2004. The company put in place the first Global Diversity Manager to serve the needs of the Corporate Diversity Council.

        Mr. Owens also provided leadership and oversight to the company's negotiations with The United Automobile, Aerospace and Agricultural Implement Workers of America. These efforts resulted in a tentative agreement reached in 2004 and ratified in early 2005. This agreement includes terms and conditions that will allow the company to effectively utilize its manufacturing facilities. Comprehensive discussions with the union helped the company to develop solutions to complex problems that respond to the current and future needs of the company's employees and retirees while also enabling the company's long-term competitiveness from its traditional manufacturing and logistics facilities.

        In addition to delivering on his "3-Ps," Mr. Owens set and achieved impressive personal goals for 2004 as well. In particular, he:

  •
  Developed and/or maintained close relationships with key customers, dealers and strategic suppliers by attending several meetings with dealer groups worldwide, actively participating in MINExpo, and establishing personal relationships with the CEOs of several key customers and suppliers;

  •
  Provided corporate leadership for the company's investor relations efforts, through a combination of meetings with analysts and stockholders, public interviews, and speeches. He met with analysts in a conference call in March and during a luncheon at MINExpo;

  •
  Established a solid working rapport with the board of directors by meeting individually with each member prior to the August board meeting and maintaining appropriate between-meeting communications with directors; and

  •
  Effectively managed succession with a number of planned officer changes in 2004.

By the Compensation Committee consisting of:

William A. Osborn (Chairman)
John R. Brazil	Charles D. Powell
Peter A. Magowan
Gail D. Fosler	Joshua I. Smith

Executive Compensation Tables

2004 Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards			Payouts
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation		Restricted Stock Awards(4)		Securities Underlying Options	LTIP Payouts(5)	All Other Compensation(6)
J. W. Owens Chairman and CEO	2004 2003 2002	$1,029,960 695,000 670,002	$1,611,811 681,419 380,600	$8,098 378 482	(2)	$	— — —	230,000 70,000 61,000	$1,371,886 — —	$101,303 64,536 22,781
G. A. Barton Retired Chairman and CEO	2004 2003 2002	105,000 1,250,000 1,175,001	539,012 1,688,393 917,943	— 2,707 628			— — —	— 250,000 190,000	1,511,903 — —	104,004 130,076 56,400
S. L. Levenick Group President	2004 2003 2002	497,250 389,004 353,754	547,197 345,495 347,868	993,070 725,048 313,260	(3) (3) (3)		— — —	63,000 27,000 27,000	533,814 — —	29,835 41,126 13,497
D. R. Oberhelman Group President	2004 2003 2002	604,749 537,340 498,000	726,340 509,159 282,910	342 — 176	(2)		237,810 — —	70,000 70,000 61,000	708,745 — —	66,834 49,215 19,540
G. L. Shaheen Group President	2004 2003 2002	686,004 649,004 590,505	843,739 655,022 375,472	1,162 6,070 718	(2)		— — —	70,000 70,000 61,000	788,135 — —	80,462 61,469 24,020
G. R. Vittecoq(7) Group President	2004 2003 2002	779,609 571,660 467,138	887,295 449,847 371,857	— — —			— 44,750 —	63,000 27,000 27,000	771,808 — —	31,094 27,168 14,692
S. H. Wunning Group President	2004 2003 2002	549,507 399,004 365,505	625,387 358,928 210,686	— — —			— — —	63,000 27,000 30,000	550,432 — —	54,506 36,582 14,677

(1)
Consists of cash payments made pursuant to the corporate incentive compensation plan in 2005 with respect to 2004 performance, in 2004 with respect to 2003 performance, and in 2003 with respect to 2002 performance. Also includes discretionary bonus payments authorized by the compensation committee of the board of directors. G. L. Shaheen received discretionary bonus payments of $38,000 in 2005 for 2004 performance, $40,000 in 2004 for 2003 performance and $40,000 in 2003 for 2002 performance. D. R. Oberhelman received a discretionary bonus payment of $38,000 in 2005 for 2004 performance. Also includes variable base pay lump sum amounts that must be re-earned annually. Receiving variable base pay lump sum awards in 2003 were G. A. Barton ($60,000) and J. W. Owens ($23,000). In 2004, Mr. Shaheen received a $25,000 variable base pay adjustment. Also in 2004, the compensation committee authorized a lump sum payment of $372,000 to Mr. Barton upon his retirement as CEO in recognition of his contributions and dedication to Caterpillar throughout his tenure with the company.

(2)
Taxes paid on behalf of employee related to aircraft usage ($2,712) and financial counseling ($6,890).

(3)
Mr. Levenick was an International Service Employee (ISE) based in Japan until his return to the U.S. in July 2004. Amounts in 2002 and 2003 include various foreign service allowances typically paid by the company on behalf of ISEs, including allowances for cost of living, housing, foreign service premiums, and for that portion of his foreign and U.S. taxes attributable to employment as an ISE for the company. Amount for 2004 includes the expenses noted for 2002 and 2003 plus relocation expenses associated with his move back to the United States, including a housing appreciation allowance, an international service premium, moving expenses, and costs associated with a search for a new house. These allowances are intended to ensure that our ISEs are in the same approximate financial position as they would have been if they lived in their home country during the time of their service as ISEs.

(4)
Consists of restricted shares issued pursuant to the restricted stock award program established in December 2000. In 2004, 3,000 shares were awarded to D.R. Oberhelman. The fair market value of Caterpillar stock at the time of the award was $79.27. As of December 31, 2004, the number and value of all restricted stock held by named executives was: D. R. Oberhelman—5,333 shares ($520,421); G. R. Vittecoq—950 equivalent shares ($92,706); and S. H. Wunning—2,333 shares ($227,666). Caterpillar's average stock price on December 31, 2004 ($97.585 per share) was used to determine the value of restricted stock. Dividends are paid on this restricted stock.

(5)
Consists of cash payments pursuant to the long-term cash performance plan in 2005, with respect to performance over a three year plan cycle from 2002-2004 ending on December 31, 2004. The last payout under the long-term incentive plan occurred in 2001 for performance over the three year plan cycle of 1998-2000.

(6)
Consists of matching company contributions for the Caterpillar 401(k) Plan and supplemental employees' investment plans, respectively, of J. W. Owens—($12,300/$89,003); G. A. Barton—($6,300/$97,704); S. L. Levenick—($12,300/$17,535); D. R. Oberhelman— ($12,300/$54,534); G. L. Shaheen—($12,300/$68,162); S. H. Wunning—($12,300/$42,206); and of matching contributions for G. R. Vittecoq ($27,168) in a foreign employees' investment plan.

(7)
Dollar amounts for Mr. Vittecoq are based on compensation in Swiss Francs converted to U.S. dollars using the exchange rate in effect on December 31st of each year. The 2004 numbers reflect a ten percent appreciation in the Swiss Franc against the U.S. Dollar from the rate in effect on December 31, 2003.

Option Grants in 2004

	Individual Grants
		% of Total Options Granted to Employees In Fiscal Year 2004(2)			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Securities Underlying Options Granted(1)
			Exercise Price Per Share
Name				Expiration Date
					5%	10%
J. W. Owens	230,000	2.59	$77.255	06/08/14	$11,174,550	$28,318,750
G. A. Barton	—	N/A	N/A	N/A	N/A	N/A
S. L. Levenick	63,000.71		77.255	06/08/14	3,060,855	7,756,875
D. R. Oberhelman	70,000.79		77.255	06/08/14	3,400,950	8,618,750
G. L. Shaheen	70,000.79		77.255	06/08/14	3,400,950	8,618,750
G. R. Vittecoq	63,000.71		77.255	06/08/14	3,060,855	7,756,875
S. H. Wunning	63,000.71		77.255	06/08/14	3,060,855	7,756,875
Executive Group(2)	1,339,100	15.06	77.255	06/08/14	65,060,174	164,876,688
All Stockholders(4)	N/A	N/A	N/A	N/A	16,646,212,426	42,185,137,489
Executive Group Gain as % of all Stockholder Gain	N/A	N/A	N/A	N/A	.39%	.39%

(1)
The 2004 grant cliff vested on December 31, 2004. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. Options granted to certain employees that are vested and not incentive stock options may be transferred to certain permitted transferees.

(2)
In 2004, options for 8,942,733 shares were granted to employees and directors as follows: Executive Group—1,339,100; non-employee directors—52,000; and all others 7,551,633. The Executive Group represents 34 officers.

(3)
The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $125.84 and $200.38, respectively.

(4)
For "All Stockholders" the potential realizable value is calculated from $77.255, the average price of common stock on June 8, 2004, multiplied by the outstanding shares of common stock on that date.

Aggregated Option/SAR Exercises in 2004,
and 2004 Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 2004 Year-End(3)
					Value of Unexercised In-the-Money Options/ SARs at 2004 Year-End(2)
Name	Shares Acquired on Exercise(1)	Value Realized(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
J. W. Owens	N/A	N/A	602,001	66,999	$22,554,259	$2,973,646
G. A. Barton	205,465	$8,559,553	796,601	—	34,028,422	—
S. L. Levenick	7,934	321,881	153,186	27,000	5,554,628	1,201,230
D. R. Oberhelman	N/A	N/A	250,988	66,999	9,788,783	2,973,646
G. L. Shaheen	6,354	277,282	282,602	66,999	10,478,831	2,973,646
G. R. Vittecoq	N/A	N/A	168,564	27,000	6,434,352	1,201,230
S. H. Wunning	N/A	N/A	182,060	28,000	6,876,845	1,248,100

(1)
Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax-withholding requirements. The amounts provided are gross amounts absent netting for shares surrendered.

(2)
Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

(3)
Numbers presented have not been reduced to reflect any transfers of options by the named executives.

Long-Term Incentive Plans/Awards in 2004

Estimated Future Payouts under Non-Stock Price-Based Plans(1)
Name	Performance or Other Period Until Maturation or Payout
		Threshold	Target	Maximum
J. W. Owens Chairman and CEO	2004-2006 2003-2005	$823,968 729,555	$1,647,936 1,459,110	$2,471,904 2,188,665
G. A. Barton Retired Chairman and CEO	2004-2006 2003-2005	28,000 364,000	56,000 728,000	84,000 1,092,000
S. L. Levenick Group President	2004-2006 2003-2005	284,176 265,643	568,351 531,285	852,527 796,928
D. R. Oberhelman Group President	2004-2006 2003-2005	328,123 328,123	656,246 571,208	984,369 856,813
G. L. Shaheen Group President	2004-2006 2003-2005	364,877 364,877	729,754 729,754	1,094,631 1,094,631
G. R. Vittecoq Group President	2004-2006 2003-2005	409,295 383,308	818,590 766,881	1,227,885 1,149,924
S. H. Wunning Group President	2004-2006 2003-2005	291,898 273,365	583,796 546,729	875,694 820,094

(1)
Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and Caterpillar's achievement of specified performance levels (profit per share and return on equity for the 2003 - 2005 and 2004 - 2006 cycles) over the three-year period. The threshold amount will be earned if 50% of the targeted performance level is achieved. The target amount will be earned if 100% of the targeted performance level is achieved. The maximum award amount will be earned at 150% of targeted performance level. Base salary levels for 2004 were used to calculate the estimated dollar value of future payments under both cycles.

Pension Plan Table

	Years of Service
Remuneration
	15	20	25	30	35
$500,000	112,500	150,000	187,500	225,000	262,500
550,000	123,750	165,000	206,250	247,500	288,750
650,000	146,250	195,000	243,750	292,500	341,250
750,000	168,750	225,000	281,250	337,500	393,750
850,000	191,250	255,000	318,750	382,500	446,250
950,000	213,750	285,000	356,250	427,500	498,750
1,100,000	247,500	330,000	412,500	495,000	577,500
1,400,000	315,000	420,000	525,000	630,000	735,000
1,600,000	360,000	480,000	600,000	720,000	840,000
1,950,000	438,750	585,000	731,250	877,500	1,023,750
2,500,000	562,500	750,000	937,000	1,125,000	1,312,500
2,750,000	618,750	825,000	1,031,250	1,237,500	1,443,750
3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000

        The compensation covered by the pension program is based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 2004, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: J. W. Owens—32 years; G. A. Barton—35 years*; S. L. Levenick—27 years; D. R. Oberhelman—29 years; G. L. Shaheen—35 years*; G. R. Vittecoq—29 years**; and S. H. Wunning—31 years. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts. In addition, Group President Richard L. Thompson retired on July 1, 2004 with the maximum 35 years of service under the pension plan pursuant to an agreement between the company and Mr. Thompson to credit him with 14 additional years of service in exchange for his commitment to remain with the company through the year of his 65th birthday.

*
Although Mr. Barton and Mr. Shaheen have accumulated more than 35 years of service with the company, amounts payable under the plan are based on a maximum of 35 years of service.

**
Mr. Vittecoq is covered by the pension plan of a subsidiary of the company which is intended to provide benefits comparable to those under the company's pension program. There are no material differences between Mr. Vittecoq's pension plan benefits and those disclosed in the table.

PROPOSAL 2—Ratification of Independent Registered Public Accounting Firm

        The board seeks an indication from stockholders of their approval or disapproval of the Audit Committee's appointment of PricewaterhouseCoopers LLP (PricewaterhouseCoopers) as Independent Registered Public Accounting Firm (auditors) for 2005.

        PricewaterhouseCoopers has been our auditors since 1925, and no relationship exists other than the usual relationship between auditors and client.

        If the appointment of PricewaterhouseCoopers as auditors for 2005 is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2005 will stand, unless the Audit Committee finds other good reason for making a change.

        Representatives of PricewaterhouseCoopers will be available to respond to questions at the annual meeting of stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSAL 2.

Proposal 3—Stockholder Proposal re: Rights Plan and Caterpillar Response

        Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

        RESOLVED, The shareholders of our company request our Board of Directors to redeem any active poison pill, unless such active poison pill is approved by the affirmative vote of holders of a majority of shares present and voting as a separate ballot item, to be held as soon as may be practicable.

Supporting Statement of Proponent

55% yes-vote

        This topic won an impressive level of support at our company—55% yes-vote in 2004 based on yes and no votes. Our shareholder level of support ranged from 48% to 50.8% in 2000, 2001, 2002 and 2003. The Corporate Secretary can provide the email address of the proponent upon request.

        The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This topic also won a 61% yes-vote at 50 major companies in 2004.

Pills Entrench Current Management

        "They [poison pills] entrench the current management, even when it's doing a poor job. They [poison pills] water down shareholders' votes and deprive them of a meaningful voice in corporate affairs." From "Take on the Street" by Arthur Levitt, SEC Chairman, 1993-2001, page 215

Poison Pill Negative

        "That's the key negative of poison pills—instead of protecting investors, they can also preserve the interests of management deadwood as well." Source: Morningstar.com, Aug. 15, 2003

The Potential of a Tender Offer Can Motivate Our Directors

        Hectoring directors to act more independently is a poor substitute for the bracing possibility that shareholders could sell the company out from under its present management. Source: Wall Street Journal, Feb. 24, 2003

Like a Dictator

        "[Poison pill) That's akin to the argument of a benevolent dictator, who says, 'Give up more of your freedom and I'll take care of you."' T.J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

Progress Begins with a First Step

        I believe that it is important to take at least the above RESOLVED statement to improve our corporate governance standards since our 2004 governance standards were not impeccable. For instance in 2004 it was reported:

  •
  Directors were accountable for shareholder election only once in 3-years.

  •
  Directors were allowed to hold up to 10 director seats—over-extension concern.

  •
  To make certain key changes shareholders must cast a 75% vote—entrenchment concern.

  •
  Our company did not have a Lead Director or independent Chairman.

  •
  2003 CEO pay was independently reported as $11 million including stock option grants. Source: Executive PayWatch Database, http://www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm

  •
  Directors had a $1 million Charitable Award Program—conflict of interest concern.

        The above slate of sub-par practices reinforce the reason to adopt the one RESOLVED statement at the beginning of this proposal.

Stock Value

        I believe that if a poison pill makes our company difficult to sell—that our stock has less value.

Redeem or Vote Poison Pill
Yes on 3

Statement in Opposition to Proposal

        Our Shareholder Rights Plan does not, and is not intended to, prevent bidders from making offers to acquire the company at a price and on terms that would be in the best interests of all stockholders. Instead, the Shareholder Rights Plan is designed to protect stockholders against potential abuses during a takeover attempt. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and twotiered tender offers and creeping stock accumulation programs which do not treat all stockholders fairly and equally. We believe our Rights Plan provides our board with an additional degree of control in a takeover situation by allowing it to evaluate a takeover proposal in a rational manner to determine whether, in the exercise of its fiduciary duties, the board believes the proposed offer adequately reflects the value of the company and is in the interests of all stockholders.

        Boards have a fiduciary duty to act in the best interests of the stockholders. Our board is comprised (with one exception) entirely of independent outside directors. In the event of a takeover attempt triggering the Rights Plan, our board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of the stockholders.

        The economic benefits of a rights plan to stockholders have been validated in several studies. A February 2004 Corporate Governance Study commissioned by Institutional Shareholder Services (ISS) revealed that companies with strong takeover defenses—including shareholder rights plans—achieved:

  •
  Higher shareholder returns over three-, five- and ten-year periods;

  •
  Higher return on equity;

  •
  Higher return on sales;

  •
  Higher net profit margins;

  •
  Higher dividend payouts;

  •
  Higher dividend yields; and

  •
  Higher interest coverage and operating cash flow to liability ratios.

        These recent findings are consistent with what studies about shareholder rights plans have historically revealed. Georgeson & Company Inc.—a nationally recognized proxy solicitor and investor relations firm—analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. Their findings were as follows:

  •
  Premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

  •
  Rights plans contributed an additional $13 billion in shareholder value during the last five years and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

  •
  The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

  •
  Rights plans did not reduce the likelihood of a company becoming a takeover target.

        Georgeson's two pioneering "Poison Pill" Impact Studies in 1998 and a 1995 report from JP Morgan reached the same conclusions. For these reasons, plans similar to our Rights Plan have been adopted by a majority of the companies in the S&P 500 index.

        Supporting this empirical evidence, the Director of Corporate Programs at ISS has conceded that "companies with poison pills tend to get higher premiums on average than companies that don't have pills." Wall Street Journal, January 29, 1999.

        Stockholders have a justified interest in assuring that independent board members systematically review the Rights Plan to confirm whether its existence continues to provide value to the company and its stockholders. For this reason, in October 2002, the board approved an amendment to the company's Rights Plan to include a provision (commonly referred to as a TIDE provision) that requires a committee comprised solely of independent directors to review the Rights Plan at least every three years to consider whether the continuance of the Rights Plan is in the best interests of the company, its stockholders and any other relevant constituencies of the company. The committee conducted this review in 2003 and again in December 2004 and concluded that based on our directors' business experience and knowledge of Caterpillar and the industry in which it operates, the Caterpillar Shareholder Rights Plan continues to be in the company's and shareholders' best interest.

        Proponent's allegations regarding the company's governance practices are either demonstrably untrue or unsupported by the facts. Proponent alleges that "directors were allowed to hold up to 10 director seats." In fact, the board's Guidelines on Corporate Governance Issues—posted on the governance section of our website—specify that our Chairman may only serve on two other boards and other directors may serve on no more than five others. In addition, proponent references to our allegedly "subpar" governance practices ignores the fact that the company has a demonstrated history of strong governance practices. According to ISS, our corporate governance practices are in the top 17 percent of all the companies in our industry. Governance Metrics International (GMI)—a company specializing in rating companies' governance practices—examined hundreds of governance metrics (including the existence of a rights plan) and awarded the company a 9 (out of 10) rating. According to GMI, "a rating of 9 or higher is considered to be well above average," and puts Caterpillar in the top 7 percent of the 2,600 companies in its governance database.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

Proposal 4—Stockholder Proposal re: Code of Conduct and Caterpillar Response

        Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Supporting Statement of Proponent

WHEREAS;

        Caterpillar's Code of Worldwide Business Conduct states that "Caterpillar accepts the responsibilities of global citizenship" and recognizes that Caterpillar's "commitment to financial success must also take into account social, economic, political, and environmental priorities";

        The Code of Worldwide Business Conduct recognizes that "Caterpillar prospers not only by our customers' acceptance of our products and services, but also by the public's acceptance of our conduct";

        Through the Code of Worldwide Business Conduct Caterpillar has made a commitment to "respond to public inquiries... with prompt, courteous, honest answers";

        It is a matter of public record that since 1967, the Israeli government has used Caterpillar equipment, including specially modified D9 and D10 bulldozers to destroy over 7,000 buildings in the West Bank and Gaza Strip, leaving 50,000 men, women and children homeless;

        It is a matter of public record that since September 2000, the Israeli government has used Caterpillar equipment to destroy more than 3,000 homes, hundreds of public buildings and private commercial properties and vast areas of agricultural land;

        It is a matter of public record that the Israel Defense Forces (IDF) have used Caterpillar equipment to uproot hundreds of thousands of olive trees as well as orchards of dates, prunes, lemons and oranges causing widespread economic hardship and environmental degradation in rural areas of Palestine;

        Caterpillar's involvement in the above-described abuses has attracted the attention of the international community: Amnesty International has issued a call to Caterpillar to "take measures—within the company sphere of influence—to guarantee that its bulldozers are not used to commit human rights violations, including the destruction of homes, land and other properties" and the Office of the UN High Commissioner on Human Rights has written to the Caterpillar president that "allowing the delivery of your...bulldozers to the Israeli army...in the certain knowledge that they are being used for such action, might involve complicity or acceptance on the part of your company to actual and potential violations of human rights...";

        Public campaigns in the United States and Europe are advocating boycotts of Caterpillar industrial and consumer products;

        Spokesmen for Caterpillar, Inc. have acknowledged that Caterpillar is aware of the IDF's use of Caterpillar equipment to destroy civilian homes, infrastructure and agricultural resources but has, nevertheless, refused either to condemn these practices or to take actions necessary to halt the sale or transfer of Caterpillar equipment to the IDF;

Resolution Proposed by Stockholder

THEREFORE BE IT RESOLVED: The shareholders request that the Board of Directors appoint a committee of outside directors to issue a report, omitting proprietary information and prepared at reasonable cost, by October 1, 2005, addressing the following:

        The process for review and evaluation used to determine whether the sale (either directly or through intermediaries, including agencies of the United States government) of Caterpillar equipment to the IDF comports with Caterpillar's Code of Worldwide Business Conduct.

Statement in Opposition to Proposal

        Caterpillar shares the world's concern over unrest in the Middle East and we certainly have compassion for all those affected by the political strife. However, more than two million Caterpillar machines and engines are at work in virtually every country of the world each day. We have neither the legal right nor the means to police individual use of that equipment. We believe any comments on political conflict in the region are best left to our governmental leaders who have the ability to impact action and advance the peace process.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

PROPOSAL 5—Stockholder Proposal re: Report related to Global Pandemics and Caterpillar Response

        Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company's business strategy and its initiatives to date, and report to shareholders within six (6) months following the 2005 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement of Proponent

        We believe that HIV/AIDS, Tuberculosis (TB) and Malaria pose major risks to the long-term financial health of firms, like Caterpillar, that operate in emerging markets.

        The crisis of HIV/AIDS in Africa, with half of all global HIV/AIDS cases, is well known. UNAIDS—the joint United Nations AIDS program—reports life expectancy in much of southern Africa has declined by over half, to barely thirty years.

        New research also shows disturbing trends in Asian markets. 7.4 million people in Asia are living with HIV, says UNAIDS. India has the greatest number of people living with HIV in the world, says Richard Feachem, who runs the Global Fund to Fight AIDS-TB-Malaria. New infection rates in Asia are at alltime highs.

        Foreign Affairs reported in December 2002 that even moderate HIV pandemics in India and China may reduce per capita GNP by 2025 to virtually 2000 levels—wiping out a generation's worth of economic growth.

        In China, UNAIDS projects 10 million infections by 2010. Stephen Roach, Morgan Stanley's Chief Economist, wrote in June 2004 that "all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass."

        Standard Chartered Bank Group Chief Executive Mervyn Davies, in a 2004 World Economic Forum report, cautioned that "AIDS imposes a day-to-day economic 'tax' that compromises business productivity." Fims pay in increased health and benefit costs, decreased productivity, higher turnover, and other ways.

        Despite these warnings, the same report concluded "firms are not particularly active in combating HIV/AIDS" and "businesses appear to be making decisions based on a patchy assessment of the risks they face."

        Unfortunately, "most companies do not yet report appropriate data for investors to make informed decisions about the impact of HIV/AIDS," says a 2003 survey of corporations by UNAIDS. We believe, to date, our company's reporting has also been inadequate.

        In contrast to our company's performance, several large-cap firms make reporting on infectious diseases best practice. The Bill & Melinda Gates Foundation has funded an HIV/AIDS Resource Document at the Global Reporting Initiative.

        In 2004, Coca-Cola shareholders approved a resolution seeking such a report with 98% support. CocaCola's subsequent report notes "the moral and business imperatives are of equal importance" in responding to HIV/AIDS.

        Our experience with Coca-Cola and other leading companies demonstrates that these reports need not be onerous. In our opinion, shareholders must fully understand the threats posed by these diseases in order to make informed assessments of our company's value.

        We urge shareholders to vote FOR this resolution.

Statement in Opposition to Proposal

        At Caterpillar, we have demonstrated that we greatly respect the proponents' interests in the impact of diseases and health issues in emerging markets. Over the last few years, we have met with the proponents to discuss their concerns and the information sought by this proposal. However, we believe that the proposed study and report would not benefit current or potential victims of the diseases, nor would it benefit Caterpillar and its stockholders.

        The company's products bear no relationship to the health issues addressed by the proposal. Moreover, Caterpillar offers employees in emerging markets access to company-subsidized health benefits covering counseling, voluntary testing and treatment programs for HIV-AIDS. The company encourages employees to take advantage of the programs, which supplement government insurance.

        While Caterpillar feels a strong responsibility to its employees, we believe the report requested by the proponents is excessive and is not in the best interests of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

PROPOSAL 6—Stockholder Proposal re: Director Election and Caterpillar Response

        Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the company will provide the name, address and number of company securities held by the proponent of this stockholder proposal promptly upon receipt of a written or oral request.

Resolution Proposed by Stockholder

        RESOLVED: That the shareholders of Caterpillar, Inc. ("Company") hereby request that the Board of Directors initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Supporting Statement of Proponent

        Our Company is incorporated in Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Delaware law provides that a company's certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors "shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors."

        Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company's director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company's current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

        Under the Company's current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are "withheld" from that director nominee. So even if 99.99% of the shares "withhold" authority to vote for a candidate or all the candidates, a 0.01% "for" vote results in the candidate's election or re-election to the board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

        It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company's governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

        We urge your support of this important director election reform.

Statement in Opposition to Proposal

        The public stockholders of each of our primary competitors, as well as the public stockholders of almost all of the largest corporations in America, elect their boards of directors by plurality vote. This methodology is known to and understood by stockholders, and used by corporations that have been identified as leaders in corporate governance reforms. The rules governing plurality voting are well understood and a plurality voting system does not prevent stockholders from challenging and defeating board nominees. Therefore, your board recommends that you vote against this proposal.

        Your board believes that while conceptually the proposed approach is simple, implementation of the proposal would establish a potentially disruptive vote requirement that the board does not believe is "reasonable." For example, the proposal does not address what would happen if one or more candidates who are incumbent directors fail to receive a majority of the votes cast. Consistent with the provisions of the Delaware General Corporation Law, the company's bylaws provide that directors shall hold office from the date of their election until their successors have been elected and qualified. An incumbent director who did not receive a majority of the votes cast would nonetheless remain in office until such person's successor was elected and qualified, absent resignation or removal from the board. In the case of resignation or removal, the board has the right pursuant to the company's bylaws to fill the vacancy, or the position might remain vacant. These alternatives would not necessarily reflect the views of stockholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting. Adoption of the proposed majority vote standard could result in a less democratic process than the election of directors by plurality vote.

        In addition, the proposal may have the unintended consequence of unnecessarily increasing the cost of soliciting stockholder votes. The company may need to employ a proactive telephone solicitation, a second mailing or other vote-getting strategy to obtain the required vote. This proposal could also require that Caterpillar seek stockholder approval at a subsequent annual meeting to amend the company's bylaws to change the voting requirement. The end result may be increased spending by the company in routine elections. Your directors believe this would not be a good expenditure of stockholder funds.

        Caterpillar has a history of electing, by a plurality, strong and independent boards. In the past ten years, the average affirmative vote for the directors has been greater than 97 percent of the shares voted through the plurality process. Caterpillar's board is committed to good governance practices. The board does not believe, however, that instituting a vote requirement that decreases democracy and increases uncertainty furthers the company's demonstrated commitment to implementing best corporate governance practices.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

Other Matters

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis except:

  •
  One late Form 4 filing reporting a single transaction for W.A. Osborn;

  •
  One late Form 4 filing for each of the following: S. C. Banwart, J. B. Buda, S. A. Gosselin, D. M. Murphy, D. R. Olberhelman, M. R. Pflederer, G. L. Shaheen and R. L. Thompson. These late filings occurred due to an outside vendor's failure to include these individuals on a monthly report of contributions to the company's Deferred Employee Investment Plan (DEIP) until well after the required two business days to report these transactions had passed. The company made appropriate Form 4 filings on behalf of these individuals immediately upon discovering this error and met with the erring vendor to explain the importance of providing accurate and timely reporting in the future. Each of these late Form 4 filings reported a single transaction; and

  •
  One late filing for each of the following: R. L. Bussell, R. P. Lavin, R. R. Macier, D. R. Oberhelman and S. H. Wunning. These late filings occurred due to an internal clerical failure to report that shares had been automatically sold on behalf of the named individuals to cover required tax withholdings when some of their restricted stock became unrestricted. The company made appropriate Form 4 filings on behalf of these individuals immediately upon discovering this error and has implemented additional internal procedures to assure that this error is not repeated. Each of these late Form 4 filings reported a single transaction.

Stockholder Proposals for the 2006 Annual Meeting

        If you want to submit a proposal for possible inclusion in the company's 2006 Proxy Statement, our Corporate Secretary must receive it on or before November 3, 2005.

Matters Raised at the Meeting not Included in this Statement

        We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

        Under Caterpillar bylaws, a stockholder may bring a matter to vote upon at the annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting. If, however, less than 60 days notice of the meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

        Shareholders wishing to submit a question in advance of the annual meeting to be considered for a response during the annual meeting may do so by sending an email to the Corporate Secretary at Directors@CAT.com or by mail c/o the Corporate Secretary at 100 NE Adams Street, Peoria, Illinois 61629.

Solicitation

        Caterpillar is soliciting this proxy on behalf of its board of directors. This solicitation is being made by mail, but also may be made by telephone or in person. We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.

Stockholder List

        A stockholder list will be available for your examination during normal business hours at 100 NE Adams Street, Peoria, Illinois, at least ten days prior to the annual meeting and will also be available for examination at the annual meeting.

Revocability of Proxy

        You may revoke the enclosed proxy by filing a written notice of revocation with us or by submitting another executed proxy that is dated later.

Admission Ticket Request Procedure

Request Deadline

Ticket requests must include all information specified in the applicable table below and be submitted in writing and received by Caterpillar on or before March 30, 2005. No requests will be processed after that date.

Number of Tickets

Admission tickets will be limited to stockholders of record on February 14, 2005, and one guest, or a stockholder's authorized proxy representative.

To Submit Request

Submit requests by mail to James B. Buda, Corporate Secretary, 100 NE Adams Street, Peoria, IL 61629-7310 or by facsimile to (309) 675-6620. Ticket requests by telephone will not be accepted.

Verification

In all cases, record date share ownership must be verified at the meeting. Please bring valid photo identification to the meeting.

Authorized Proxy Representative

A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders

For ownership verification provide:

  •
  name(s) of stockholder

  •
  address

  •
  phone number

  •
  social security number and/or stockholder account number; or

  •
  a copy of your proxy card showing stockholder name and address

Also Include:

  •
  name of guest if other than stockholder

  •
  name of authorized proxy representative, if one appointed

  •
  address where tickets should be mailed and phone number

Beneficial Holders

For ownership verification provide:

  •
  a copy of your February brokerage account statement showing Caterpillar stock ownership as of the record date (2/14/05);

  •
  a letter from your broker, bank or other nominee verifying your record date (2/14/05) ownership; or

  •
  a copy of your brokerage account voting instruction card showing stockholder name and address

Also Include:

  •
  name of guest if other than stockholder

  •
  name of authorized proxy representative, if one appointed

  •
  address where tickets should be mailed and phone number

Exhibit A

CATERPILLAR INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
(adopted by the Board of Directors on October 13, 2004)

I.    PURPOSE AND GENERAL RESPONSIBILITIES

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities of the company's compliance with legal and regulatory requirements with respect to financial matters. It performs this function by:

  •
  serving as an independent and objective party to monitor the integrity of Caterpillar's financial statements, reporting process and internal control system;

  •
  reviewing and assessing audit efforts of Caterpillar's independent auditors and internal auditing department;

  •
  providing an avenue of open communication among Caterpillar's independent auditors, financial and senior management, internal auditing department, and Board of Directors;

  •
  directly appointing, retaining, compensating, evaluating and terminating the company's independent auditors;

  •
  reviewing the qualifications, independence and performance of the independent auditor;

  •
  reviewing the performance of the company's internal audit function; and

  •
  resolving disagreements, if any, between management and the independent auditor.

        In carrying out these responsibilities, the Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any investigation. The Audit Committee shall receive appropriate funding from the company, as determined in the Audit Committee's sole discretion, for payment of compensation for such outside legal, accounting or other advisors employed by the Audit Committee.

        While the Audit Committee has the responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Caterpillar's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations.

II.    COMPOSITION

The Audit Committee shall have a Chairman appointed by the Board of Directors. The Board may fill vacancies on the Committee and remove a member of the Committee at any time with or without cause. No member of the Audit Committee shall have a relationship to Caterpillar that may interfere with the exercise of their independent judgment, as such independence is defined by applicable laws and regulations and the New York Stock Exchange. In addition, Committee members shall meet the definition of an "outside director" within the meaning of Section 162(m) of the IRS Code of 1986, as amended. All members of the Audit Committee shall be financially literate as determined by the Board in its business judgment consistent with financial literacy guidelines adopted by the Board. At least one member of the Audit Committee must have accounting or related financial management expertise as determined by the Board in its business judgment.

        It is recommended that Audit Committee members not simultaneously serve on more than two other audit committees of public companies in addition to the company's audit committee. The Board shall determine whether a Committee member's simultaneous service on more than two other audit committees impairs the member's service to the company and disclose that determination in the company's proxy. All Audit Committee members shall advise the Chairman of the Board and the chairman of the Governance Committee before accepting membership on another audit committee.

III.    MEETING ATTENDANCE AND MINUTES

The Audit Committee shall meet at least six times a year or more frequently if circumstances dictate. Directors not on the Committee may attend meetings at their discretion. At least quarterly, the Audit Committee shall meet separately with the independent auditor and the Vice President for Corporate Auditing and Compliance in executive session. One-third of the Committee, but not less than two members, shall constitute a quorum for the transaction of business. Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all members of the Committee consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Committee. Members of the Committee may participate in a meeting through the use of conference telephone or similar communications equipment, as long as all members participating in such meeting can hear one another, and such participation shall constitute presence at such meetings.

        At each meeting of the Audit Committee, the following individuals, or their designated representative, shall be present: the Group President in charge of financial matters, Chief Financial Officer, Controller, General Counsel and Corporate Secretary, Vice President for Corporate Auditing and Compliance, and the engagement partner for the independent auditor. At the invitation of the Audit Committee Chairman, other members of management or outside consultants shall attend Audit Committee meetings. The Audit Committee shall provide the Board with regular reports of issues arising with respect to the quality and integrity of the company's financial statements, the company's compliance with legal and regulatory requirements, the performance and independence of the company's auditors and the performance of internal audit.

        The Chairman of the Committee shall review and approve the Committee minutes and they shall be filed with the Secretary of the company for retention with the records of the company. Copies of such minutes shall be presented to each Board member.

IV.    RESPONSIBILITIES AND DUTIES

  Audit Committee Charter

        The Audit Committee shall review this charter annually (or more frequently as circumstances require) for adequacy and recommend to the Board any necessary changes. Should necessary charter changes come to the Audit Committee's attention prior to a scheduled review, such changes may be recommended to the Board prior to the review.

  Independent Auditor

        It is understood that the independent auditor is ultimately accountable to the Audit Committee. In that regard, the Audit Committee has the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.

        At least annually (or more frequently as circumstances require), the Audit Committee shall review a formal written statement from the independent auditor delineating all relationships between the independent auditor and Caterpillar and discuss with the independent auditor all significant relationships the independent auditor has with Caterpillar to determine its independence and objectivity. Any necessary action resulting from that review shall be recommended to the Board by the Audit Committee.

        At least annually (or more frequently as circumstances require), the Audit Committee shall review a report of the independent auditor describing the firm's internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

        In connection with its continual assessment of the independence of the independent auditor, the Audit Committee shall pre-approve the retention of the independent auditor for any significant nonaudit service and any fee for such service.

        The Audit Committee views updates on emerging accounting and auditing issues as critical to its function. In this regard, the independent auditor and management shall provide updates on emerging accounting and auditing issues, as well as an assessment of their potential impact on Caterpillar, on a timely basis throughout the year. Additionally, the independent auditor and management shall at least annually (or more frequently as circumstances require) provide an analysis of the company's critical accounting policies.

        The Audit Committee shall also develop and implement hiring policies for employees or former employees of the independent auditors.

  Internal Controls

        At least annually (or more frequently as circumstances require), the Audit Committee shall review with the independent auditor and management personnel the adequacy and effectiveness of Caterpillar's accounting, financial and other internal controls (including a review of any reports or communications required by or referred to in Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards 90), and elicit any recommendations for improvement of existing controls or the addition of new or more detailed controls.

  Report of Accounting, Internal Controls or Audit Complaints

        The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints from company employees on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by employees regarding questionable accounting or auditing matters.

  Financial Reporting Process

  Annual Process

        In February of each year, the Audit Committee shall review with the independent auditor and management Caterpillar's annual audited financial statements and related financial disclosures including disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." As a result of that review, the Audit Committee shall recommend to the Board whether the audited financials and related disclosures should be included in Caterpillar's Annual Report on Form 10-K and the Annual Report to Shareholders as reflected in the Appendix to Caterpillar's annual Proxy Statement. In connection with that review:

  •
  the independent auditor shall report on its completion of the annual audit, any significant issues arising, any audit problems or difficulties encountered, management's response to any problems or difficulties, and whether it intends to issue an unqualified opinion on the financials;

  •
  the independent auditor shall express its judgment regarding the quality and appropriateness of Caterpillar's accounting principles as they apply to its financial reporting;

  •
  management shall review the annual consolidated financial statements with the Audit Committee, discussing significant changes from the previous year and the impact of any new accounting pronouncements;

  •
  the Audit Committee shall consider any significant changes to Caterpillar's auditing and accounting practices as suggested by the independent auditor or management;

  •
  the Audit Committee shall review separately with management, the internal audit staff and the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information; and

  •
  the Audit Committee shall review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as previously approved by the Audit Committee, have been implemented.

        Throughout the year, both the independent auditor and Vice President for Corporate Auditing and Compliance shall describe their audit plans (in terms of scope and procedures to be used) for the year and the progress of those plans to date.

  Quarterly Process—Earnings Releases

        Prior to the issuance of each quarterly earnings release, the Committee shall review the release, including the financial information and earnings guidance provided to analysts and rating agencies, if any.

  Quarterly Process—Forms 10-Q

        Prior to each Form 10-Q filing by Caterpillar, the Audit Committee shall review with the independent auditor any significant issues arising in the independent auditor's SAS 71 review of the quarterly financial statements and related disclosures.

  Annual Audit Committee Report

        Annually, the Audit Committee shall review and approve for inclusion in Caterpillar's annual Proxy Statement a "Report of the Audit Committee," containing information required under Securities & Exchange Commission rules.

  Report of Significant Litigation and Regulatory Matters

        At least at each October Audit Committee meeting (or more frequently as circumstances require), the Corporate Secretary and General Counsel shall discuss with the Audit Committee any significant litigation or regulatory matters outstanding involving Caterpillar. If significant litigation or regulatory matters arise during the year outside of a regularly scheduled report, those matters shall be brought to the attention of the Audit Committee at its next regularly scheduled meeting.

  Additional Areas of Review

        The Audit Committee may participate in other areas of review as designated by the Board, including, but not limited to, the following:

        Risk and Risk Management—At least annually (or more frequently as circumstances require), the Audit Committee shall review the company's policies with respect to risk assessment and risk management, including the company's major financial risk exposures and steps taken to monitor and control such exposures.

        Senior Officer Expenses—At least annually (or more frequently as circumstances require), the Audit Committee shall review the expenses of the senior officers of Caterpillar through the level of Group President.

        Transactions with Management—The Audit Committee shall review past or proposed transactions between Caterpillar, members of management, directors, and associates of directors.

        Information Technology—The Audit Committee shall receive an annual report on the adequacy of Caterpillar's computerized information system controls and related security.

        Income Tax Matters—At least annually (or more frequently as circumstances require), the Audit Committee shall receive a report from Caterpillar's Director of Tax regarding certain income tax matters, including the status of income tax reserves and governmental tax audits.

        Derivative Securities—At least annually (or more frequently as circumstances require), the Audit Committee shall receive a report from the Chief Financial Officer on Caterpillar's use of derivative securities and compliance with the Derivative Policy of the Board.

        Caterpillar Financial Products Division Matters—At least annually (or more frequently as circumstances require), the Vice President in charge of Caterpillar Financial Products Division shall update the Audit Committee on that subsidiary's operations, including a discussion of financing and lending activities.

  Committee Evaluation

        The Audit Committee shall engage in a self-evaluation annually and report the results of that evaluation to the Chairman of the Governance Committee.

APPENDIX

CATERPILLAR INC.

GENERAL AND FINANCIAL INFORMATION

2004

TABLE OF CONTENTS

Management's Report on Internal Control Over Financial Reporting
Report of Independent Registered Public Accounting Firm
Consolidated Financial Statements and Notes
Five-year Financial Summary
Management's Discussion and Analysis (MD&A)
Overview
2004 Compared with 2003
Fourth Quarter 2004 Compared with Fourth Quarter 2003
Supplemental Information
2003 Compared with 2002
Glossary of Terms
Liquidity & Capital Resources
Critical Accounting Policies
Employment
Other Matters
Supplemental Consolidating Data
Outlook
Supplemental Stockholder Information
Directors and Officers

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING	Caterpillar Inc.

        The management of Caterpillar Inc. (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2004. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment we concluded that, as of December 31, 2004, the Company's internal control over financial reporting was effective based on those criteria.

        Our management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears on page A-4.

James W. Owens Chairman of the Board

David B. Burritt Chief Financial Officer
February 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CATERPILLAR INC.:

        We have completed an integrated audit of Caterpillar Inc.'s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying statements of consolidated financial position and the related statements of consolidated results of operations, changes in stockholders' equity and consolidated cash flow, including pages A-5 through A-34, present fairly, in all material respects, the financial position of Caterpillar Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing on page A-3, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Peoria, Illinois
February 24, 2005

STATEMENT 1
Consolidated Results of Operations for the Years Ended December 31
(Dollars in millions except per share data)

	2004	2003	2002
Sales and revenues:
Sales of Machinery and Engines	$28,336	$21,048	$18,648
Revenues of Financial Products	1,915	1,715	1,504

Total sales and revenues	30,251	22,763	20,152
Operating costs:
Cost of goods sold	22,420	16,945	15,146
Selling, general and administrative expenses	3,072	2,470	2,094
Research and development expenses	928	669	656
Interest expense of Financial Products	520	470	521
Other operating expenses	578	521	411

Total operating costs	27,518	21,075	18,828

Operating profit	2,733	1,688	1,324
Interest expense excluding Financial Products	230	246	279
Other income (expense)	204	35	69

Consolidated profit before taxes	2,707	1,477	1,114
Provision for income taxes	731	398	312

Profit of consolidated companies	1,976	1,079	802
Equity in profit (loss) of unconsolidated affiliated companies	59	20	(4)

Profit	$2,035	$1,099	$798

Profit per common share	$5.95	$3.18	$2.32
Profit per common share—diluted(1)	$5.75	$3.13	$2.30
Weighted-average common shares outstanding (millions)
—Basic	342.3	345.2	344.0
—Diluted(1)	353.7	351.4	346.9
Cash dividends declared per common share	$1.60	$1.44	$1.40

(1)
Diluted by assumed exercise of stock options, using the treasury stock method.

See accompanying Notes to Consolidated Financial Statements.

STATEMENT 2
Changes in Consolidated Stockholders' Equity for the Years Ended December 31
(Dollars in millions)

	2004		2003		2002
Common stock:
Balance at beginning of year	$1,059		$1,034		$1,043
Shares issued from treasury stock	172		25		(9)

Balance at year-end	1,231		1,059		1,034

Treasury stock:
Balance at beginning of year	(2,914)		(2,669)		(2,696)
Shares issued: 2004—6,108,309; 2003—4,956,973; 2002—878,623	176		160		27
Shares repurchased: 2004—6,933,400; 2003—5,450,000	(539)		(405)		—

Balance at year-end	(3,277)		(2,914)		(2,669)

Profit employed in the business:
Balance at beginning of year	8,450		7,849		7,533
Profit	2,035	$2,035	1,099	$1,099	798	$798
Dividends declared	(548)		(498)		(482)

Balance at year-end	9,937		$8,450		7,849

Accumulated other comprehensive income:
Foreign currency translation adjustment:
Balance at beginning of year	348		86		(17)
Aggregate adjustment for year	141	141	262	262	103	103

Balance at year-end	489		348		86

Minimum pension liability adjustment—consolidated companies:
Balance at beginning of year (net of tax of: 2004—$460; 2003—$383; 2002—$82)	(934)		(771)		(161)
Aggregate adjustment for year (net of tax of: 2004—$25; 2003—$77; 2002—$301)	(59)	(59)	(163)	(163)	(610)	(610)

Balance at year-end (net of tax of: 2004—$485; 2003—$460; 2002—$383)	(993)		(934)		(771)

Minimum pension liability adjustment—unconsolidated companies:
Balance at beginning of year	(48)		(37)		(41)
Aggregate adjustment for year	—	—	(11)	(11)	4	4

Balance at year-end	(48)		(48)		(37)

Derivative financial instruments:
Balance at beginning of year (net of tax of: 2004—$54; 2003—$5; 2002—$17)	104		11		(26)
Gains deferred during year (net of tax of: 2004—$48; 2003—$29; 2002—$10)	90	90	53	53	15	15
(Gains)/losses reclassified to earnings during year (net of tax of: 2004—$44; 2003—$20; 2002—$11)	(84)	(84)	40	40	22	22

Balance at year-end (net of tax of: 2004—$58; 2003—$54; 2002—$4)	110		104		11

Available-for-sale securities:
Balance at beginning of year (net of tax of: 2004—$7; 2003—$17; 2002—$13)	13		(31)		(24)
Gains/(losses) deferred during year (net of tax of: 2004—$3; 2003—$12; 2002—$16)	6	6	23	23	(29)	(29)
(Gains)/losses reclassified to earnings during year (net of tax of: 2004—$1; 2003—$11; 2002—$12)	(1)	(1)	21	21	22	22

Balance at year-end (net of tax of: 2004—$10; 2003—$7; 2002—$17)	18		13		(31)

Total accumulated other comprehensive income	(424)		(517)		(742)

Comprehensive income		$2,128		$1,324		$325

Stockholders' equity at year-end	$7,467		$6,078		$5,472

See accompanying Notes to Consolidated Financial Statements.

STATEMENT 3
Consolidated Financial Position at December 31
(Dollars in millions)

	2004	2003	2002
Assets
Current assets:
Cash and short-term investments	$445	$342	$309
Receivables—trade and other	7,616	4,025	3,192
Receivables—finance	6,510	5,508	5,066
Retained interests in securitized trade receivables	—	1,550	1,145
Deferred and refundable income taxes	398	707	781
Prepaid expenses	1,369	1,424	1,224
Inventories	4,675	3,047	2,763

Total current assets	20,856	16,603	14,480
Property, plant and equipment—net	7,682	7,251	7,009
Long-term receivables—trade and other	764	510	433
Long-term receivables—finance	8,575	7,394	6,347
Investments in unconsolidated affiliated companies	517	800	747
Deferred income taxes	674	616	711
Intangible assets	315	239	281
Goodwill	1,450	1,398	1,402
Other assets	2,258	1,895	1,295

Total assets	$43,091	$36,706	$32,705

Liabilities
Current liabilities:
Short-term borrowings:
—Machinery and Engines	$93	$72	$64
—Financial Products	4,064	2,685	2,111
Accounts payable	3,990	2,568	1,790
Accrued expenses	1,847	1,638	1,620
Accrued wages, salaries and employee benefits	1,730	1,802	1,779
Customer advances	555	305	259
Dividends payable	141	127	120
Deferred and current income taxes payable	259	216	70
Long-term debt due within one year:
—Machinery and Engines	6	32	258
—Financial Products	3,525	2,949	3,654

Total current liabilities	16,210	12,394	11,725
Long-term debt due after one year:
—Machinery and Engines	3,663	3,603	3,581
—Financial Products	12,174	10,943	8,193
Liability for postemployment benefits	2,986	3,172	3,333
Deferred income taxes and other liabilities	591	516	401

Total liabilities	35,624	30,628	27,233

Stockholders' equity
Common stock of $1.00 par value:
Authorized shares: 900,000,000 Issued shares (2004, 2003 and 2002—407,447,312) at paid-in amount	1,231	1,059	1,034
Treasury stock (2004—64,510,363 shares; 2003—63,685,272 shares; and 2002—63,192,245 shares) at cost	(3,277)	(2,914)	(2,669)
Profit employed in the business	9,937	8,450	7,849
Accumulated other comprehensive income	(424)	(517)	(742)

Total stockholders' equity	7,467	6,078	5,472

Total liabilities and stockholders' equity	$43,091	$36,706	$32,705

See accompanying Notes to Consolidated Financial Statements.

STATEMENT 4
Consolidated Statement of Cash Flow for the Years Ended December 31
(Millions of dollars)

	2004	2003	2002
Cash flow from operating activities:
Profit	$2,035	$1,099	$798
Adjustments for non-cash items:
Depreciation and amortization	1,397	1,347	1,220
Other	(113)	(69)	350
Changes in assets and liabilities:
Receivables—trade and other (see non-cash item below)	(7,616)	(8,115)	(6,323)
Inventories	(1,391)	(286)	162
Accounts payable and accrued expenses	1,457	542	97
Other—net	240	(129)	(266)

Net cash used for operating activities	(3,991)	(5,611)	(3,962)

Cash flow from investing activities:
Capital expenditures—excluding equipment leased to others	(926)	(682)	(728)
Expenditures for equipment leased to others	(1,188)	(1,083)	(1,045)
Proceeds from disposals of property, plant and equipment	673	761	561
Additions to finance receivables	(8,930)	(6,868)	(5,933)
Collections of finance receivables	6,216	5,251	4,569
Proceeds from sale of finance receivables	700	661	613
Collections of retained interests in securitized trade receivables	5,722	7,129	5,917
Investments and acquisitions (net of cash acquired)	(290)	(268)	(294)
Proceeds from sale of partnership investment	290	—	—
Other—net	(190)	(17)	(40)

Net cash provided by investing activities	2,077	4,884	3,620

Cash flow from financing activities:
Dividends paid	(534)	(491)	(481)
Common stock issued, including treasury shares reissued	317	157	10
Treasury shares purchased	(539)	(405)	—
Proceeds from long-term debt issued:
—Machinery and Engines	9	128	248
—Financial Products	5,079	5,506	3,889
Payments on long-term debt:
—Machinery and Engines	(35)	(463)	(225)
—Financial Products	(2,973)	(3,774)	(3,114)
Short-term borrowings—net	550	87	(102)

Net cash provided by financing activities	1,874	745	225

Effect of exchange rate changes on cash	143	15	26

Increase (decrease) in cash and short-term investments	103	33	(91)
Cash and short-term investments at beginning of period	342	309	400

Cash and short-term investments at end of period	$445	$342	$309

  All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

  Non-cash operating and investing activities:
          Trade receivables of $6,786 million, $7,534 million and $6,278 million were exchanged for retained interests in securitized trade receivables in 2004, 2003 and 2002, respectively. See Note 2 on page A-12 for further discussion.

See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Operations and summary of significant accounting policies

A. Nature of operations

We operate in three principal lines of business:

(1)   Machinery—A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

(2)   Engines—A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,200 to 20,500 horsepower (900 to 15 000 kilowatts).

(3)   Financial Products—A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an active investor in independent power projects using Caterpillar power generation equipment and services.

Our Machinery and Engines operations are highly integrated. Throughout the Notes, Machinery and Engines represents the aggregate total of these principal lines of business.

Our products are sold primarily under the brands "Caterpillar," "Cat," "Solar Turbines," "MaK," "Perkins," "FG Wilson" and "Olympian."

We conduct operations in our Machinery and Engines lines of business under highly competitive conditions, including intense price competition. We place great emphasis on the high quality and performance of our products and our dealers' service support. Although no one competitor is believed to produce all of the same types of machines and engines that we do, there are numerous companies, large and small, which compete with us in the sale of each of our products.

Machines are distributed principally through a worldwide organization of dealers (dealer network), 53 located in the United States and 145 located outside the United States. Worldwide, these dealers serve 178 countries and operate 3,324 places of business, including 1,437 dealer rental outlets. Reciprocating engines are sold principally through the dealer network and to other manufacturers for use in products manufactured by them. Some of the reciprocating engines manufactured by Perkins are also sold through a worldwide network of 170 distributors located in 150 countries. Most of the electric power generation systems manufactured by FG Wilson are sold through a worldwide network of 250 dealers located in 170 countries. Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are the dealers' principal business. Turbines and large marine reciprocating engines are sold through sales forces employed by Solar and MaK, respectively. Occasionally, these employees are assisted by independent sales representatives.

Manufacturing activities of the Machinery and Engines lines of business are conducted in 40 plants in the United States; nine in the United Kingdom; eight in Italy; five in Mexico; four in China; three each in France, India and Northern Ireland; two each in Australia, Germany, Brazil, and Japan; and one each in Belgium, Canada, Hungary, Indonesia, The Netherlands, Poland, Russia, South Africa and Switzerland. Thirteen parts distribution centers are located in the United States and twelve are located outside the United States.

The Financial Products line of business also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We emphasize prompt and responsive service to meet customer requirements and offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. Financial Products activity is conducted primarily in the United States, with additional offices in Asia, Australia, Canada, Europe and Latin America.

See Note 2 on page A-12 for discussion of the reclassification of certain receivables and related cash flows.

B. Basis of consolidation

The financial statements include the accounts of Caterpillar Inc. and its subsidiaries. Investments in companies that are owned 20% to 50% or are less than 20% owned and for which we have significant influence are accounted for by the equity method (see Note 11 on page A-18). We consolidate all variable interest entities where Caterpillar Inc. is the primary beneficiary.

Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation. These reclassifications had no impact on operating profit.

In the second quarter of 2003, we revised our policy regarding the classification of certain costs related to distributing replacement parts. Previously, these costs had been included in selling, general and administrative expenses and now are included in cost of goods sold. This classification is more consistent with industry practice. The parts distribution costs include shipping and handling (including warehousing) along with related support costs such as information technology, purchasing and inventory management. Prior period amounts have been revised to conform to the new classification. In 2003 and 2002, the amounts reclassified from selling, general and administrative expenses to cost of goods sold were $443 million and $437 million, respectively.

C. Sales and revenue recognition

Sales of Machinery and Engines are recognized when title transfers and the risks and rewards of ownership have passed to customers or independently owned and operated dealers.

Our standard invoice terms are established by marketing region. When a sale is made to a dealer, the dealer is responsible for payment even if the product is not sold to an end customer and must make payment within the standard terms to avoid interest costs. Interest at or above prevailing market rates is charged on any past due balance. Our policy is to not forgive this interest. In 2004,

2003 and 2002, terms were extended to not more than one year for $15 million, $54 million and $193 million of receivables, respectively. For 2004 and 2003, these amounts represent less than 1% of consolidated sales. For 2002, this amount represents approximately 1% of consolidated sales.

Sales with payment terms of two months or more were as follows:

	2004		2003		2002
Payment Terms (months)	Sales	Percent of Sales	Sales	Percent of Sales	Sales	Percent of Sales
	(Dollars in millions)
2	$96	0.3%	$116	0.6%	$62	0.3%
3	175	0.6%	27	0.1%	118	0.6%
4	117	0.4%	28	0.1%	11	0.1%
5	750	2.6%	594	2.8%	447	2.4%
6	6,172	21.9%	4,104	19.5%	3,503	18.8%
7-12	831	2.9%	671	3.2%	465	2.5%

	$8,141	28.7%	$5,540	26.3%	$4,606	24.7%

We establish a bad debt allowance for Machinery and Engines receivables when it becomes probable that the receivable will not be collected. Our allowance for bad debts is not significant. No significant write-offs of Machinery and Engines receivables were made during 2004, 2003 or 2002.

Revenues of Financial Products represent primarily finance and lease revenues of Cat Financial. Finance revenues are recognized over the term of the contract at a constant rate of return on the scheduled uncollected principal balance. Lease revenues are recognized in the period earned. Recognition of income is suspended when collection of future income is not probable. Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed. Cat Financial provides wholesale inventory financing to dealers. Please refer to Note 7 on page A-16 for more information.

D. Inventories

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The value of inventories on the LIFO basis represented about 80% of total inventories at December 31, 2004, 2003 and 2002.

If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,124 million, $1,863 million and $1,977 million higher than reported at December 31, 2004, 2003 and 2002, respectively.

E. Securitized receivables

When retail finance receivables are securitized, we retain interest in the receivables in the form of interest-only strips, servicing rights, cash reserve accounts and subordinated certificates. Gains or losses on the securitization are dependent on the purchase price being allocated between the carrying value of the securitized receivables and the retained interests based on their relative fair value. We estimate fair value based on the present value of future expected cash flows using key assumptions for credit losses, prepayment speeds, forward yield curves and discount rates. Please refer to Note 8 on Page A-17 for more information.

When trade receivables are securitized, we retain interests in the receivables in the form of certificates. The fair value of these certificated retained interests approximates carrying value due to their short-term nature. Please refer to Note 6 on Page A-16 for more information.

F. Depreciation and amortization

Depreciation of plant and equipment is computed principally using accelerated methods. Depreciation on equipment leased to others, primarily for Financial Products, is computed using the straight-line method over the term of the lease. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. In 2004, 2003 and 2002, Financial Products depreciation on equipment leased to others was $575 million, $527 million and $415 million, respectively, and was included in "Other operating expenses" in Statement 1. Amortization of purchased intangibles is computed using the straight-line method, generally not to exceed a period of 20 years. Accumulated amortization was $91 million, $44 million and $47 million at December 31, 2004, 2003 and 2002, respectively.

G. Foreign currency translation

The functional currency for most of our Machinery and Engines consolidated companies is the U.S. dollar. The functional currency for most of our Financial Products and equity basis companies is the respective local currency. Gains and losses resulting from the translation of foreign currency amounts to the functional currency are included in "Other income (expense)" in Statement 1. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in "Accumulated other comprehensive income" in Statement 3.

H. Derivative financial instruments

Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates and commodity prices. Our Risk Management Policy (policy) allows for the use of derivative financial instruments to prudently manage foreign currency exchange rate, interest rate and commodity price exposure. Our policy specifies that derivatives are not to be used for speculative purposes. Derivatives that we use are primarily foreign currency forward and option contracts, interest rate swaps and commodity forward and option contracts. Our derivative activities are subject to the management, direction and control of our financial officers. Risk management practices, including the use of financial derivative instruments, are presented to the Audit Committee of the board of directors at least annually.

All derivatives are recognized on the Consolidated Financial Position at their fair value. On the date the derivative contract is entered, we designate the derivative as (1) a hedge of the fair value of a recognized liability ("fair value" hedge), (2) a hedge of a forecasted transaction or the variability of cash flow to be paid ("cash flow" hedge), or (3) an "undesignated" instrument. Changes in the fair value of a derivative that is qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged liability that is attributable to the hedged risk, are recorded in current earnings. Changes in the fair value of a derivative that is qualified, designated and highly effective as a cash flow hedge are recorded in other comprehensive income until earnings are affected by the forecasted transaction or the variability of cash flow and are then reported in current earnings. Changes in the fair value of undesignated derivative instruments and the ineffective portion of designated derivative instruments are reported in current earnings.

We formally document all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions.

This process includes linking all derivatives that are designated as fair value hedges to specific liabilities on the Consolidated Financial Position and linking cash flow hedges to specific forecasted transactions or variability of cash flow.

We also formally assess, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, we discontinue hedge accounting prospectively, in accordance with Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). Please refer to Note 3 on pages A-13 to A-14 for more information on derivatives.

I. Impairment of available-for-sale securities

Available-for-sale securities are reviewed monthly to identify market values below cost of 20% or more. If a decline for a debt security is in excess of 20% for six months, the investment is evaluated to determine if the decline is due to general declines in the marketplace or if the investment has been impaired and should be written down to market value pursuant to Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). After the six-month period, debt securities with declines from cost in excess of 20% are evaluated monthly for impairment. For equity securities, if a decline from cost of 20% or more continues for a 12-month period, an other than temporary impairment is recognized without continued analysis.

J. Income taxes

The provision for income taxes is determined using the asset and liability approach for accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). Tax laws require items to be included in tax filings at different times than the items are reflected in the financial statements. A current liability is recognized for the estimated taxes payable for the current year. Deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Deferred taxes are adjusted for enacted changes in tax rates and tax laws. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

K. Estimates in financial statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair market values for goodwill impairment tests, and reserves for warranty, product liability and insurance losses, postemployment benefits, post-sale discounts, credit losses and income taxes.

L. New accounting standards

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (SFAS 151), "Inventory Costs an amendment of ARB No. 43, Chapter 4." SFAS 151 discusses the general principles applicable to the pricing of inventory. Paragraph 5 of ARB 43, Chapter 4 provides guidance on allocating certain costs to inventory. This Statement amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. As required by SFAS 151, we will adopt this new accounting standard on January 1, 2006. The adoption of SFAS 151 is not expected to have a material impact on our financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (SFAS 153), "Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29." SFAS 153 addresses the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 "Accounting for Nonmonetary Transactions" and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. As required by SFAS 153, we will adopt this new accounting standard effective July 1, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123R (SFAS 123R) "Share-Based Payment." SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also establishes fair value as the measurement method in accounting for share-based payments to employees. As required by SFAS 123R, we will adopt this new accounting standard effective July 1, 2005. We will transition to the new guidance using the modified prospective method. In anticipation of delaying vesting until three years after the grant date for future grants, the 2004 employee stock option grant (issued in June) fully vested on December 31, 2004. In order to better align our employee stock option program with the overall market, the number of options granted in 2005 (issued in February) was significantly reduced from the previous year. In response to this decrease, we elected to immediately vest the 2005 option grant. We expect the application of the expensing provisions of SFAS 123R will result in a pretax expense of approximately $20 million in the second half of 2005. As a result of the vesting decisions discussed above, a full complement of expense related to stock options will not be recognized in our results of operations until 2009. Based on the same assumptions used to calculate our 2004 stock option grant, we estimate our pretax expense associated with our stock option grants will range from $50 million in 2006 to $150 million in 2009.

M. Stock based compensation

We currently use the intrinsic value method of accounting for stock-based employee compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, no compensation expense is recognized in association with our options.

The fair value of the options granted in 2004 was estimated using the binomial option-pricing model. We believe this model more accurately reflects the value of the options than using the

Black-Scholes option-pricing model. Previous years grants continue to be valued using the Black-Scholes model. Please refer to Note 18 on page A-25 for additional information on our stock based compensation plans.

Pro forma net profit and profit per share using the binomial option-pricing model for the 2004 grant and the Black-Scholes option-pricing model for 2003 and previous grants were:

	Years ended December 31,
	2004	2003	2002
	(Dollars in millions except per share data)
Profit, as reported	$2,035	$1,099	$798
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(161)	(69)	(65)

Pro forma net income	$1,874	$1,030	733

Profit per share of common stock:
As reported:
Basic	$5.95	$3.18	$2.32
Diluted	$5.75	$3.13	$2.30
Pro forma:
Basic	$5.48	$2.98	$2.13
Diluted	$5.30	$2.93	$2.13

Pro forma net profit and profit per share in 2004 using the Black-Scholes option-pricing model would have been:

Years ended December 31, 2004
(Dollars in millions except per share data)
Profit, as reported	$2,035
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(202)

Pro forma net income	$1,833

Profit per share of common stock:
As reported:
Basic	$5.95
Diluted	$5.75
Pro forma:
Basic	$5.35
Diluted	$5.18

2. Reclassification of certain receivables and related cash flows

A. Consolidated financial position

Our Machinery and Engines operations generate trade receivables from the sale of inventory to dealers and customers. Certain of these receivables are sold to Cat Financial. Cat Financial holds the receivables and periodically securitizes a portion of the dealer receivables using a revolving securitization structure. Cat Financial's portion of the securitized trade receivables is represented by certificated retained interests. Cat Financial also generates wholesale inventory receivables from its direct financing of inventory purchases by dealers. Previously, the certificated retained interests as well as the wholesale inventory receivables were classified as Finance Receivables in our Consolidated Financial Position. In the fourth quarter of 2004, we reclassified the certificated retained interests from Finance Receivables to Retained Interests in Securitized Trade Receivables and the wholesale inventory receivables from Finance Receivables to Trade and Other Receivables in our Consolidated Financial Position. These changes were made to align the financial position with the cash flow changes discussed below.

B. Consolidated statement of cash flow

During the fourth quarter of 2004, the staff of the Securities and Exchange Commission expressed concern regarding the classifications of certain cash flows by companies with captive finance subsidiaries. As a result of this concern, management decided to make reclassifications to the 2003 and 2002 Consolidated Statements of Cash Flow as described below.

Securitized trade receivables

Previously, we reported an increase in cash flow from operating activities in the Consolidated Statement of Cash Flow when Machinery and Engines sold receivables to Cat Financial that were subsequently securitized. Concurrently, Cat Financial's entire purchase of these receivables was included in Additions to Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. The receivables were immediately securitized and the portion sold to a third party was included in Proceeds from Sale of Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. Subsequently, collection of the certificated retained interests was included in Collection of Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. This cash flow treatment followed our principal lines of business reporting, however, when we reported an increase in cash flow from operating activities and a corresponding outflow from investing activities there was no increase in cash on a consolidated basis from the sale of inventory to our dealers and customers.

        In the fourth quarter of 2004, we made a reclassification to eliminate the offsetting non-cash intercompany transactions in the Consolidated Statement of Cash Flow. In addition, we reclassified the proceeds from sale of trade receivables to operating activities. The reclassification properly classifies cash receipts from the sale of inventory as operating activities and reflects that these cash flows, although held and managed by Cat Financial, arise from our sale of Machinery and Engines inventory.

        The securitization structure mentioned above involves a securitization trust. During 2002 and 2003, the trust was a qualifying special purpose entity (QSPE) and thus, in accordance with Statement of Financial Accounting Standards No. 140 (SFAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", was not consolidated. (See Note 6 on page A-16 for discussion of the 2004 QSPE status of the trust.) When receivables were placed into the trust, we received cash for the portion sold to third party purchasers and the portion retained by Cat Financial was represented by certificated retained interests. Placing receivables into a securitization trust changes their nature and the receipt of certificated retained interests is considered a non-cash transaction. We have noted this non-cash transaction on the Consolidated Statement of Cash Flow and quantified the receivables decrease resulting from this transaction and thus excluded from operating activities. This reflects that certificated retained interests, not cash, were received for these sales. The certificated retained interests are considered held-to-maturity securities as defined by SFAS 115. SFAS 115 requires that collection of held-to-maturity securities be classified as an investing activity. We have therefore reclassified the collection of the certificated retained interests from Collection of Finance Receivables to Collections of Retained Interests in Securitized Trade Receivables within the investing activities section of the Consolidated Statement of Cash Flow. The impact of these changes is a significant reduction to cash flow from operating activities and a significant increase in cash flow from investing activities. This reflects that although inventory was sold, the nature of the receivable was changed to a security. The subsequent collection of that security is shown as an investing activity.

Wholesale inventory receivables

Previously, we reported an increase in cash flow from operating activities when a dealer remitted payment for a trade receivable that was subsequently financed with the issuance of a wholesale inventory receivable by Cat Financial. The issuance of a wholesale inventory receivable by Cat Financial was reported as an Addition to Finance Receivables in the Consolidated Statement of Cash Flow and the subsequent collection was reported as a Collection of Finance Receivables. Similar to securitized receivables, this cash flow treatment followed our principal lines of business reporting, however, when we reported an increase in cash flow from operating activities and a corresponding outflow from investing activities there was no increase in cash on a consolidated basis from the sale of inventory to our dealers and customers. We therefore eliminated the offsetting non-cash transaction in the Consolidated Statement of Cash Flow. In addition, we reclassified the collection of wholesale inventory receivables to operating activities. The reclassification properly classifies cash receipts from the sale of inventory as operating activities and reflects that these cash flows, although held and managed by Cat Financial, arise from our sale of Machinery and Engines inventory.

        These reclassifications had no impact on the Increase in Cash and Short-term Investments on the Statement of Consolidated Cash Flow.

        Prior amounts reported have been reclassified to conform to this presentation as follows:

	2003			2002
	Previous classification(1)	Change	As Reclassified	Previous classification(1)	Change	As Reclassified
	(Millions of dollars)
Consolidated Financial Position—Statement 3
Receivables—trade and other	$3,666	$359	$4,025	$2,838	$354	$3,192
Receivables—finance	7,417	(1,909)	5,508	6,565	(1,499)	5,066
Retained interests in securitized trade receivables	—	1,550	1,550	—	1,145	1,145
Long-term receivables—trade and other	82	428	510	66	367	433
Long-term receivables—finance	7,822	(428)	7,394	6,714	(367)	6,347
Consolidated Statement of Cash Flow—Statement 4
Receivables—trade and other	$(438)	$(7,677)	$(8,115)	$5	$(6,328)	$(6,323)
Net cash provided by (used for) operating activities	2,066	(7,677)	(5,611)	2,366	(6,328)	(3,962)
Additions to finance receivables	(17,146)	10,278	(6,868)	(15,338)	9,405	(5,933)
Collections of finance receivables	13,882	(8,631)	5,251	11,866	(7,297)	4,569
Proceeds from sale of finance receivables	1,760	(1,099)	661	2,310	(1,697)	613
Collections of retained interests in securitized trade receivables	—	7,129	7,129	—	5,917	5,917
Net cash provided by (used for) investing activities	(2,793)	7,677	4,884	(2,708)	6,328	3,620
(1)
Certain amounts do not agree to prior period reported amounts due to unrelated reclassifications.

3. Derivative financial instruments and risk management

A. Foreign currency exchange rate risk

Foreign currency exchange rate movements create a degree of risk by affecting the U.S. dollar value of sales made and costs incurred in foreign currencies. Movements in foreign currency rates also affect our competitive position as these changes may affect business practices and/or pricing strategies of non-U.S.-based competitors. Additionally, we have balance sheet positions denominated in foreign currency, thereby creating exposure to movements in exchange rates.

Our Machinery and Engines operations purchase, manufacture and sell products in many locations around the world. As we have a diversified revenue and cost base, we manage our future foreign currency cash flow exposure on a net basis. We use foreign currency forward and option contracts to manage unmatched foreign currency cash inflow and outflow. Our objective is to minimize the risk of exchange rate movements that would reduce the U.S. dollar value of our foreign currency cash flow. Our policy allows for managing anticipated foreign currency cash flow for up to four years.

We generally designate as cash flow hedges at inception of the contract any Australian dollar, Brazilian real, British pound, Canadian dollar, euro, Japanese yen, Mexican peso or Singapore dollar forward or option contracts that exceed 90 days in duration. Designation is performed on a specific exposure basis to support hedge accounting. The remainder of Machinery and Engines foreign currency contracts are undesignated.

As of December 31, 2004, $102 million of deferred net gains included in equity ("Accumulated other comprehensive income" in Statement 3), related to Machinery and Engines foreign currency contracts designated as cash flow hedges, is expected to be reclassified to current earnings ["Other income (expense)"] over the next twelve months. There were no circumstances where hedge treatment was discontinued during 2004, 2003 or 2002.

In managing foreign currency risk for our Financial Products operations, our objective is to minimize earnings volatility resulting from conversion and the remeasurement of net foreign currency balance sheet positions. Our policy allows the use of foreign currency forward contracts to offset the risk of currency mismatch between our receivables and debt. All such foreign currency forward contracts are undesignated.

(Losses) included in current earnings [Other income (expense)] on undesignated contracts:

	2004	2003	2002
	(Millions of dollars)
Machinery and Engines:
On undesignated contracts	$(9)	$(1)	$—
Due to changes in time and volatility value on options	—	—	$(1)
Financial Products:
On undesignated contracts	$(46)	$(121)	$(96)

	$(55)	$(122)	$(97)

Gains and losses on the Financial Products contracts above are substantially offset by balance sheet remeasurement and conversion gains and losses.

B. Interest rate risk

Interest rate movements create a degree of risk by affecting the amount of our interest payments and the value of our fixed rate debt. Our policy is to use interest rate swap agreements and forward rate agreements to manage our exposure to interest rate changes and lower the cost of borrowed funds.

Machinery and Engines operations generally use fixed rate debt as a source of funding. Our objective is to minimize the cost of borrowed funds. Our policy allows us to enter fixed-to-floating interest rate swaps and forward rate agreements to meet that objective with the intent to designate as fair value hedges at inception of the contract all fixed-to-floating interest rate swaps. Designation as a hedge of the fair value of our fixed rate debt is performed to support hedge accounting. During 2001, our Machinery and Engines operations liquidated all fixed-to-floating interest rate swaps. Deferred gains on liquidated fixed-to-floating interest rate swaps, which were previously designated as fair value hedges, are being amortized to earnings ratably over the remaining life of the hedged debt. We designate as cash flow hedges at inception of the contract all forward rate agreements. Designation as a hedge of the anticipated issuance of debt is performed to support hedge accounting. Machinery and Engines forward rate agreements are 100% effective.

Financial Products operations have a "match funding" objective whereby, within specified boundaries, the interest rate profile (fixed rate or floating rate) of their debt portfolio matches the interest rate profile of their receivables. In connection with that objective, we use interest rate derivative instruments to modify the debt structure to match the receivable portfolio. This "match funding" reduces the volatility of margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move. We also use these instruments to gain an economic and/or competitive advantage through a lower cost of borrowed funds. This is accomplished by changing the characteristics of existing debt instruments or entering into new agreements in combination with the issuance of new debt.

Our policy allows us to issue floating-to-fixed, fixed-to-floating and floating-to-floating interest rate swaps to meet the "match funding" objective. To support hedge accounting, we designate fixed-to-floating interest rate swaps as fair value hedges of the fair value of our fixed rate debt at inception of the swap contract. Financial Products policy is to designate most floating-to-fixed interest rate swaps as cash flow hedges of the variability of future cash flows at inception of the swap contract. Designation as a hedge of the variability of cash flow is performed to support hedge accounting. During 2004, Financial Products operations liquidated three fixed-to-floating interest rate swaps and during 2002, Financial Products liquidated four such swaps. As a result, the fair value adjustment of the original debt is being amortized to earnings ratably over the remaining life of the hedged debt.

Gains (losses) included in current earnings [Other income (expense)]:

	2004	2003	2002
	(Millions of dollars)
Fixed-to-floating interest rate swaps
Machinery and Engines:
Gain on liquidated swaps	$5	$6	$8
Financial Products:
Gain/(loss) on designated interest rate derivatives	(28)	(20)	17
Gain/(loss) on hedged debt	28	20	(17)
Gain on liquidated swaps—included in interest expense	2	2	1

	$7	$8	$9

As of December 31, 2004, $3 million of deferred net losses included in equity ("Accumulated other comprehensive income" in Statement 3), related to Financial Products floating-to-fixed interest rate swaps, is expected to be reclassified to current earnings ("Interest expense of Financial Products") over the next twelve months. There were no circumstances where hedge treatment was discontinued during 2004, 2003 or 2002 in either Machinery and Engines or Financial Products.

C. Commodity price risk

Commodity price movements create a degree of risk by affecting the price we must pay for certain raw material. Our policy is to use commodity forward and option contracts to manage the commodity risk and reduce the cost of purchased materials.

Our Machinery and Engines operations purchase aluminum, copper and nickel embedded in the components we purchase from suppliers. Our suppliers pass on to us price changes in the commodity portion of the component cost.

Our objective is to minimize volatility in the price of these commodities. Our policy allows us to enter commodity forward and option contracts to lock in the purchase price of the commodities within a four-year horizon. All such commodity forward and option contracts are undesignated. Gains on the undesignated contracts of $15 million, $27 million and $1 million were recorded in current earnings ["Other income (expense)"] for 2004, 2003 and 2002, respectively.

4. Other income (expense)

	Years ended December 31,
	2004	2003	2002
	(Millions of dollars)
Investment and interest income	$96	$49	$31
Foreign exchange gains	116	35	13
Charge for early retirement of debt	—	(55)	—
Miscellaneous income (loss)	(8)	6	25

	$204	$35	$69

5. Income taxes

The components of profit before taxes were:

	Years ended December 31,
	2004	2003	2002
	(Millions of dollars)
U.S	$1,106	$489	$343
Non-U.S	1,601	988	771

	$2,707	$1,477	$1,114

Profit before taxes, as shown above, is based on the location of the entity to which such earnings are attributable. However, since such earnings are subject to taxation in more than one country, the income tax provision shown below as U.S. or non-U.S. may not correspond to the earnings shown above.

The components of the provision for income taxes were:

	Years ended December 31,
	2004	2003	2002
	(Millions of dollars)
Current tax provision (credit):
U.S. Federal	$136	$24	$(62)
Non-U.S	308	196	210
State (U.S.)	13	10	1

	457	230	149

Deferred tax provision (credit):
U.S. Federal	301	182	172
Non-U.S	(24)	(21)	(20)
State (U.S.)	(3)	7	11

	274	168	163

Total provision for income taxes	$731	$398	$312

Reconciliation of the U.S. federal statutory rate to effective rate:

	Years ended December 31,
	2004	2003	2002
U.S. statutory rate	35.0%	35.0%	35.0%
(Decreases) increases in taxes resulting from:
Benefit of foreign sales corporation/extraterritorial income exclusion	(4.9)%	(4.9)%	(4.4)%
Non-U.S. subsidiaries taxed at other than 35%	(3.7)%	(4.0)%	(3.4)%
Other—net	0.6%	0.9%	0.8%

Provision for income taxes	27.0%	27.0%	28.0%

We paid income taxes of $326 million, $55 million and $124 million in 2004, 2003 and 2002, respectively.

We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non-U.S. companies which are considered indefinitely reinvested. Determination of the amount of unrecognized deferred tax liability related to indefinitely reinvested profits is not feasible.

Certain subsidiaries operating in China qualify for holidays from income tax, which consist of a two-year full exemption from tax followed by a three-year 50% reduction in the applicable tax rate. The tax holiday begins the first year the subsidiary generates taxable income after utilization of any carryforward losses. The dollar effect in 2004 was $2 million or less than $.01 per share and $10 million or $.03 per share in 2003.

Deferred income tax assets and liabilities:

	December 31,
	2004	2003	2002
	(Millions of dollars)
Deferred income tax assets:
Postemployment benefits other than pensions	$1,092	$1,147	$1,130
Warranty reserves	212	163	204
Unrealized profit excluded from inventories	153	136	109
Tax carryforwards	480	370	230
Inventory valuation method	35	37	60
Pension	—	—	39
Deferred compensation	57	48	38
Allowance for credit losses	73	66	55
Unremitted earnings of non-U.S subs	—	25	60
Other	200	158	144

	2,302	2,150	2,069

Deferred income tax liabilities:
Capital assets	(903)	(731)	(597)
Pension	(216)	(102)	—
Unremitted earnings of non-U.S subs	(131)	—	—

	(1,250)	(833)	(597)

Valuation allowance for deferred tax assets	(24)	(37)	(34)

Deferred income taxes—net	$1,028	$1,280	$1,438

SFAS 109 requires that individual tax-paying entities of the company offset all current deferred tax liabilities and assets within each particular tax jurisdiction and present them as a single amount in the Consolidated Financial Position. A similar procedure is followed for all noncurrent deferred tax liabilities and assets. Amounts in different tax jurisdictions cannot be offset against each other. The amount of deferred income taxes at December 31, included on the following lines in Statement 3, are as follows:

	2004	2003	2002
	(Millions of dollars)
Assets:
Deferred and refundable income taxes	$397	$702	$777
Deferred income taxes	674	616	711

	$1,071	$1,318	$1,488
Liabilities:
Deferred and current income taxes payable	$20	$18	$8
Deferred income taxes and other liabilities	23	20	42

Deferred income taxes—net	$1,028	$1,280	$1,438

A valuation allowance has been recorded at certain non-U.S. subsidiaries that have not yet demonstrated consistent and/or sustainable profitability to support the recognition of net deferred tax assets.

As of December 31, 2004, amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

2005	2006	2007	2008	2009-2014	Unlimited	Total
(Millions of dollars)
$9	$10	$6	$6	$95	$557	$683

As of December 31, 2004, approximately $592 million of state tax net operating loss carryforwards were available. Of these, 86% expire after 2014.

As of December 31, 2004, approximately $222 million of regular foreign tax credits and $19 million of credit for research activities were available to carry forward in the United States. Of the foreign tax credits, $115 million will expire in 2013, $75 million will expire in 2014, and $32 million will expire in 2015. The research credits will begin to expire in 2023.

In December 2004, the FASB issued FASB Staff Position No. 109-1 "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004" (FSP 109-1). FSP 109-1 provides accounting guidance for companies that will be eligible for a tax deduction resulting from "qualified production activities income" as defined in the American Jobs Creation Act of 2004 (the Act). FSP 109-1 requires this deduction be treated as a special deduction in accordance with SFAS 109, which does not require a revaluation of our U.S. deferred tax assets. We will apply the guidance in FSP 109-1 upon recognition of this tax deduction beginning January 1, 2005. The application of FSP 109-1 will not have a material impact on our financial statements.

In December 2004, the FASB issued FASB Staff Position No. 109-2 "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" (FSP 109-2). FSP 109-2 provides accounting guidance for the one-time tax deduction of 85% of certain non-U.S. earnings that are repatriated in excess of a base amount as defined in the Act. SFAS 109 requires a company to reflect in the period of enactment the effect of a new tax law. Due to the lack of clarification of certain provisions within the Act, FSP 109-2 allows companies time beyond the financial reporting period of enactment to evaluate the effect of the Act.

We have started an evaluation of the effects of the repatriation provision. However, we do not expect to be able to complete this evaluation until after Congress and the Treasury Department provide additional clarification on key elements of the provision. We expect to complete our evaluation of the effects of the repatriation provision within a reasonable period of time following the publication of all relevant guidance. The range of possible amounts, including the base, which we are considering for repatriation under this provision, is between zero and $1 billion. The related potential range of incremental provision for income taxes is between zero and $75 million.

6. Retained interests in securitized trade receivables

Our Machinery and Engines operations generate trade receivables from the sale of inventory to dealers and customers. Certain of these receivables are sold to Cat Financial. Cat Financial holds the receivables and periodically securitizes a portion of the dealer receivables using a revolving securitization structure. The trust issues a collateralized trust obligation (CTO) certificate to third party purchasers for their portion of these receivables. The trust also issues a transferor certificate (certificated retained interests) to Cat Financial for the portion not represented by the CTO.

For 2002 and 2003 and through August of 2004, the trust was a qualifying special purpose entity (QSPE) and thus, in accordance with SFAS 140 was not consolidated. The outstanding principal balance of the CTO was not included in our Consolidated Financial Position during these periods. The certificated retained interests were included in "Retained Interests in Securitized Trade Receivables" in Statement 3.

From September through December of 2004, because of a significant increase in Machinery and Engines' sales and subsequent sale of the receivables to Cat Financial, our certificated retained interests in the trust exceeded 90% of the fair value of trust assets. Thus, during this period, the trust did not qualify as a QSPE as defined by SFAS 140. We therefore consolidated the trust in accordance with FIN 46R, "Consolidation of Variable Interest Entities" (revised) as it represents a variable interest entity for which Cat Financial is the primary beneficiary. As of December 31, 2004, assets of the trust of $2,587 million were included in "Receivables—trade and other" in Statement 3 and the CTO of $240 million was included in "Short-term Borrowings". Please refer to Note 15 on page A-24.

Cat Financial services the dealer receivables and receives an annual servicing fee of approximately 1% of the average outstanding principal balance of the CTO. Consolidated expenses of $7 million, $6 million and $10 million related to the CTO were recognized during 2004, 2003 and 2002, respectively, and are included in "Other income (expense)" on Statement 1. Expected credit losses are assumed to be 0% because dealer receivables have historically had no losses and none are expected in the future. The fair value of the certificated retained interests in dealer receivables approximates carrying value due to their short-term nature. Other than the certificated retained interests (assets of the trust when consolidated), the investors and the securitization facilities have no recourse to Cat Financial's assets for failure of debtors to pay when due.

	2004	2003	2002
Cash flow from securitizations:
Proceeds from sales of receivables(1)	$663	$1,099	$1,696
Servicing fees received	2	2	3
Characteristics of securitized receivables:
Principal balance at December 31:
Certificated retained interests	$—	$1,550	$1,145
Collateralized trust obligation	—	240	240
Average balance for the year ended December 31(1):
Certificated retained interests	1,936	1,350	1,012
Collateralized trust obligation	240	240	324

(1)
For 2004, proceeds and average balances include only the periods the trust was a QSPE.

7. Wholesale inventory receivables

Wholesale inventory receivables are receivables of Cat Financial that arise when Cat Financial provides financing for a dealer's purchase of inventory. These receivables are included in "Receivables—trade and other" and "Long-term receivables—trade and other" in Statement 3 and were $991 million, $764 million and $691 million at December 31, 2004, 2003 and 2002, respectively. Please refer to Note 20 on pages A-25 and A-26 and Table III on page A-27 for fair value information.

Contractual maturities of outstanding wholesale inventory receivables:

	December 31, 2004
Amounts Due In	Wholesale Installment Contracts	Wholesale Finance Leases	Wholesale Notes	Total
2005	$40	$23	$424	$487
2006	12	17	177	206
2007	7	16	125	148
2008	1	11	111	123
2009	—	5	8	13
Thereafter	—	—	2	2

	60	72	847	979
Guaranteed residual value	—	53	—	53
Less: Unearned income	1	14	26	41

Total	$59	$111	$821	$991

8. Finance receivables

Finance receivables are receivables of Cat Financial, which generally can be repaid or refinanced without penalty prior to contractual maturity. Total finance receivables reported in Statement 3 are net of an allowance for credit losses.

During 2004, 2003 and 2002, Cat Financial securitized retail installment sale contracts and finance leases into public asset backed securitization facilities. The securitization facilities are qualifying special purpose entities and thus, in accordance with SFAS 140, are not consolidated. These finance receivables, which are being held in securitization trusts, are secured by new and used equipment. Cat Financial retained servicing responsibilities and subordinated interests related to these securitizations. For 2004, subordinated interests included subordinated certificates with an initial fair value of $8 million, an interest in certain future cash flow (excess) with an initial fair value of $2 million and a reserve account with an initial fair value of $10 million. For 2003, subordinated interests included subordinated certificates with an initial fair value of $9 million, an interest in certain future cash flow (excess) with an initial fair value of $14 million and a reserve account with an initial fair value of $10 million. For 2002, subordinated interests included subordinated certificates with an initial fair value of $8 million, an interest in certain future cash flow (excess) with an initial fair value of $11 million and a reserve account with an initial fair value of $10 million. The company's retained interests generally are subordinate to the investors' interests. Net gains of $13 million, $22 million and $18 million were recognized on these transactions in 2004, 2003 and 2002, respectively.

Significant assumptions used to estimate the fair value of the retained interests and subordinated certificates at the time of the transaction were:

	2004	2003	2002
Discount rate	10.7%	11.0%	10.9%
Weighted-average prepayment rate	14.0%	14.0%	14.0%
Expected credit losses	1.0%	1.0%	1.0%

The company receives annual servicing fees of approximately 1% of the unpaid note value.

As of December 31, 2004, 2003 and 2002, the subordinated retained interests in the public securitizations totaled $73 million, $73 million and $47 million, respectively. Key assumptions used to determine the fair value of the retained interests were:

	2004	2003	2002
Cash flow discount rates on retained interests and subordinated tranches	10.7%	9.1-10.8%	9.0-10.7%
Weighted-average maturity	28 months	27 months	29 months
Average prepayment rate	14.0%	14.0%	14.0%
Expected credit losses	1.0%	1.0%	1.0%

The investors and the securitization trusts have no recourse to Cat Financial's other assets for failure of debtors to pay when due.

We estimated the impact of individual 10% and 20% changes to the key economic assumptions used to determine the fair value of residual cash flow in retained interests on our income. An independent, adverse change to each key assumption had an immaterial impact on the fair value of residual cash flow.

We consider an account past due if any portion of an installment is due and unpaid for more than 30 days. Recognition of income is suspended when management determines that collection of future income is not probable (generally after 120 days past due). Accrual is resumed, and previously suspended income is recognized, when the receivable becomes contractually current and/or collection doubts are removed. Investment in loans/finance leases on nonaccrual status were $176 million, $233 million and $370 million and past due over 90 days and still accruing were $11 million, $25 million and $72 million as of December 31, 2004, 2003, and 2002, respectively.

Cat Financial provides financing only when acceptable criteria are met. Credit decisions are based on, among other things, the customer's credit history, financial strength and intended use of equipment. Cat Financial typically maintains a security interest in retail financed equipment and requires physical damage insurance coverage on financed equipment.

Please refer to Table I on page A-18 for additional finance receivables information and Note 20 on pages A-25 to A-26 and Table III on page A-27 for fair value information.

9. Inventories

	December 3l,
	2004	2003	2002
	(Millions of dollars)
Raw materials	$1,592	$1,105	$900
Work-in-process	664	377	311
Finished goods	2,209	1,381	1,365
Supplies	210	184	187

Total inventories	$4,675	$3,047	$2,763

We had long-term material purchase obligations of approximately $815 million at December 31, 2004.

10. Property, plant and equipment

		December 3l,
	Useful Lives (Years)
		2004	2003	2002
		(Dollars in millions)
Land	—	$152	$149	$149
Buildings and land improvements	20-45	3,089	3,006	3,039
Machinery, equipment and other	3-10	7,361	7,039	7,015
Equipment leased to others	—	3,975	3,609	2,996
Construction-in-process	—	587	487	305

Total property, plant and equipment, at cost		15,164	14,290	13,504
Less: Accumulated depreciation		7,482	7,039	6,495

Property, plant and equipment—net		$7,682	$7,251	$7,009

We had commitments for the purchase or construction of capital assets of approximately $169 million at December 31, 2004.

Assets recorded under capital leases(1):

	December 31,
	2004	2003	2002
	(Millions of dollars)
Gross capital leases(2)	$326	$321	$259
Less: Accumulated depreciation	220	213	170

Net capital leases	$106	$108	$89

(1)
Included in Property, plant and equipment table above.

(2)
Consists primarily of machinery and equipment.

TABLE I—Finance Receivables Information (Millions of dollars)

Contractual maturities of outstanding finance receivables:

	December 31, 2004
Amounts Due In	Retail Installment Contracts	Retail Finance Leases	Retail Notes	Wholesale Notes	Total
2005	$2,361	$1,804	$1,698	$168	$6,031
2006	1,712	1,355	767	12	3,846
2007	1,089	820	536	8	2,453
2008	576	445	395	5	1,421
2009	189	210	366	4	769
Thereafter	47	242	775	3	1,067

	5,974	4,876	4,537	200	15,587
Residual value	—	919	—	—	919
Less: Unearned income	534	550	56	3	1,143

Total	$5,440	$5,245	$4,481	$197	$15,363

Impaired loans and leases:

	2004	2003	2002
Average recorded investment	$265	$321	$292

At December 31:
Recorded investment	$181	$275	$366
Less: Impaired loans/finance leases for which there is no related allowance for credit losses (due to the fair value of underlying collateral)	130	177	233

Impaired loans/finance leases for which there is a related allowance for credit losses	$51	$98	$133

Allowance for credit loss activity:

	2004	2003	2002
Balance at beginning of year	$241	$207	$177
Provision for credit losses	105	101	109
Receivables written off	(88)	(104)	(103)
Recoveries on receivables previously written off	16	22	18
Other—net	4	15	6

Balance at end of year	$278	$241	$207

In estimating the allowance for credit losses, we review accounts that are past due, non-performing or in bankruptcy.

Cat Financial's net retail finance leases:

	December 31,
	2004	2003	2002
Total minimum lease payments receivable	$4,876	$4,096	$3,752
Estimated residual value of leased assets:
Guaranteed	379	323	268
Unguaranteed	540	558	597

	5,795	4,977	4,617
Less: Unearned income	550	498	473

Net retail finance leases	$5,245	$4,479	$4,144

	2004	2003	2002
Cash flow from securitizations:
Proceeds from initial sales of receivables	$639	$661	$614
Servicing fees received	9	8	7
Cash flows received on retained interests	34	15	33
Characteristics of securitized receivables:
At December 31:
Total securitized principal balance	$815	$813	$726
Loans more than 30 days past due	26	34	32
Weighted average maturity (in months)	28	27	29
For the year ended December 31:
Average securitized principal balance	873	884	619
Net credit losses	4	6	5

Equipment leased to others (primarily by Financial Products):

	December 31,
	2004	2003	2002
	(Millions of dollars)
Equipment leased to others—at original cost	$3,975	$3,609	$2,996
Less: Accumulated depreciation	1,196	1,074	809

Equipment leased to others—net	$2,779	$2,535	$2,187

At December 31, 2004, scheduled minimum rental payments to be received for equipment leased to others were:

2005	2006	2007	2008	2009	After 2009
(Millions of dollars)
$603	$438	$278	$150	$70	$31

11. Investment in unconsolidated affiliated companies

Our investment in affiliated companies accounted for by the equity method consists primarily of a 50% interest in Shin Caterpillar Mitsubishi Ltd. (SCM) located in Japan. Combined financial information of the unconsolidated affiliated companies accounted for by the equity method (generally on a three-month lag, e.g., SCM results reflect the periods ending September 30) was as follows:

	Years ended December 31,
	2004	2003	2002
	(Millions of dollars)
Results of Operations:
Sales	$3,628	$2,946	2,734
Cost of goods sold	2,788	2,283	2,168

Gross profit	840	663	566
Profit (loss)	$129	$48	$(1)

Caterpillar's profit (loss)	$59	$20	$(4)

	December 31,
	2004	2003	2002
	(Millions of dollars)
Financial Position:
Assets:
Current assets	$1,540	$1,494	$1,389
Property, plant and equipment—net	1,097	961	1,209
Other assets	145	202	493

	2,782	2,657	3,091

Liabilities:
Current liabilities	$1,345	$1,247	$1,117
Long-term debt due after one year	276	343	808
Other liabilities	214	257	249

	1,835	1,847	2,174

Ownership	$947	$810	$917

Caterpillar's investment in unconsolidated affiliated companies:

	(Millions of dollars)
Investment in equity method companies	$487	$432	$437
Plus: Investment in cost method companies	30	368	310

Investment in unconsolidated affiliated companies	$517	$800	$747

At December 31, 2004, consolidated "Profit employed in the business" in Statement 2 included $153 million representing undistributed profit of the unconsolidated affiliated companies. In 2004, 2003 and 2002, we received $20 million, $25 million and $4 million, respectively, in dividends from unconsolidated affiliated companies.

Certain investments in unconsolidated affiliated companies are accounted for using the cost method. During first quarter 2001, Cat Financial invested for a limited partnership interest in a venture financing structure associated with Caterpillar's rental strategy in the United Kingdom. In the fourth quarter 2004, we sold our investment in this limited partnership. This sale had no impact on earnings.

12. Intangible assets and goodwill

A. Intangible assets

Intangible assets are comprised of the following:

	2004	2003	2002
	(Millions of dollars)
Intellectual property	$213	$126	$137
Pension-related	120	157	191
Other	73	—	—

Total intangible assets-gross	406	283	328
Less: Accumulated amortization of finite lived intangible assets	(91)	(44)	(47)

Intangible assets—net	$315	$239	$281

During 2004 we acquired finite lived intangible assets of $130 million. (See Note 26 on page A-34 for details on the acquisition of these assets.) Amortization expense was $18 million, $15 million and $13 million for 2004, 2003 and 2002, respectively.

Amortization expense related to intangible assets is expected to be:

2005	2006	2007	2008	2009	Thereafter
(Millions of dollars)
$22	$21	$18	$16	$15	$104

B. Goodwill

During 2004 we acquired assets with related goodwill of $55 million. (See Note 26 on page A-34 for details on the acquisition of these assets.) No goodwill was acquired during the years ended December 31, 2003 and 2002. During 2003 we disposed of assets with related goodwill of $3 million. No goodwill was disposed of during the years ended December 31, 2004 and 2002. On an annual basis, we test goodwill for impairment in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." No goodwill was impaired during the years ended December 31, 2004, 2003 and 2002.

13. Available-for-sale securities

Cat Insurance and Caterpillar Investment Management Ltd. had investments in certain debt and equity securities at December 31, 2004, 2003 and 2002, that have been classified as available-for-sale in accordance with SFAS 115 and recorded at fair value based upon quoted market prices. These fair values are included in "Other assets" in Statement 3. Gains and losses arising from the revaluation of available-for-sale securities are included, net of applicable deferred income taxes, in equity ("Accumulated other comprehensive income" in Statement 3). Realized gains and losses on sales of investments are generally determined using the specific identification method for debt instruments and the FIFO method for equity securities. Realized gains and losses are included in "Other income (expense)" in Statement 1.

	December 31, 2004
	Cost Basis	Unrealized Pre-Tax Net Gains (Losses)	Fair Value
	(Millions of dollars)
Government debt	$239	$(1)	$238
Corporate bonds	342	—	342
Equity securities	203	21	224

	$784	$20	$804

	December 31, 2003
	Cost Basis	Unrealized Pre-Tax Net Gains	Fair Value
	(Millions of dollars)
Government debt	$102	$—	$102
Corporate bonds	288	3	291
Equity securities	191	21	212

	$581	$24	$605

	December 31, 2002
	Cost Basis	Unrealized Pre-Tax Net Gains (Losses)	Fair Value
	(Millions of dollars)
Government debt	$89	$—	$89
Corporate bonds	208	1	209
Equity securities	220	(51)	169

	$517	$(50)	$467

Investments in an unrealized loss position that are not other-than-temporarily impaired

	December 31, 2004
	Less than 12 months(1)		More than 12 months(1)		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Millions of dollars)
Government debt	166	1	9	—	175	1
Corporate bonds	156	2	35	1	191	3
Equity securities	46	1	2	—	48	1

Total	$368	$4	$46	$1	$414	$5

(1)
Indicates length of time that individual securities have been in a continuous unrealized loss position.

The fair value of available-for-sale debt securities at December 31, 2004, by contractual maturity, is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay and creditors may have the right to call obligations.

Fair Value
(Millions of dollars)
Due in one year or less	$30
Due after one year through five years	$273
Due after five years through ten years	$50
Due after ten years	$227

Proceeds from sales of investments in debt and equity securities during 2004, 2003 and 2002 were $408 million, $329 million and $288 million, respectively. Gross gains of $8 million, $3 million and $9 million and gross losses of $6 million, $2 million and $2 million have been included in current earnings as a result of these sales for 2004, 2003 and 2002, respectively.

During 2003 and 2002, we recognized pretax charges in accordance with the application of SFAS 115 for "other than temporary" declines in the market value of securities in the Cat Insurance and Caterpillar Investment Management Ltd. investment portfolios of $33 million and $41 million, respectively. During 2004, there were no pretax charges for "other than temporary" declines in the market value of securities.

14. Postemployment benefit plans

We have both U.S. and non-U.S. pension plans covering substantially all of our U.S. employees and a portion of our non-U.S. employees, primarily in our European facilities. Our defined benefit plans provide a benefit based on years of service and/or the employee's average earnings near retirement. Our defined contribution plans allow employees to contribute a portion of their salary to help save for retirement and, in certain cases, we provide a matching contribution.

We also have defined benefit retirement health care and life insurance plans covering substantially all of our U.S. employees. Plan amendments made in 2002 included an increase in retiree cost sharing of health care benefits, elimination of company payments for Medicare Part B premiums and significant reductions in retiree life insurance.

We use a November 30th measurement date for our U.S. pension and other postretirement benefit plans and a September 30th measurement date for all of our non-U.S. pension plans. Year-end asset and obligation amounts are disclosed as of the plan measurement dates.

A. Benefit obligations

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Change in benefit obligation:
Benefit obligation, beginning of year	$8,993	$7,844	$7,382	$1,836	$1,517	$1,229	$5,004	$4,465	$4,514
Service cost	143	122	115	53	43	38	66	70	80
Interest cost	548	554	529	97	83	70	265	298	292
Plan amendments	—	(27)	—	—	—	—	—	(6)	(474)
Actuarial losses (gains)	584	1,148	395	54	118	135	(64)	474	340
Foreign currency exchange rates	—	—	—	135	137	100	2	4	2
Participant contributions	—	—	—	11	10	10	58	25	5
Benefits paid	(675)	(648)	(611)	(89)	(72)	(65)	(405)	(326)	(294)
Special termination benefits(1)	—	—	34	—	—	—	—	—	—

Benefit obligation, end of year	$9,593	$8,993	$7,844	$2,097	$1,836	$1,517	$4,926	$5,004	$4,465

Accumulated benefit obligation, end of year	$9,040	$8,379	$7,482	$1,844	$1,660	$1,355

Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate(2)	5.9%	6.2%	7.0%	5.2%	5.1%	5.4%	5.9%	6.1%	7.0%
Rate of compensation increase(2)	4.0%	4.0%	4.0%	3.5%	3.2%	3.3%	4.0%	4.0%	4.0%
(1)
Amount recognized as expense in 2001 in conjunction with a planned U.S. salaried and management employee reduction that took place in 2002.

(2)
End of year rates are used to determine net periodic cost for the subsequent year. See Note 14E on page A-23.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-percentage- point increase	One-percentage point decrease
	(Millions of dollars)
Effect on 2004 service and interest cost components of other postretirement benefit cost	$23	$(21)
Effect on accumulated postretirement benefit obligation	$306	$(271)

B. Plan assets

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Change in plan assets:
Fair value of plan assets, beginning of year	$7,728	$6,443	$7,431	$1,262	$1,024	$1,050	$867	$849	$1,109
Actual return on plan assets	1,106	1,290	(512)	124	120	(87)	118	140	(113)
Foreign currency exchange rates	—	—	—	91	96	72	—	—	—
Company contributions	566	643	135	104	84	44	356	179	142
Participant contributions	—	—	—	11	10	10	58	25	5
Benefits paid	(675)	(648)	(611)	(89)	(72)	(65)	(405)	(326)	(294)

Fair value of plan assets, end of year	$8,725	$7,728	$6,443	$1,503	$1,262	$1,024	$994	$867	$849

        The asset allocation for our pension and other postretirement benefit plans at the end of 2004, 2003 and 2002, and the target allocation for 2005, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
	2005	2004	2003	2002
U.S. pension:
Equity securities	70%	74%	75%	70%
Debt securities	30%	26%	25%	29%
Real estate	—	—	—	1%

Total	100%	100%	100%	100%

Non-U.S. pension:
Equity securities	55%	54%	56%	54%
Debt securities	38%	38%	39%	41%
Real estate	7%	6%	4%	3%
Other	—	2%	1%	2%

Total	100%	100%	100%	100%

Other postretirement benefits:
Equity securities	80%	84%	84%	79%
Debt securities	20%	16%	16%	21%

Total	100%	100%	100%	100%

Our target asset allocations reflect our investment strategy of maximizing the long-term rate of return on plan assets and the resulting funded status, within an appropriate level of risk. The U.S. plans are rebalanced to plus or minus five percentage points of the target asset allocation ranges on a monthly basis. The frequency of rebalancing for the non-U.S. plans varies depending on the plan.

Equity securities within plan assets include Caterpillar Inc. common stock in the amounts of

	U.S. Pension Benefits(1)			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Caterpillar Inc. common stock	$299	$245	$154	$1	$2	$1

(1)
Amounts represent 3% of total plan assets for 2004 and 2003, and 2% for 2002.

C. Funded status

The funded status of the plans, reconciled to the amount reported on the Consolidated Financial Position, is as follows:

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
End of Year
Fair value of plan assets	$8,725	$7,728	$6,443	$1,503	$1,262	$1,024	$994	$867	$849
Benefit obligations	9,593	8,993	7,844	2,097	1,836	1,517	4,926	5,004	4,465
Over (under) funded status	(868)	(1,265)	(1,401)	(594)	(574)	(493)	(3,932)	(4,137)	(3,616)
Amounts not yet recognized:
Unrecognized prior service cost (benefit)	158	202	278	27	31	33	(232)	(280)	(283)
Unrecognized net actuarial loss	2,552	2,518	2,009	726	677	547	1,232	1,364	976
Unrecognized net obligation existing at adoption of SFAS 87/106	—	—	—	3	6	9	16	17	—
Contributions made after measurement date	—	1	—	22	14	22	27	57	20

Net amount recognized in financial position	$1,842	$1,456	$886	$184	$154	$118	$(2,889)	$(2,979)	$(2,903)

Components of net amount recognized in financial position:
Prepaid benefit costs	$1,099	$1,136	$1,071	$28	$61	$52	$—	$—	$—
Accrued benefit liabilities	(97)	(548)	(735)	(173)	(127)	(89)	(402)	(341)	(289)
Intangible assets	95	127	156	25	30	35	—	—	—
Liability for postemployment benefits	(248)	(136)	(361)	(181)	(327)	(279)	(2,487)	(2,638)	(2,614)
Accumulated other comprehensive income (pretax)	993	877	755	485	517	399	—	—	—

Net asset (liability) recognized	$1,842	$1,456	$886	$184	$154	$118	$(2,889)	$(2,979)	$(2,903)

The following amounts relate to our pension plans with projected benefit obligations in excess of plan assets:

	U.S. Pension Benefits			Non-U.S. Pension Benefits
	at Year-end			at Year-end
	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Projected benefit obligation	$(9,593)	$(8,993)	$(7,844)	$(2,059)	$(1,800)	$(1,497)
Accumulated benefit obligation	$(9,040)	$(8,379)	$(7,482)	$(1,813)	$(1,633)	$(1,338)
Fair value of plan assets	$8,725	$7,728	$6,443	$1,455	$1,216	$995

The following amounts relate to our pension plans with accumulated benefit obligations in excess of plan assets:

	U.S. Pension Benefits			Non-U.S. Pension Benefits
	at Year-end			at Year-end
	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Projected benefit obligation	$(3,975)	$(3,785)	$(3,439)	$(2,003)	$(1,761)	$(1,490)
Accumulated benefit obligation	$(3,959)	$(3,751)	$(3,416)	$(1,767)	$(1,601)	$(1,334)
Fair value of plan assets	$3,614	$3,083	$2,345	$1,406	$1,181	$990

The accumulated postretirement benefit obligation exceeds plan assets for all of our other postretirement benefit plans.

D. Expected cash flow

Information about the expected cash flow for the pension and other postretirement benefit plans follows:

	U.S. Pension Benefits	Non-U.S. Pension Benefits	Other Postretirement Benefits
	(Millions of dollars)
Employer contributions:
2005 (expected)	$30	$140	$360
Expected benefit payments:
2005	670	60	360
2006	680	60	380
2007	680	70	390
2008	690	80	400
2009	690	80	420
2010-2014	3,470	460	2,160

Total	$6,880	$810	$4,110

The above table reflects the total benefits expected to be paid from the plan or from company assets and does not include the participants' share of the cost. The expected benefit payments for our other postretirement benefits include payments for prescription drug benefits. Expected Medicare Part D subsidy receipts are as follows:

	2005	2006	2007	2008	2009	2010- 2014	Total
	(Millions of dollars)
Other postretirement benefits	$—	$20	$20	$20	$30	$160	$250

E. Net periodic cost

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Millions of dollars)
Components of net periodic benefit cost:
Service cost	$143	$122	$115	$53	$43	$38	$66	$70	$80
Interest cost	548	554	529	97	83	70	265	298	292
Expected return on plan assets	(697)	(680)	(783)	(103)	(94)	(94)	(74)	(88)	(115)
Amortization of:
Net asset existing at adoption of SFAS 87/106	—	—	—	3	3	(2)	2	—	—
Prior service cost(1)	44	49	50	6	5	5	(48)	(47)	(22)
Net actuarial loss (gain)	142	27	(1)	38	14	—	45	36	5

Total cost (benefit) included in operating profit	$180	$72	$(90)	$94	$54	$17	$256	$269	$240

Weighted-average assumptions used to determine net cost:
Discount rate	6.2%	7.0%	7.3%	5.1%	5.4%	5.7%	6.1%	7.0%	7.2%
Expected return on plan assets(2)	9.0%	9.0%	9.8%	7.4%	7.1%	7.6%	9.0%	9.0%	9.8%
Rate of compensation increase	4.0%	4.0%	4.0%	3.2%	3.3%	3.3%	4.0%	4.0%	4.0%
(1)
Prior service costs are amortized using the straight-line method over the average remaining service period to the full retirement eligibility date of employees expected to receive benefits from the plan amendment.

(2)
The weighted-average rates for 2005 are 9.0% and 7.4% for U.S. and non-U.S. plans, respectively.

Our U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our pension assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. To arrive at our expected long-term return, the amount added for active management was 1% for 2004, 2003 and 2002. A similar process is used to determine this rate for our non-U.S. plans.

The assumed health care trend rate represents the rate at which health care costs are assumed to increase. To calculate the 2004 benefit expense, we assumed an increase of 8.5% for 2004. This rate was assumed to decrease gradually to the ultimate health care trend rate of 4.5% in 2009. This rate represents 2.5% general inflation plus 2.0% additional health care inflation. Based on our recent expenses and our forecast of changes, we expect an increase of 8.4% during 2005 with a gradual decrease to the ultimate health care trend rate of 5.0% in 2012. The revised ultimate rate represents 3.0% general inflation plus 2.0% additional health care inflation.

Our U.S. postretirement health care plans provide for prescription drug benefits. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position No. 106-1 (FSP 106-1), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." As permitted by FSP 106-1, we made a one-time election to defer accounting for the effects of the Act pending further guidance from the FASB.

In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), which superseded FSP 106-1. FSP 106-2 provides accounting guidance to employers that have determined that prescription drug benefits available under their retiree health care benefit plans are at least actuarially equivalent to Medicare Part D. The FSP requires that the benefit attributable to past service be accounted for as an actuarial gain and the benefit related to current service be reported as a reduction in service cost.

We have determined that most of our U.S. retiree health care plans are at least actuarially equivalent to Medicare Part D and will qualify for the federal subsidy. In the third quarter of 2004, we adopted FSP 106-2 retroactive to December 31, 2003 (the period end that includes the date of the Act's enactment) as permitted by the FSP. The impact was a reduction in our accumulated postretirement benefit obligation of $284 million related to benefits attributed to past service. The reduction in the components of 2004 net periodic postretirement benefits expense was as follows:

2004
(Millions of dollars)
Service cost	$4
Interest cost	18
Amortization of actuarial gain	29

Total reduction in net periodic postretirement benefit cost	$51

F. Other postemployment benefit plans

We offer long-term disability benefits, continued health care for disabled employees, survivor income benefits insurance and supplemental unemployment benefits to substantially all eligible U.S. employees.

G. Summary of long-term liability:

	December 31,
	2004	2003	2002
	(Millions of dollars)
Pensions:
U.S. pensions	$248	$136	$361
Non-U.S. pensions	181	327	279

Total pensions	429	463	640
Postretirement benefits other than pensions	2,487	2,638	2,614
Other postemployment benefits	70	71	79

	$2,986	$3,172	$3,333

H. Defined contribution plans

We have both U.S. and non-U.S. employee defined contribution plans to help employees save for retirement. In January 2003,

we introduced a company match to our U.S. 401(k) plan. This plan allows eligible employees to contribute a portion of their salary to the plan on a tax-deferred basis, and we provide a matching contribution equal to 100% of employee contributions to the plan up to 6% of their compensation.

Various other U.S. and non-U.S. defined contribution plans allow eligible employees to contribute a portion of their salary to the plans and, in some cases, we provide a matching contribution to the funds.

Total company costs related to U.S. and non-U.S. defined contribution plans were:

	2004	2003	2002
	(Millions of dollars)
U.S. plans	$110	$106	$28
Non-U.S. plans	11	11	7

	$121	$117	$35

15. Short-term borrowings

	December 31,
	2004	2003	2002
	(Millions of dollars)
Machinery and Engines:
Notes payable to banks	$93	$72	$64
Financial Products:
Notes payable to banks	370	183	174
Commercial paper	2,972	2,087	1,682
Collateralized trust obligation	240	—	—
Demand notes	482	415	255

	4,064	2,685	2,111

Total short-term borrowings	$4,157	$2,757	$2,175

See Note 6 on page A-16 for further discussion of the collateralized trust obligation.

The weighted average interest rates on external short-term borrowings outstanding were:

	December 31,
	2004	2003	2002
Notes payable to banks	5.9%	6.5%	5.7%
Commercial paper	2.5%	2.1%	2.5%
Collateralized trust obligation	2.3%	—	—
Demand notes	2.3%	2.3%	2.8%

Please refer to Note 20 on pages A-25 to A-26 and Table III on page A-27 for fair value information on short-term borrowings.

16. Long-term debt

	December 31,
	2004	2003	2002
	(Millions of dollars)
Machinery and Engines:
Notes—6.550% due 2011	$250	$250	$249
Debentures—9.000% due 2006	206	208	209
Debentures—6.000% due 2007	—	—	189
Debentures—7.250% due 2009	313	315	318
Debentures—9.375% due 2011	123	123	123
Debentures—9.375% due 2021	236	236	236
Debentures—8.000% due 2023	199	199	199
Debentures—6.625% due 2028	299	299	299
Debentures—7.300% due 2031	348	348	348
Debentures—6.950% due 2042	249	249	249
Debentures—7.375% due 2097	297	297	297
Medium-term notes	—	—	25
Capital lease obligations	665	611	538
Commercial paper	40	45	—
Deposit obligations	245	236	178
Other	193	187	124

Total Machinery and Engines	3,663	3,603	3,581
Financial Products:
Commercial paper	$1,400	$1,825	$1,825
Medium-term notes	10,468	8,775	6,298
Deposit obligations	232	232	—
Other	74	111	70

Total Financial Products	12,174	10,943	8,193

Total long-term debt due after one year	$15,837	$14,546	$11,774

All outstanding notes and debentures are unsecured. The capital lease obligations are collateralized by leased manufacturing equipment and/or security deposits. The deposit obligations have corresponding security deposits, which are included in "Other assets" in Statement 3. These deposit obligations and corresponding security deposits relate to two finance arrangements which provide us a return. These finance arrangements require that we commit to certain long-term obligations and provide security deposits which will fulfill these obligations when they become due.

The 6% debentures due in 2007 were sold at significant original issue discounts ($144 million). This issue was carried net of the unamortized portion of its discount, which was amortized as interest expense over the life of the issue. These debentures had a principal at maturity of $250 million and an effective annual rate of 13.3%. The debentures were redeemed in August 2003.

We may redeem the 6.55% notes and the 7.25%, 6.625%, 7.3%, 6.95% and 7.375% debentures in whole or in part at our option at any time at a redemption price equal to the greater of 100% of the principal amount of the debentures to be redeemed or the sum of the present value of the remaining scheduled payments.

The terms of other notes and debentures do not specify a redemption option prior to maturity.

Based on long-term credit agreements, $1,440 million, $1,870 million and $1,825 million of commercial paper outstanding at December 31, 2004, 2003 and 2002, respectively, was classified as long-term debt due after one year.

Medium-term notes are offered by prospectus and are issued through agents at fixed and floating rates. Financial Products medium-term notes have a weighted average interest rate of 3.3% with remaining maturities up to 20 years at December 31, 2004.

The aggregate amounts of maturities of long-term debt during each of the years 2005 through 2009, including amounts due within one year and classified as current, are:

	December 31,
	2005	2006	2007	2008	2009
	(Millions of dollars)
Machinery and Engines	$6	$290	$297	$26	$363
Financial Products	3,525	4,137	2,567	1,134	3,103

	$3,531	$4,427	$2,864	$1,160	$3,466

Interest paid on short-term and long-term borrowings for 2004, 2003 and 2002 was $766 million, $718 million and $815 million, respectively.

Financial Products was in compliance with all debt covenants at December 31, 2004 except Cat Financial's debt-to-equity ratio, as defined under the global credit facilities, which was 8.23 to 1 at December 31, 2004. By covenant, this is not to exceed 8.00 to 1 at year-end (8.5 to 1 moving six-month average at other than year-end). At December 31, 2004, there were no borrowings under these facilities. The higher year-end ratio was primarily the result of unexpected record levels of financing activity in the fourth quarter. Cat Financial received a waiver from its banks for said failure.

Please refer to Note 20 on pages A-25 to A-26 and Table III on page A-27 for fair value information on long-term debt.

17. Credit commitments

	December 31, 2004
	Consolidated		Machinery and Engines		Financial Products
	(Millions of dollars)
Credit lines available:
Global credit facilities	$5,000	(1)	$600	(1)	$4,400	(1)
Other external	1,849		758		1,091

Total credit lines available	6,849		1,358		5,491
Less: Global credit facilities supporting commercial paper	4,412		40		4,372
Less: Utilized credit	463		93		370

Available credit	$1,974		$1,225		$749

(1)
We have two global credit facilities with a syndicate of banks totaling $5,000 million available in the aggregate to both Machinery and Engines and Financial Products to support commercial paper programs. Based on management's allocation decision, which can be revised at any time during the year, the portion of the facility available to Cat Financial at December 31, 2004 was $4,400 million. The five-year facility of $2,500 million expires in September 2009. The 364-day facility of $2,500 million expires in September 2005. The facility expiring in September 2005 has a provision that allows Caterpillar or Cat Financial to obtain a one-year loan in September 2005 that would mature in September 2006.

18. Capital stock

A. Stock options

In 1996, stockholders approved the Stock Option and Long-Term Incentive Plan (the Plan) providing for the granting of options to purchase common stock to officers and other key employees, as well as non-employee directors. The Plan reserves 72 million shares of common stock for issuance (64 million under the Plan and 8 million under prior stock option plans). Options granted prior to 2004 vest at the rate of one-third per year over the three year period following the date of grant. In anticipation of delaying vesting until three years after the grant date for future grants, the 2004 grant vested on December 31, 2004. All grants continue to have a maximum term of 10 years. Common shares issued under stock options, including treasury shares reissued, totaled 6,103,710 for 2004, 4,925,496 for 2003 and 882,580 for 2002. We recognized income tax benefits related to employees' exercise of stock options of $80 million, $45 million, and $13 million in 2004, 2003 and 2002, respectively.

The Plan grants options which have exercise prices equal to the average market price on the date of grant. A summary of the pro forma net income and profit per share amounts is shown in Item M of Note 1 on pages A-11 to A-12. The fair value of options granted in 2004 was estimated at the date of grant using the binomial option-pricing model. We believe this model more accurately reflects the value of the options than using the Black-Scholes option-pricing model. Previous years' grants continue to be valued using the Black-Scholes model.

Please refer to Table II on page A-26 for additional financial information on our stock options.

B. Restricted stock

The Plan permits the award of restricted stock to officers and other key employees. During 2004, 2003 and 2002, officers and other key employees were awarded 44,350 shares, 42,210 shares and 52,475 shares, respectively, of restricted stock. Restricted shares (in phantom form) awarded to officers and other key employees totaled 7,400, 4,425 and 8,450 in 2004, 2003 and 2002, respectively.

C. Stockholders' rights plan

We are authorized to issue 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1 par value. None of the preferred shares have been issued.

Stockholders would receive certain preferred stock purchase rights if someone acquired or announced a tender offer to acquire 15% or more of outstanding Caterpillar stock. In essence, those rights would permit each holder (other than the acquiring person) to purchase one share of Caterpillar stock at a 50% discount for every share owned. The rights, designed to protect the interests of Caterpillar stockholders during a takeover attempt, expire December 11, 2006.

19. Profit per share

Computations of profit per share:

	2004	2003	2002
	(Dollars in millions except per share data)
Profit for the period(A)	$2,035	$1,099	$798
Determination of shares (millions):
Weighted average number of common shares outstanding(B)	342.3	345.2	344.0
Shares issuable on exercise of stock options, net of shares assumed to be purchased out of proceeds at average market price	11.4	6.2	2.9
Average common shares outstanding for fully diluted computation(C)	353.7	351.4	346.9
Profit per share of common stock:
Assuming no dilution(A/B)	$5.95	$3.18	$2.32
Assuming full dilution(A/C)	$5.75	$3.13	$2.30
Shares outstanding as of December 31 (in millions)	342.9	343.8	344.3

Stock options to purchase 52,000, 4,267,544 and 27,881,279 shares of common stock at a weighted-average price of $81.27, $62.34 and $54.34 were outstanding during 2004, 2003 and 2002, respectively, but were not included in the computation of diluted profit per share because the options' exercise price was greater than the average market price of the common shares.

20. Fair values of financial instruments

We used the following methods and assumptions to estimate the fair value of our financial instruments:

Cash and short-term investments—carrying amount approximated fair value.

Long-term investments (other than investments in unconsolidated affiliated companies)—fair value for available for sale securities was estimated based on quoted market prices. Fair value for security deposits approximated carrying value.

Foreign currency forward and option contracts—fair value of forward contracts was determined by discounting the future cash flow resulting from the differential between the contract price and the forward rate. Fair value of option contracts was determined by using the Black-Scholes model.

Finance receivables—fair value was estimated by discounting the future cash flow using current rates, representative of receivables with similar remaining maturities. Historical bad debt experience also was considered.

Wholesale inventory receivables—fair value was estimated by discounting the future cash flow using current rates, representative of receivables with similar remaining maturities.

TABLE II—Financial Information Related to Capital Stock

Changes in the status of common shares subject to issuance under options:

	2004		2003		2002
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Fixed Options:
Outstanding at beginning of year	39,499,672	$51.38	38,721,364	$48.91	32,295,230	$47.34
Granted to officers and key employees	8,890,733	$77.26	8,418,100	$54.29	8,050,864	$50.72
Granted to outside directors	52,000	$81.27	56,000	$52.06	52,000	$58.87
Exercised	(6,825,920)	$47.72	(7,629,020)	$42.04	(1,580,754)	$26.41
Lapsed	(392,311)	$51.19	(66,772)	$50.18	(95,976)	$50.28

Outstanding at end of year	41,224,174	$57.61	39,499,672	$51.38	38,721,364	$48.91

Options exercisable at year-end	33,620,616	$58.57	23,650,987	$50.28	23,909,130	$48.23
Weighted-average fair value of options granted during the year	$18.06		$12.82		$14.85

Stock options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Exercise Prices	# Outstanding at 12/31/04	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	# Outstanding at 12/31/04	Weighted-Average Exercise Price
$27.91-$39.19	3,948,490	4.4	$36.88	3,948,490	$36.88
$43.75-$62.34	28,332,951	6.5	$54.29	20,781,393	$54.69
$77.26-$81.27	8,942,733	9.4	$77.28	8,890,733	$77.26

	41,224,174		$57.61	33,620,616	$58.57

Weighted-average assumptions used in determining fair value of option grants:

	Grant Year
	2004(1)	2003(2)	2002(2)
Dividend yield	1.88-1.91%	2.75%	2.55%
Expected volatility	25.8-28.1%	29.6%	35.0%
Risk-free interest rates	1.90-5.76%	2.52%	4.13%
Expected lives	6 years	6 years	5 years
(1)
Assumptions used in the binomial option-pricing model valuation.

(2)
Assumptions used in Black-Scholes valuation.

Short-term borrowings—carrying amount approximated fair value.

Long-term debt—for Machinery and Engines notes and debentures, fair value was estimated based on quoted market prices. For Financial Products, fair value was estimated by discounting the future cash flow using our current borrowing rates for similar types and maturities of debt, except for floating rate notes and commercial paper supported by long-term credit agreements for which the carrying amounts were considered a reasonable estimate of fair value. For deposit obligations carrying value approximated fair value.

Interest rate swaps—fair value was estimated based on the amount that we would receive or pay to terminate our agreements as of year-end.

Guarantees—fair value is estimated based on the premium we would require to issue the same guarantee in a stand alone arm's-length transaction with an unrelated party.

Please refer to Table III on page A-27 for the fair values of our financial instruments.

21. Concentration of credit risk

Financial instruments with potential credit risk consist primarily of trade and finance receivables and short-term and long-term investments. Additionally, to a lesser extent, we have a potential credit risk associated with counterparties to derivative contracts.

Trade receivables are primarily short-term receivables from independently owned and operated dealers which arise in the normal course of business. We perform regular credit evaluations of our dealers. Collateral generally is not required, and the majority of our trade receivables are unsecured. We do, however, when deemed necessary, make use of various devices such as security agreements and letters of credit to protect our interests. No single dealer or customer represents a significant concentration of credit risk.

Finance receivables and wholesale inventory receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. We generally maintain a secured interest in the equipment financed. No single customer or region represents a significant concentration of credit risk.

Short-term and long-term investments are held with high quality institutions and, by policy, the amount of credit exposure to any one institution is limited. Long-term investments, included in "Other assets" in Statement 3, are comprised primarily of investments which collateralize capital lease obligations and deposit obligations (see Note 16 on page A-24) and investments of Cat Insurance supporting insurance reserve requirements.

For derivatives contracts, collateral is not required of the counterparties or of our company. We do not anticipate nonperformance by any of the counterparties. Our exposure to credit loss in the event of nonperformance by the counterparties is limited to only those gains that we have recorded, but have not yet received cash payment. At December 31, 2004, 2003 and 2002, the exposure to credit loss was $312 million, $336 million and $176 million, respectively.

Please refer to Note 20 on pages A-25 to A-26 and Table III below for fair value information.

22. Operating leases

We lease certain computer and communications equipment, transportation equipment and other property through operating leases. Total rental expense for operating leases was $271 million, $242 million and $240 million for 2004, 2003 and 2002, respectively.

Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ended December 31,
2005	2006	2007	2008	2009	After 2009	Total
(Millions of dollars)
$163	$132	$90	$69	$59	$384	$897

TABLE III—Fair Values of Financial Instruments

	2004		2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Reference
	(Millions of dollars)
Asset (Liability) at December 31
Cash and short-term investments	$445	$445	$342	$342	$309	$309	Statement 3
Long-term investments	1,852	1,852	1,574	1,574	1,089	1,089	Notes 13 and 21
Foreign currency contracts	176	176	167	167	47	47	Note 3
Finance receivables—net (excluding finance type leases(1))	13,457	13,445	11,439	11,489	10,098	10,168	Note 8
Wholesale inventory receivables—net (excluding finance type leases(1))	882	857	681	666	637	641	Note 7
Short-term borrowings	(4,157)	(4,157)	(2,757)	(2,757)	(2,175)	(2,175)	Note 15
Long-term debt (including amounts due within one year)
Machinery and Engines	(3,669)	(4,186)	(3,635)	(4,109)	(3,839)	(4,363)	Note 16
Financial Products	(15,699)	(15,843)	(13,892)	(14,078)	(11,847)	(12,118)	Note 16
Interest rate swaps
Financial Products—
in a net receivable position	75	75	87	87	84	84	Note 3
in a net payable position	(69)	(69)	(59)	(59)	(85)	(85)	Note 3
Guarantees(2)	(10)	(10)	(5)	(9)	—	(6)	Note 23
(1)
Total excluded items have a net carrying value at December 31, 2004, 2003 and 2002 of $1,737 million, $1,546 million and $1,369 million, respectively.

(2)
The carrying amount provisions of FASB Interpretation No. 45 related to guarantees are effective for guarantees issued or modified subsequent to December3l, 2002 only, whereas the fair value amount is for all guarantees.

23. Guarantees and product warranty

We have guaranteed to repurchase loans of certain Caterpillar dealers from third party lenders in the event of default. These guarantees arose in conjunction with Cat Financial's relationship with third party dealers who sell Caterpillar equipment. These guarantees have terms ranging from one to four years and are secured primarily by dealer assets.

In 2004, Cat Financial provided a limited indemnity to a third party bank for $45 million resulting from the assignment of certain leases to that bank. The indemnity is for the remote chance that the insurers of these leases would become insolvent. The indemnity/guarantee is for eight years and is unsecured.

No loss has been experienced or is anticipated under any of these guarantees. At December 31, 2004, 2003 and 2002, the related book value was $10 million, $5 million and $0, respectively. The maximum potential amount of future payments (undiscounted and without reduction for any amounts that may possibly be recovered under recourse or collateralized provisions) we could be required to make under the guarantees at December 31 are as follows:

	2004	2003	2002
	(Millions of dollars)
Guarantees with Caterpillar dealers	$364	$380	$290
Guarantees—other	62	37	34

Total guarantees	$426	$417	$324

Our product warranty liability is determined by applying historical claim rate experience to the current field population and dealer inventory. Historical claim rates are developed using a rolling average of actual warranty payments. Effective in the third quarter of 2004, we refined our process to utilize more detailed claim rates by product. This provides more comprehensive product warranty information for management. This change did not have a material impact on our financial statements.

	2004	2003	2002
	(Millions of dollars)
Warranty liability, January 1	$622	$693	$652
Payments	(535)	(484)	(494)
Provision for warranty	695	413	535

Warranty liability, December 31	$782	$622	$693

24. Environmental and legal matters

The company is regulated by federal, state and international environmental laws governing our use of substances and control of emissions in all our operations. Compliance with these existing laws has not had a material impact on our capital expenditures or earnings.

We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In formulating that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

The amount recorded for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue at the lower end of that range.

We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have several sites in the very early stages of clean-up, and there is no more than a remote chance that a material amount for clean-up will be required.

Pursuant to a consent decree Caterpillar entered with the EPA, the company was required to meet certain emission standards by October 2002. The decree provides that if engine manufacturers were unable to meet the standards at that time, they would be required to pay a Non-Conformance Penalty (NCP) on each engine sold that did not meet the standard. The amount of the NCP would be based on how close to meeting the standard the engine came—the more out of compliance the higher the penalty. The company began introduction of fully compliant ACERT engines in 2003 and by the end of 2003 Caterpillar was only producing fully compliant engine models. As a result, NCPs were not payable for any engines built in 2004. NCPs of $153 million were paid in 2003.

In addition, the consent decree required Caterpillar to pay a fine of $25 million, which was expensed in 1998, and to make investments totaling $35 million in environmental-related products by July 7, 2007. Total qualifying investments to date for these projects are $34.9 million, of which $5.9 million was made during 2004. Caterpillar expects to reach the $35 million requirement during the first quarter of 2005. A future benefit is expected to be realized from these environmental projects related to Caterpillar's ability to capitalize on the technologies it developed in complying with its environmental project obligations. In short, Caterpillar expects to receive a positive net return on the environmental projects by being able to market the technology it developed.

We are a party to litigation matters and claims that are normal in the course of our operations, and, while the results of such litigation and claims cannot be predicted with certainty, management believes, based on the advice of counsel, the final outcome of such matters will not have a materially adverse effect on our financial statements.

On January 16, 2002, Caterpillar commenced an action in the Circuit Court of the Tenth Judicial Circuit of Illinois in Peoria, Illinois, against Navistar International Transportation Corporation and International Truck and Engine Corporation (collectively Navistar). The lawsuit arises out of a long-term purchase contract between Caterpillar and Navistar effective May 31, 1988, as amended from time to time (the Purchase Agreement). The pending complaint alleges that Navistar breached its contractual obligations by: (i) paying Caterpillar $8.08 less per fuel injector than the agreed upon price for new unit injectors delivered by Caterpillar, (ii) refusing to pay contractually agreed upon surcharges owed as a result of Navistar ordering less than planned volumes of replacement unit injectors; and (iii) refusing to pay contractually agreed upon interest stemming from Navistar's late payments. As of December 31, 2004, the net past due receivable from Navistar regarding the foregoing and included in "Long-term receivables—trade and other" in Statement 3 totaled $139 million. The pending complaint also has claims alleging that Franklin Power Products, Inc., Newstream Enterprises, and Navistar, collectively and individually, failed to pay the applicable price for shipments of unit injectors to Franklin and Newstream. As of December 31, 2004, the net past due receivables for the foregoing, included in "Long-term receivables—trade and other" in Statement 3 totaled $13 million. The pending complaint further alleges that Sturman Industries, Inc., and Sturman Engine Systems, Inc., colluded with Navistar to utilize technology that Sturman Industries, Inc., misappropriated from Caterpillar to help Navistar develop its G2 fuel system, and tortiously interfered with the Purchase Agreement and Caterpillar's prospective economic relationship with Navistar. The pending complaint further alleges that the two parties' collusion led Navistar to select Sturman Engine Systems, Inc. and another company, instead of Caterpillar, to develop and manufacture the G2 fuel system.

On May 7, 2002, International Truck and Engine Corporation (International) commenced an action against Caterpillar in the Circuit Court of DuPage County, Illinois that alleges Caterpillar breached various aspects of a long-term agreement term sheet. In its fifth amended complaint, International seeks a declaration from the court that the term sheet constitutes a legally binding contract for the sale of heavy-duty engines at specified prices through the end of 2006, alleges that Caterpillar breached the term sheet by raising certain prices effective October 1, 2002, and also alleges that Caterpillar breached an obligation to negotiate a comprehensive long-term agreement referenced in the term sheet. International has also asserted a claim for "unjust enrichment" related to certain revenues received by Caterpillar from another customer. International seeks damages "in an amount to be determined at trial" and injunctive relief. Caterpillar denies International's claims and has filed a counterclaim seeking a declaration that the term sheet has been effectively terminated. Caterpillar also asserts that International has released Caterpillar from certain of its claims. On September 24, 2003, the Appellate Court of Illinois, ruling on an interlocutory appeal, issued an order consistent with Caterpillar's position that, even if the court subsequently determines that the term sheet is a binding contract, it is indefinite in duration and was therefore terminable at will by

Caterpillar after a reasonable period. Caterpillar anticipates that a trial currently scheduled to begin in June 2005 will address all remaining issues in this matter. This matter is not related to the breach of contract action brought by Caterpillar against Navistar currently pending in the Circuit Court of Peoria County, Illinois.

In 2004, the European Union (EU) imposed retaliatory tariffs on certain U.S. origin goods as a result of a WTO decision that found the extraterritorial income exclusion (ETI) provisions of the FSC Repeal and Extraterritorial Income Exclusion Act of 2000 constituted a prohibited export subsidy. These tariffs, which began in March of 2004 at 5 percent, increased 1 percentage point per month. Given the makeup of the final retaliation list, some Caterpillar parts and components were subject to these tariffs. However, these tariffs have not materially impacted our financial results. In addition to the United States, the company has production facilities in the EU, Russia, Asia, and South America. Products sold into the EU from these plants were not affected by this retaliatory tariff. The American Jobs Creation Act of 2004 (Act), enacted on October 22, 2004, phases-out the ETI provisions. As a result, the EU has lifted the sanctions effective January 1, 2005 pending the outcome of a WTO review to determine whether certain provisions of the Act are compliant with the ruling against the FSC/ETI regime.

In a letter dated November 15, 2004, the United States Environmental Protection Agency (EPA), proposed a civil penalty of $641,392 to Caterpillar for the alleged failure to comply with certain requirements of the federal Clean Air Act. The EPA alleges that Caterpillar constructed a facility in Emporia, Kansas and failed to comply with Section 112(g)(2)(B) of the Clean Air Act. Caterpillar sold the Emporia facility in December 2002. We are seeking a settlement of this matter with all concerned parties and the company believes that the outcome will not have a material impact on our financial statements.

25. Segment information

A. Basis for segment information

The company is organized based on a decentralized structure that has established accountabilities to continually improve business focus and increase our ability to react quickly to changes in both the global business cycle and competitors' actions. Our current structure uses a product, geographic matrix organization comprised of multiple profit and service center divisions.

Caterpillar is a highly integrated company. The majority of our profit centers are product focused. They are primarily responsible for the design, manufacture and ongoing support of their products. However, some of these product-focused profit centers also have marketing responsibilities. We also have geographically-based profit centers that are focused primarily on marketing. However, most of these profit centers also have some manufacturing responsibilities. One of our profit centers provides various financial services to our customers and dealers. The service center divisions perform corporate functions and provide centralized services.

We have developed an internal measurement system to evaluate performance and to drive continuous improvement. This measurement system, which is not based on generally accepted accounting principles (GAAP), is intended to motivate desired behavior of employees and drive performance. It is not intended to measure a division's contribution to enterprise results. The sales and cost information used for internal purposes varies significantly from our consolidated, externally reported information resulting in substantial reconciling items. Each division has specific performance targets and is evaluated and compensated based on achieving those targets. Performance targets differ from division to division; therefore, meaningful comparisons cannot be made among the profit or service center divisions. It is the comparison of actual results to budgeted results that makes our internal reporting valuable to management. Consequently, we feel that the financial information required by Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information" has limited value for our external readers.

Due to Caterpillar's high level of integration and our concern that segment disclosures based on SFAS 131 requirements have limited value to external readers, we are continuing to disclose financial results for our three principal lines of business (Machinery, Engines and Financial Products) in our Management's Discussion and Analysis beginning on page A-36.

B. Description of segments

The profit center divisions meet the SFAS 131 definition of "operating segments;" however, the service center divisions do not. Several of the profit centers have similar characteristics and have been aggregated. The following is a brief description of our seven reportable segments and the business activities included in the All Other category.

Asia/Pacific Marketing:    Primarily responsible for marketing products through dealers in Australia, Asia (excluding Japan) and the Pacific Rim. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products.

Construction & Mining Products:    Primarily responsible for the design, manufacture and ongoing support of small, medium and large machinery used in a variety of construction and mining applications. Also includes the design, manufacture, procurement and marketing of components and control systems that are consumed primarily in the manufacturing of our machinery.

EAME Marketing:    Primarily responsible for marketing products (excluding Power Products) through dealers in Europe, Africa, the Middle East and the Commonwealth of Independent States. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products and Power Products.

Financing & Insurance Services:    Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

Latin America Marketing:    Primarily responsible for marketing products through dealers in Latin America. Also includes the regional manufacturing of some products that are also produced by Construction & Mining Products.

Power Products:    Primarily responsible for the design, manufacture, marketing and ongoing support of reciprocating and turbine engines along with related systems. These engines and related systems are used in products manufactured in other segments, on-highway trucks and locomotives; and in a variety of construction, electric power generation, marine, petroleum and industrial applications.

North America Marketing:    Primarily responsible for marketing products (excluding Power Products) through dealers in the United States and Canada.

All Other:    Primarily includes activities such as: service support and parts distribution to Caterpillar dealers worldwide; logistics services for other companies; service tools for Caterpillar dealers; and the remanufacture of Caterpillar engines and components and remanufacturing services for other companies.

C. Segment measurement and reconciliations

Please refer to Table IV on pages A-31 to A-33 for financial information regarding our segments. There are several accounting differences between our segment reporting and our external reporting. Our segments are measured on an accountable basis; therefore, only those items for which divisional management is directly responsible are included in the determination of segment profit/(loss) and assets. We made several changes to our segment reporting methodologies in the first quarter of 2004. Most notable are a change in the current cost methodology used to value inventory and cost of sales for segment reporting purposes, as well as a change in the manner that interest expense is charged to segments. Amounts for 2003 and 2002 presented in Table IV of this Note 25 have been restated to conform to the new methodology.

The following is a list of the more significant accounting differences:

  •
  Generally, liabilities are managed at the corporate level and are not included in segment operations. Segment accountable assets generally include inventories, receivables, property, plant and equipment.

  •
  We account for intersegment transfers using a system of market-based prices. With minor exceptions, each of the profit centers either sells or purchases virtually all of its products to or from other profit centers within the company. Our high level of integration results in our internally reported sales being approximately double that of our consolidated, externally reported sales.

  •
  Segment inventories and cost of sales are valued using a current cost methodology.

  •
  Postretirement benefit expenses are split; segments are generally responsible for service and prior services costs, with the remaining elements of net periodic benefit cost included as a methodology difference.

  •
  Interest expense is imputed (i.e., charged) to profit centers based on their level of accountable assets.

  •
  Accountable profit is determined on a pretax basis.

Reconciling items are created based on accounting differences between segment reporting and our consolidated, external reporting. Please refer to Table IV on pages A-31 to A-33 for financial information regarding significant reconciling items. Most of our reconciling items are self-explanatory given the above explanations of accounting differences. However, for the reconciliation of profit, we have grouped the reconciling items as follows:

  •
  Corporate costs: Certain corporate costs are not charged to our segments. These costs are related to corporate requirements and strategies that are considered to be for the benefit of the entire organization.

  •
  Timing: Timing differences in the recognition of costs between segment reporting and consolidated external reporting.

  •
  Methodology differences: See previous discussion of significant accounting differences between segment reporting and consolidated external reporting.

TABLE IV—Segment Information
(Millions of dollars)

Business Segments:

	Machinery and Engines
	Asia/ Pacific Marketing	Construction & Mining Products	EAME Marketing	Latin America Marketing	Power Products	North America Marketing	All Other	Total	Financing & Insurance Services	Total
2004
External sales and revenues	$2,137	575	3,938	1,785	8,909	9,229	1,554	28,127	2,373	$30,500
Intersegment sales and revenues	$617	12,311	3,567	881	8,669	363	2,617	29,025	1	$29,026
Total sales and revenues	$2,754	12,886	7,505	2,666	17,578	9,592	4,171	57,152	2,374	$59,526
Depreciation and amortization	$15	179	62	45	288	1	91	681	604	$1,285
Imputed interest expense	$18	75	34	21	114	2	88	352	539	$891
Accountable profit (loss)	$133	1,150	380	180	408	434	655	3,340	460	$3,800
Accountable assets at Dec. 31	$574	2,789	1,267	802	3,881	28	3,514	12,855	24,446	$37,301
Capital expenditures	$14	221	99	41	234	6	117	732	1,327	$2,059
2003
External sales and revenues	$1,573	248	3,183	1,187	6,793	6,763	1,121	20,868	2,018	$22,886
Intersegment sales and revenues	$384	9,129	2,391	533	6,541	242	2,553	21,773	2	$21,775
Total sales and revenues	$1,957	9,377	5,574	1,720	13,334	7,005	3,674	42,641	2,020	$44,661
Depreciation and amortization	$13	188	72	42	292	1	81	689	551	$1,240
Imputed interest expense	$14	65	33	23	109	9	76	329	473	$802
Accountable profit (loss)	$110	560	214	99	25	316	347	1,671	337	$2,008
Accountable assets at Dec. 31	$627	2,190	1,018	692	3,710	293	2,537	11,067	20,467	$31,534
Capital expenditures	$22	137	80	35	212	8	103	597	1,220	$1,817
2002
External sales and revenues	$1,310	214	2,825	1,231	6,142	5,908	920	18,550	1,779	$20,329
Intersegment sales and revenues	$41	8,499	2,242	423	6,357	204	1,620	19,386	—	$19,386
Total sales and revenues	$1,351	8,713	5,067	1,654	12,499	6,112	2,540	37,936	1,779	$39,715
Depreciation and amortization	$12	191	53	43	293	—	68	660	436	$1,096
Imputed interest expense	$13	60	30	25	111	52	60	351	539	$890
Accountable profit (loss)	$86	311	125	64	(81)	88	201	794	270	$1,064
Accountable assets at Dec. 31	$414	2,178	778	965	3,568	(213)	2,862	10,552	17,417	$27,969
Capital expenditures	$13	159	65	33	236	2	80	588	1,177	$1,765

Reconciliations:

	Machinery and Engines	Financing & Insurance Services	Consolidating Adjustments		Consolidated Total
Sales & Revenues
2004
Total external sales and revenues from business segments	$28,127	$2,373	$—		$30,500
Other	209	(264)	(194	)(1)	(249)

Total sales and revenues	$28,336	$2,109	$(194)		$30,251

2003
Total external sales and revenues from business segments	$20,868	$2,018	$—		$22,886
Other	180	(123)	(180	)(1)	(123)

Total sales and revenues	$21,048	$1,895	$(180)		$22,763

2002
Total external sales and revenues from business segments	$18,550	$1,779	$—		$20,329
Other	98	(101)	(174	)(1)	(177)

Total sales and revenues	$18,648	$1,678	$(174)		$20,152

(1)
Elimination of Financial Product revenues from Machinery and Engines.

	Machinery and Engines	Financing & Insurance Services	Consolidated Total
Profit before taxes
2004
Total accountable profit from business segments	$3,340	$460	$3,800
Corporate costs	(601)	—	(601)
Timing	(94)	—	(94)
Methodology differences:
Inventory/cost of sales	(62)	—	(62)
Postretirement benefit expense	(270)	—	(270)
Financing costs	52	—	52
Equity in profit of unconsolidated affiliated companies	(56)	(3)	(59)
Currency	(37)	—	(37)
Other methodology differences	(87)	48	(39)
Other	17	—	17

Total profit before taxes	$2,202	$505	$2,707

2003
Total accountable profit from business segments	$1,671	$337	$2,008
Corporate costs	(512)	—	(512)
Timing	54	—	54
Methodology differences:
Inventory/cost of sales	(30)	—	(30)
Postretirement benefit expense	(162)	—	(162)
Financing costs	84	—	84
Equity in profit of unconsolidated affiliated companies	(16)	(4)	(20)
Currency	3	—	3
Other methodology differences	(32)	38	6
Other	46	—	46

Total profit before taxes	$1,106	$371	$1,477

2002
Total accountable profit from business segments	$794	$270	$1,064
Corporate costs	(236)	—	(236)
Timing	(21)	—	(21)
Methodology differences:
Inventory/cost of sales	33	—	33
Postretirement benefit expense	147	—	147
Financing costs	(24)	—	(24)
Equity in profit of unconsolidated affiliated companies	12	(8)	4
Currency	14	—	14
Other methodology differences	61	25	86
Other	47	—	47

Total profit before taxes	$827	$287	$1,114

	Machinery and Engines	Financing & Insurance Services	Consolidating Adjustments	Consolidated Total
Assets
2004
Total accountable assets from business segments	$12,855	$24,446	$—	$37,301
Items not included in segment assets:
Cash and short-term investments	270	175	—	445
Intercompany trade receivables	443	18	(461)	—
Investments in unconsolidated affiliated companies	348	—	(1)	347
Investment in Financial Products	3,012	—	(3,012)	—
Deferred income taxes and prepaids	2,477	92	(317)	2,252
Intangible assets and other assets	2,177	—	—	2,177
Service center assets	945	—	—	945
Liabilities included in segment assets	1,346	—	—	1,346
Inventory methodology differences	(2,235)	—	—	(2,235)
Other	627	(119)	5	513

Total assets	$22,265	$24,612	$(3,786)	$43,091

Assets
2003
Total accountable assets from business segments	$11,067	$20,467	$—	$31,534
Items not included in segment assets:
Cash and short-term investments	220	122	—	342
Intercompany trade receivables	572	397	(969)	—
Investments in unconsolidated affiliated companies	325	—	—	325
Investment in Financial Products	2,547	—	(2,547)	—
Deferred income taxes and prepaids	2,736	77	(228)	2,585
Intangible assets and other assets	2,110	—	—	2,110
Service center assets	895	—	—	895
Liabilities included in segment assets	925	—	—	925
Inventory methodology differences	(2,035)	—	—	(2,035)
Other	84	(91)	32	25

Total assets	$19,446	$20,972	$(3,712)	$36,706

2002
Total accountable assets from business segments	$10,552	$17,417	$—	$27,969
Items not included in segment assets:
Cash and short-term investments	146	163	—	309
Intercompany trade receivables	917	343	(1,260)	—
Investments in unconsolidated affiliated companies	283	—	—	283
Investment in Financial Products	1,961	—	(1,961)	—
Deferred income taxes and prepaids	2,698	75	(133)	2,640
Intangible assets and other assets	1,719	—	—	1,719
Service center assets	810	—	—	810
Liabilities included in segment assets	848	—	—	848
Inventory methodology differences	(1,845)	—	—	(1,845)
Other	78	(110)	4	(28)

Total assets	$18,167	$17,888	$(3,350)	$32,705

Enterprise-wide Disclosures:

External sales and revenues from products and services:

	2004	2003	2002
Machinery	$18,844	$13,678	$11,975
Engines	9,492	7,370	6,673
Financial Products	1,915	1,715	1,504

Total consolidated	$30,251	$22,763	$20,152

Information about Geographic Areas:

	External Sales & Revenues(1)			Net property, plant and equipment
				December 31,
	2004	2003	2002	2004		2003		2002
Inside United States	$14,161	$10,058	$9,291	$4,424		$4,276		$4,487
Outside United States	16,090	12,705	10,861	3,258	(2)	2,975	(2)	2,522	(2)

Total	$30,251	$22,763	$20,152	$7,682		$7,251		$7,009

(1)
Sales of machinery and engines are based on dealer location. Revenues from services provided are based on where service is rendered.

(2)
Amount includes $681 million, $675 million and $680 million of net property, plant and equipment located in the United Kingdom as of December 31, 2004, 2003 and 2002, respectively.

26. Acquisitions

Turbomach S.A.

In June 2004, we acquired Turbomach S.A. from Borsig Energy Gmbh for $41 million, subject to certain post-closing adjustments. Turbomach S.A. is a Swiss corporation that has packaged, distributed and provided aftermarket services for Solar brand gas turbine engines since 1985 for the industrial power generation market. Turbomach also provides integrated systems for power projects, including balance of plant design, procurement and site construction. The acquisition expands our participation within the global power generation market, particularly in the expanding markets of Europe, Africa and Asia.

        The transaction, which was financed with available cash and commercial paper borrowings, was accounted for by the purchase method of accounting and, accordingly, the results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the "Power Products" segment. Net tangible assets acquired and liabilities assumed of $41 million were recorded at their fair values. No significant intangible assets were acquired. Assuming this transaction had been made at January 1, 2004, the consolidated pro forma results for the year would not be materially different from reported results.

Parts and Accessories Distribution Business of MG Rover Ltd.

In August 2004, we acquired the global parts and accessories business of U.K. auto manufacturer MG Rover, a wholly owned subsidiary of Phoenix Venture Holdings Limited, for $178 million, including $169 million at closing (subject to certain postclosing adjustments) and a $9 million promissory note to be paid in 2006. The business acquired includes the sourcing, marketing, distribution and sale of automotive service parts and accessories to MG Rover dealers, distributors, importers and other related customers worldwide.

        The transaction, which was financed with available cash and commercial paper borrowings, was accounted for by the purchase method of accounting and, accordingly, the results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the "All Other" segment. Net tangible assets acquired and liabilities assumed of $73 million were recorded at their fair values. Finite-lived intangible assets acquired of $87 million relate primarily to technology and trademark rights, which are being amortized on a straight-line basis over 15 and 20 years, respectively. Goodwill of $18 million represents the excess of cost over the fair value of net tangible and finite-lived intangible assets acquired. Assuming this transaction had been made at January 1, 2004, the consolidated pro forma results for the year would not be materially different from reported results.

Williams Technologies, Inc.

In September 2004, we acquired Williams Technologies, Inc., a wholly owned subsidiary of Remy International, Inc., for $105 million, subject to certain post-closing adjustments. Williams Technologies, Inc. is a leading remanufacturer of automatic transmissions, torque converters and engines for automotive and medium and heavy-duty truck applications. This acquisition represents an expansion of our remanufacturing operations into the automotive powertrain remanufacturing business.

        The transaction, which was financed with available cash and commercial paper borrowings, was accounted for by the purchase method of accounting and, accordingly, the results of the acquired business for the period from the acquisition date are included in the accompanying consolidated financial statements and reported in the "All Other" segment. Net tangible assets acquired and liabilities assumed of $25 million were recorded at their fair values. Finite-lived intangible assets acquired of $43 million relate primarily to customer relationships, and are being amortized on a straight-line basis over 20 years. Goodwill of $37 million represents the excess of cost over the fair value of net tangible and finite-lived intangible assets acquired. Assuming this transaction had been made at January 1, 2004, the consolidated pro forma results for the year would not be materially different from reported results.

27. Selected quarterly financial results (unaudited)

	2004 Quarter
	1st	2nd	3rd	4th
	(Dollars in millions except per share data)
Sales and revenues	$6,467	$7,564	$7,649	$8,571
Less: Revenues	465	464	474	512

Sales	6,002	7,100	7,175	8,059
Cost of goods sold	4,683	5,541	5,728	6,468

Gross margin	1,319	1,559	1,447	1,591
Profit	420	566	498	551
Profit per common share	$1.23	$1.65	$1.45	$1.61
Profit per common share —diluted	$1.19	$1.59	$1.41	$1.55
	2003 Quarter
	1st	2nd	3rd	4th
	(Dollars in millions except per share data)
Sales and revenues	$4,821	$5,932	$5,545	$6,465
Less: Revenues	397	431	433	454

Sales	4,424	5,501	5,112	6,011
Cost of goods sold	3,630	4,329	4,143	4,843

Gross margin	794	1,172	969	1,168
Profit	129	399	222	349
Profit per common share	$.37	$1.16	$.64	$1.01
Profit per common share —diluted	$.37	$1.15	$.62	$.97

        As discussed in Note 14E on page A-23, we recognized the impact of Medicare Part D in the third quarter of 2004, retroactive to December 31, 2003. Previously issued amounts for the first and second quarters of 2004 were as follows:

	2004 Quarter
	1st	2nd
	(Dollars in millions except per share data)
Profit	$412	$552
Profit per common share	$1.20	$1.61
Profit per common share—diluted	$1.16	$1.55

Five-year Financial Summary
(Dollars in millions except per share data)

	2004	2003	2002	2001	2000
Years ended December 31,
Sales and revenues	$30,251	22,763	20,152	20,450	20,175
Sales	$28,336	21,048	18,648	19,027	18,913
Percent inside the United States	46%	44%	45%	49%	50%
Percent outside the United States	54%	56%	55%	51%	50%
Revenues	$1,915	1,715	1,504	1,423	1,262
Profit(1)	$2,035	1,099	798	805	1,053
Profit per common share(1)(2)	$5.95	3.18	2.32	2.35	3.04
Profit per common share—diluted(1)(3)	$5.75	3.13	2.30	2.32	3.02
Dividends declared per share of common stock	$1.600	1.440	1.400	1.390	1.345
Return on average common stockholders' equity(4)	30.0%	19.0%	14.4%	14.4%	19.0%
Capital expenditures:
Property, plant and equipment	$926	682	728	1,100	928
Equipment leased to others	$1,188	1,083	1,045	868	665
Depreciation and amortization	$1,397	1,347	1,220	1,169	1,063
Research and development expenses	$928	669	656	696	649
As a percent of sales and revenues	3.1%	2.9%	3.3%	3.4%	3.2%
Wages, salaries and employee benefits	$6,001	4,980	4,360	4,272	4,029
Average number of employees	73,033	67,828	70,973	70,678	67,200
December 31,
Total assets	$43,091	36,706	32,705	30,489	28,246
Long-term debt due after one year:
Consolidated	$15,837	14,546	11,774	11,452	11,334
Machinery and Engines	$3,663	3,603	3,581	3,653	2,854
Financial Products	$12,174	10,943	8,193	7,799	8,480
Total debt:
Consolidated	$23,525	20,284	17,861	16,763	15,067
Machinery and Engines	$3,762	3,707	3,903	3,945	3,427
Financial Products	$19,763	16,577	13,958	12,818	11,640
(1)
In 2002, we adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and therefore no longer amortize goodwill.

(2)
Computed on weighted-average number of shares outstanding.

(3)
Computed on weighted-average number of shares outstanding diluted by assumed exercise of stock options, using the treasury stock method.

(4)
Represents profit divided by average stockholders' equity (beginning of year stockholders' equity plus end of year stockholders' equity divided by two).

MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

Without question, 2004 was one of the most remarkable years in our proud history. In 1997, with sales and revenues less than $19 billion, we set the goal of becoming a $30 billion company by the middle of this decade. While many thought it was overly ambitious, at the close of 2004 we're able to celebrate that tremendous accomplishment ahead of schedule. Throughout the year, Team Caterpillar—our employees, dealers and suppliers—effectively responded to an unprecedented recovery in nearly every market we serve and enhanced our long-term strategic position by meeting record customer demand and building substantial field population. We're clearly pleased to have reached this important $30 billion milestone, but we have not yet delivered bottom line performance in line with our own expectations. While we remain committed to satisfying our customers, we're disappointed with our cost structure, particularly steel related costs and supply chain inefficiencies due to lack of material availability. That, coupled with a record order backlog which delayed price realization,* caused incremental margins to lag in 2004.

Also in 2004, we delivered solid improvement in cash flow and the company ended the year with an even stronger financial position. After providing continued funding for growth opportunities and new product development, the company was able to make significant contributions to pension plans, increase dividends to shareholders and repurchase Caterpillar shares. Pension plans remain well funded due to solid investment returns and over $600 million in contributions for the second year in a row. The company has increased its dividend in ten of the last eleven years and repurchased almost seven million shares during 2004. This financial strength positions Caterpillar very well for the future.

In January 2005 the company and about 9,000 employees represented by the United Auto Workers reached a new six-year labor agreement that will expire on March 1, 2011. Through thoughtful and professional negotiations, we've reached an agreement that positions the company and all our employees for long-term competitiveness.

This year's opportunities certainly presented us with significant challenges. However, we are pleased we were still able to deliver record profits and increased return on sales. We will continue to meet customer requirements and strengthen our long-term market position. While significant cost pressures are common during periods of explosive growth, we're focusing the expertise of hundreds of 6 Sigma teams to aggressively address these issues and improve our cost structure in 2005. We'll continue to build on the value of 6 Sigma and the opportunities unleashed by an engaged global team to set new records this year, create long-term value for our customers and deliver exceptional returns to our shareholders.

It is our objective to provide the most meaningful disclosures in our Management's Discussion and Analysis in order to explain significant changes in our company's results of operations and liquidity and capital resources. As discussed in Note 25 on pages A-29 to A-30, our segment financial information is not based on generally accepted accounting principles and it is not intended to measure contributions to enterprise results. Therefore, it is impractical for us to try to discuss our company's results of operations and liquidity and capital resources solely based on segment information. Where practical, we have linked our discussions to segment information provided in Note 25 and Table IV on pages A-29 to A-33 (see "Reconciliation of Machinery and Engines Sales by Geographic Region to External Sales by Marketing Segment" on page A-37). Our discussions will focus on consolidated results and our three principal lines of business as described below:

Consolidated—represents the consolidated data of Caterpillar Inc. and all its consolidated subsidiaries.

Machinery—A principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid steer loaders and related parts. Also includes logistics services for other companies.

Engines—A principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Reciprocating engines meet power needs ranging from 5 to over 22,000 horsepower (4 to over 16 200 kilowatts). Turbines range from 1,200 to 20,500 horsepower (900 to 15 000 kilowatts).

Financial Products—A principal line of business consisting primarily of Caterpillar Financial Services Corporation (Cat Financial), Caterpillar Insurance Holdings, Inc. (Cat Insurance), Caterpillar Power Ventures Corporation (Cat Power Ventures) and their subsidiaries. Cat Financial provides a wide range of financing alternatives for Caterpillar machinery and engines, Solar gas turbines, as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an active investor in independent power projects using Caterpillar power generation equipment and services.

*
Glossary of terms included on pages A-47 to A-48; first occurrence of terms shown in bold italics.

2004 COMPARED WITH 2O03

Sales and Revenues by Geographic Region

	Total	North America	EAME	Latin America	Asia/Pacific
	(Millions of dollars)
2004
Machinery	$18,844	$10,337	$4,511	$1,510	$2,486
Engines(1)	9,492	4,184	2,994	862	1,452
Financial Products(2)	1,915	1,347	327	116	125

	$30,251	$15,868	$7,832	$2,488	$4,063

2003
Machinery	$13,678	$7,310	$3,596	$928	$1,844
Engines(1)	7,370	3,222	2,356	793	999
Financial Products(2)	1,715	1,231	303	94	87

	$22,763	$11,763	$6,255	$1,815	$2,930

(1)
Does not include internal engine transfers of $1.745 billion and $1.358 billion in 2004 and 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

(2)
Does not include revenues earned from Machinery and Engines of $194 million and $180 million in 2004 and 2003, respectively.

Reconciliation of Machinery and Engine Sales by Geographic Region to External Sales by Marketing Segment

	2004	2003	2002
	(Millions of dollars)
North America Geographic Region	$14,521	$10,532	$9,480
Engine sales included in the Power Products segment	(4,184)	(3,221)	(2,968)
Company owned dealer sales included in the All Other segment	(558)	(388)	(350)
Other*	(550)	(160)	(254)

North America Marketing external sales	$9,229	$6,763	$5,908

EAME Geographic Region	$7,505	$5,952	$5,178
Power Products sales not included in the EAME Marketing segment	(2,873)	(1,897)	(1,613)
Other*	(694)	(872)	(740)

EAME Marketing external sales	$3,938	$3,183	$2,825

Latin America Geographic Region	$2,372	$1,721	$1,598
Power Products sales not included in the Latin America Marketing segment	(833)	(667)	(689)
Other*	246	133	322

Latin America Marketing external sales	$1,785	$1,187	$1,231

Asia/Pacific Geographic Region	$3,938	$2,843	$2,392
Power Products sales not included in the Asia/Pacific Marketing segment	(1,019)	(1,008)	(872)
Other*	(782)	(262)	(210)

Asia/Pacific Marketing external sales	$2,137	$1,573	$1,310

*
Mostly represents external sales of Construction & Mining Products and All Other segments.

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2003 (at left) and 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Sales and revenues for 2004 were $30.25 billion, $7.49 billion or 33 percent higher than 2003. The increase was due to higher Machinery and Engines volume of $6.26 billion, the favorable impact of currency on sales of $515 million due primarily to the strengthening euro and British pound, improved price realization of $512 million and higher Financial Products revenues of $200 million.

Machinery sales were $18.84 billion in 2004, a $5.17 billion or 38 percent increase over 2003. Record sales volume, up 33 percent from 2003, accounted for most of the gain. Improved price realization added about 3 percent and the favorable impact of currency accounted for the remaining 2 percent. The volume increase was the result of a 28 percent increase in dealer deliveries to end users and an increase in dealer inventories to meet future demand. Dealers carried about the same months of sales in inventory at the end of 2004 as they did at the end of 2003.

In North America, 2004 sales were 41 percent higher than in 2003. Volume increased 37 percent, reaching a record high. The rest of the gain resulted from improved price realization. Volume benefited from a 33 percent increase in dealer deliveries, with sizable gains occurring in most applications. Low interest rates, higher commodity prices and accelerated depreciation provisions all encouraged users to replace existing machines and increase fleet sizes. EAME sales rose 25 percent, with about 16 percent coming from more volume, about 7 percent due to the favorable impact of a stronger euro and the remainder due to improved price realization. Half the volume growth occurred in Europe, where low interest rates contributed to some recovery in construction. Volume increased in both Africa/Middle East (AME) and the CIS, largely due to higher metals and energy prices. Sales in Latin America increased 63 percent, the fastest growth of any region. Volume surged about 55 percent, improved price realization contributed about 7 percent with the remainder due to currency. Dealers delivered 56 percent more machines to end users and built inventories even faster to accommodate the steep recovery in activity. The Asia/Pacific region had a 35 percent increase in sales in 2004, primarily due to volume. Volume declined in China, but this was more than offset by large gains in Australia, Indonesia and India. Dealer deliveries into coal mining, benefiting from higher coal prices, increased sharply in all three countries.

Engines sales were $9.49 billion, an increase of $2.12 billion or 29 percent from 2003. Sales volume was up about 24 percent, the favorable impact of currency accounted for about 3 percent and the remainder was due to improved price realization.

Engine sales increased substantially in all regions. The North America engine sales gain of 30 percent was driven primarily by a 37 percent increase in sales of on-highway truck engines, as strong freight demand and improved industry financial health drove expansion and replacement. Sales of engines to the electric power sector increased 25 percent compared to last year, benefiting from increased demand for quality power, and growth in nonresidential construction and business investment. Sales of engines to the industrial sector rose 62 percent, with strong widespread demand from industrial Original Equipment Manufacturer (OEM) products and growing preference for Caterpillar engines. Sales of marine engines increased 20 percent primarily from healthy demand for pleasure craft engines. Sales of petroleum engines remained about flat compared to 2003, as strong demand for reciprocating engines to maximize existing production was slightly more than offset by reduced investment in turbines and turbine related services for pipeline and major infrastructure expansion. Engine sales rose 27 percent in EAME with strong increases in all sectors.

Sales of engines into the electric power sector increased 54 percent due to stronger demand for prime and cogeneration systems, Middle Eastern demand for large engines and power modules, and favorable currency versus euro-based competition. Sales of engines to the petroleum sector increased 29 percent, with the vast majority of the increase coming from sales of turbines and turbine-related services to support increases in petroleum investment. Sales of engines to the marine sector increased 27 percent due to increased investment in oceangoing and workboat vessels, driven by higher demand for inland waterway transportation and strengthening oceangoing vessel lease rates. Sales of engines into the industrial sector increased 10 percent. Engine sales in Latin America increased 9 percent with gains in most sectors from an improved business investment climate. Sales of petroleum engines in Latin America increased 16 percent with increased demand for turbines and turbine related services for pipeline applications. Sales of electric power engines in Latin America decreased 27 percent, primarily due to the absence of a large turbine electric power project that occurred during 2003. Widespread economic growth in Asia/Pacific contributed to the 45 percent increase in engine sales. Sales of engines into the electric power sector nearly doubled as strong growth drove increased demand for commercial standby and self-generation, as well as for generator sets to support ongoing demand from transmission shortages in China. Sales of petroleum engines increased 30 percent as growth in exploration and production drove strong demand for turbines and turbine related services. Sales of engines to the marine sector increased 48 percent due to increased demand for dredge equipment in support of construction growth, as well as broad increases in demand for offshore supply boats, pleasure craft and oceangoing vessels.

Financial Products revenues were $1.92 billion, an increase of $200 million or 12 percent from 2003. The increase was due primarily to a $228 million favorable impact at Cat Financial from continued growth of earning assets, partially offset by a $60 million impact of lower interest rates on new and existing finance receivables. Also, there was a $19 million increase in earned premiums at Cat Insurance and a $14 million increase in electric plant revenue at Cat Power Ventures.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2003 (at left) and 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions resulted in a favorable operating profit impact of $1.81 billion. Operating profit was also favorably impacted by improved price realization of $512 million, the absence of $153 million of Non-Conformance Penalties (NCPs) that were recorded in 2003 and improved profitability of Financial Products of $92 million.

Partially offsetting the favorable items were $1.11 billion in higher core operating costs, a $232 million unfavorable impact of currency on operating profit due primarily to the weakening of the dollar compared with the British pound and the Japanese yen and $139 million of higher retirement benefits.

Our main focus throughout 2004 has been to satisfy unprecedented customer demand despite incurring additional core operating costs to respond to the steep market upturn. The additional core operating costs reflect increases in manufacturing costs and higher general support costs to meet demand. These additional manufacturing costs included higher material costs resulting primarily from steel related and commodity price increases and higher freight and expediting costs to ensure timely delivery of material. The remainder of the core operating cost increase is largely attributable to higher SG&A expense to support growth and development programs, planned spending on product development, higher incentive compensation costs as well as increased warranty expense. These unfavorable items were partially offset by ongoing cost reductions resulting from hundreds of 6 Sigma projects.

Operating Profit Table

	2004	2003
	(Millions of dollars)
Machinery(1)	$1,825	$1,246
Engines(1)	597	188
Financial Products	437	345
Consolidating Adjustments(2)	(126)	(91)

	$2,733	$1,688

(1)
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

(2)
Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $1.83 billion was up $579 million, or 46 percent, from 2003. The favorable impact of higher sales volume and improved price realization was partially offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $597 million was up $409 million, or 218 percent, from 2003. The favorable impact of higher sales volume, the absence of NCPs and improved price realization were partially offset by higher core operating costs (as outlined above), higher retirement benefits and the unfavorable impact of currency.

Financial Products operating profit of $437 million was up $92 million, or 27 percent, from 2003. The increase was primarily due to a $105 million impact from the growth of earning assets and a $16 million improvement in gain/loss on sale of used equipment at Cat Financial, and a $45 million increase in underwriting income ($26 million due to favorable reserve adjustments resulting from better than anticipated claim experience; remainder due to growth) at Cat Insurance. These favorable items were partially offset by a $39 million increase in operating expenses at Cat Financial primarily related to increased labor costs to support growth in earning assets and a $34 million impact of lower interest spreads.

OTHER PROFIT/LOSS ITEMS

Interest expense excluding Financial Products was $16 million lower compared to 2003 primarily due to lower average borrowing rates.

Other income/expense was income of $204 million compared with income of $35 million in 2003 for a favorable impact of $169 million. The change was primarily due to the favorable impact of Machinery and Engines currency gains of $75 million, the absence of a $55 million non-recurring bond retirement charge recorded in the third quarter 2003 and the absence of investment impairments at Cat Insurance of $27 million.

Caterpillar's profit and cash flows are subject to fluctuation due to changes in foreign exchange rates. The company uses currency forward and option contracts to reduce the impact of exchange rate changes. As mentioned above, the result of this activity in 2004 on Machinery and Engines other income/expense was favorable $75 million. This reduces the net unfavorable impact of currency on profit before tax to $157 million.

The provision for income taxes for both 2003 and 2004 reflects an effective annual tax rate of 27 percent. A change in our geographic mix of profits was offset by the change in retirement benefits discussed on pages A-54 to A-55.

On October 22, 2004, the American Jobs Creation Act (the Act) was signed into law. Among other things, the Act provides for the phase-out of Extraterritorial Income Exclusion (ETI) benefits over the next two years and creates a new deduction in 2005 of 85 percent of certain non-U.S. earnings that are repatriated in excess of a base amount, as defined in the Act. We have started an evaluation of the effects of the repatriation provision. However, we do not expect to be able to complete this evaluation until after Congress and the Treasury Department provide additional clarification on key elements of the provision. We expect to complete our evaluation of the effects of the repatriation provision within a reasonable period of time following the publication of all relevant guidance. The range of possible amounts, including the base, which we are considering for repatriation under this provision, is between zero and $1 billion. The related potential range of incremental provision for income taxes is between zero and $75 million.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit by $39 million over 2003, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd. (SCM). The increase in profitability at SCM was driven largely by increased exports.

Supplemental Information

	2004	2003	2002
	(Millions of dollars)
Identifiable Assets:
Machinery	$13,713	$11,801	$10,867
Engines	8,552	7,645	7,300
Financial Products	24,612	20,972	17,888
Consolidating Adjustments	(3,786)	(3,712)	(3,350)

Total	$43,091	$36,706	$32,705

Capital Expenditures:
Machinery	$546	$386	$393
Engines	297	278	305
Financial Products	1,271	1,101	1,075

Total	$2,114	$1,765	$1,773

Depreciation and Amortization:
Machinery	$442	$453	$437
Engines	353	345	348
Financial Products	602	549	435

Total	$1,397	$1,347	$1,220

Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business financial data.

UAW LABOR AGREEMENT

In January 2005 the company and about 9,000 employees represented by the United Auto Workers reached a new six-year labor agreement that will expire on March 1, 2011. This agreement positions the company and all our employees for long-term competitiveness. While the initial impact will be about a $100 million increase in retirement benefits in 2005, with the establishment of a very competitive market-based new hire wage package, the introduction of employee and retiree health care cost-sharing and other operational effectiveness improvements, we believe we have a long-term cost structure that enables us to compete from our traditional manufacturing and logistics locations.

Sales and Revenues

	Total	North America	EAME	Latin America	Asia/Pacific
	(Millions of dollars)
Fourth Quarter 2004
Machinery	$5,157	$2,783	$1,279	$447	$648
Engines(1)	2,902	1,213	955	276	458
Financial Products(2)	512	361	84	31	36

	$8,571	$4,357	$2,318	$754	$1,142

Fourth Quarter 2003
Machinery	$3,827	$2,088	$939	$291	$509
Engines(1)	2,184	876	703	300	305
Financial Products(2)	454	325	79	23	27

	$6,465	$3,289	$1,721	$614	$841

(1)
Does not include internal engine transfers of $484 million and $362 million in fourth quarter 2004 and fourth quarter 2003, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

(2)
Does not include revenues earned from Machinery and Engines of $56 million and $47 million in fourth quarter 2004 and fourth quarter 2003, respectively.

FOURTH QUARTER 2004 COMPARED WITH FOURTH QUARTER 2003

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between fourth quarter 2003 (at left) and fourth quarter 2004 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Machinery sales were a record $5.16 billion in fourth quarter 2004, a $1.33 billion or 35 percent increase from fourth quarter 2003. Sales volume, which accounted for most of the gain, was up 30 percent from fourth quarter 2003. Improved price realization added 3 percent and the remainder was due to the favorable impact of currency.

In North America, machinery sales increased 33 percent from fourth quarter 2003. Volume increased about 31 percent and the rest was improved price realization. Nearly all the volume growth was the result of increased dealer deliveries to end users, primarily into mining and construction. Machinery sales in EAME were up 36 percent, with about 26 percent due to volume, about 6 percent due to the favorable currency impact of a stronger euro and the remainder due to improved price realization. Volume was a record for a fourth quarter, with good gains in Europe, AME and the CIS. Latin American machinery sales increased 54 percent, with volume contributing about 43 percent of the change and the remainder due to improved price realization.

December machine shipments to dealers set a record, which caused a big increase in reported inventories since dealers did not have enough time to convert all shipments into deliveries. In the Asia/Pacific region, machinery sales in fourth quarter 2004 were 27 percent higher than a year earlier, with volume contributing about 23 percent, improved price realization accounting for about 3 percent and the remainder due to currency. A sharp drop in volume in China was more than offset by gains in Indonesia, Australia and India. Deliveries into mining were up sharply in all three countries.

Engines sales were $2.90 billion, an increase of $718 million, or 33 percent, compared to fourth quarter 2003. Sales volume was up about 29 percent, the favorable impact of currency accounted for about 2 percent and improved price realization added about 2 percent.

Most regions experienced strong increases in engine sales compared to fourth quarter 2003. The North American engine sales gain of 38 percent was driven primarily by a 43 percent increase in sales of on-highway truck engines. Sales of engines to the petroleum sector increased 24 percent benefiting from strong demand for reciprocating engines to expand and maximize production of existing gas and oil fields. Sales of engines to the industrial sector increased 81 percent with widespread increases in demand for nearly all types of industrial OEM equipment, as well as demand for hurricane cleanup efforts in Florida and surrounding regions. Sales of engines to the electric power sector increased 13 percent with continued demand from commercial construction and business investment. Engine sales rose 36 percent in EAME with increases in most sectors. Sales of engines into the electric power sector increased 81 percent due to strong economics for combined heat and power applications for turbines and reciprocating generator sets, as well as increased sales opportunity via the acquisition of Turbomach. Middle Eastern demand for large engines and power modules and favorable currency versus euro-based competition also contributed to the gain. Sales of engines to the marine sector increased 36 percent with increased workboat demand, while sales to the industrial sector increased 10 percent. Engine sales in Latin America decreased 8 percent compared to fourth quarter 2003. Increases in sales of engines occurred in all sectors, with the exception of a 54 percent reduction in sales of engines to electric power. Electric power was impacted by a major turbine project that occurred in fourth quarter 2003, as well as decreased demand for large prime and standby generator sets. Widespread economic growth in Asia/Pacific contributed to the 50 percent increase in engine sales, with strong increases in nearly all sectors. Sales of engines to the petroleum sector increased 67 percent driven primarily by increased demand for turbines and turbine related services to support expansion in exploration and production. Sales of engines into the electric power sector increased 53 percent with increased demand for prime and standby generator sets. Sales of engines into the marine sector nearly doubled with increased demand for workboat and oceangoing vessel engines.

Financial Products revenues were $512 million, an increase of $58 million or 13 percent from fourth quarter 2003. The increase was due primarily to the favorable impact from continued growth of earning assets at Cat Financial.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between fourth quarter 2003 (at left) and fourth quarter 2004 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Higher sales volume in all regions and most industries favorably impacted operating profit by $504 million. Operating profit was also favorably impacted by improved price realization of $171 million, the absence of $21 million of NCPs that were recorded in the fourth quarter 2003 and improved profitability of Financial Products of $18 million.

Partially offsetting the favorable items were $412 million in higher core operating costs, a $46 million unfavorable impact of currency on operating profit due primarily to the weakening of the dollar compared with the British pound and $45 million of higher retirement benefits.

We continued to meet unprecedented customer demand and satisfy our customers in the fourth quarter, despite incurring additional core operating costs to respond to record volumes. The additional core operating costs reflect increases in manufacturing costs to satisfy customer requirements, higher SG&A expense to support growth and development programs and planned spending on product development programs. The additional manufacturing costs were due to higher material costs resulting primarily from steel related price increases.

Operating Profit Table

	Fourth Quarter
	2004	2003
	(Millions of dollars)
Machinery(1)	$384	$367
Engines(1)	246	70
Financial Products	105	87
Consolidating Adjustments(2)	(39)	(25)

	$696	$499

(1)
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

(2)
Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit of $384 million was up $17 million, or 5 percent, from fourth quarter 2003. The favorable impact of higher sales volume and improved price realization was mostly offset by higher core operating costs (as outlined above), the unfavorable impact of currency and higher retirement benefits.

Engines operating profit of $246 million was up $176 million, or 251 percent, from fourth quarter 2003. The favorable impact of higher sales volume, improved price realization and the absence of NCPs were partially offset by higher core operating costs (as outlined above).

Financial Products operating profit of $105 million was up $18 million, or 21 percent, from fourth quarter 2003. The increase was primarily due to a favorable impact from the growth of earning assets, partially offset by the impact of lower interest spreads at Cat Financial.

OTHER PROFIT/LOSS ITEMS

Other income/expense was income of $69 million compared with income of $20 million in fourth quarter 2003, a favorable impact of $49 million. The change was due mainly to the favorable impact of Machinery and Engines currency gains of $27 million and a $9 million favorable change in currency exchange gain/loss at Cat Power Ventures.

Also, Caterpillar's profit and cash flows are subject to fluctuation due to changes in foreign exchange rates. The company uses currency forward and option contracts to reduce the impact of exchange rate changes. As mentioned above, the result of this activity in the fourth quarter on Machinery and Engines other income/expense was favorable $27 million. This reduced the net unfavorable impact of currency on profit before tax to $19 million.

The provision for income taxes for both 2003 and 2004 reflects an effective annual tax rate of 27 percent. In addition, the fourth quarter 2004 provision includes a favorable adjustment of $10 million to recognize the impact of an effective tax rate change from 27.5 percent used for the first nine months primarily due to a change in our geographic mix of profits.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit by $13 million over fourth quarter a year ago, primarily driven by increased profitability at Shin Caterpillar Mitsubishi Ltd. (SCM). The increase in profitability at SCM was driven largely by increased exports.

SUPPLEMENTAL INFORMATION

        We are providing supplemental information including deliveries to users and dealer inventory levels. We sell the majority of our machines and engines to independently owned and operated dealers and OEMs to meet the demands of their customers, the end users. Due to time lags between our sales and the deliveries to end users we believe this information will help readers better understand our business and the industries we serve. All information provided in the supplemental section is calculated in constant dollars.

Dealer New Machine Deliveries

Worldwide dealer deliveries of new machines to end users increased 28 percent in 2004, reaching record levels. Strength was widespread, with growth occurring in all regions and in all major applications. The worldwide recovery in manufacturing boosted demand for most commodities. The resulting higher prices and increased production caused increased deliveries into mining, energy development and forestry. Low interest rates and better economic growth raised construction spending, benefiting deliveries into residential and commercial construction.

North American dealers had a record year, delivering 33 percent more new machines than in 2003. Deliveries increased into all major applications as the result of increased activity, better output prices and accelerated depreciation provisions. Dealers increased deliveries to rental fleets by 40 percent to accommodate an increased demand for rental machines and a higher rate of deliveries from existing rental fleets.

Deliveries into both North American coal mining and metals mining more than doubled. Better coal prices and a weaker U.S. dollar caused a 4 percent increase in mine production, the best year for production growth since 1994. Metals price increases ranged from 10 to 70 percent and mine production increased slightly, the first increase in output since 1997. Deliveries into general construction were up 38 percent from 2003. Housing starts increased to a 1.95 million-unit rate, the highest since 1978. Positives for housing construction were continued low mortgage interest rates, higher home prices and a significant shift away from mobile homes. Nonresidential construction recovered from a three year downturn, the result of better profits, increased business sales and better financing conditions. Dealers delivered 31 percent more new machines into heavy construction in 2004. Deliveries into highway construction increased due to past increases in Federal highway funding, and energy development and exploration benefited from higher oil and natural gas prices. Deliveries into both sewer and water and site development increased due to more residential and commercial construction. Increased construction raised the demand for quarry products and aggregates and deliveries into that application increased 26 percent. The increase in housing starts drove lumber prices higher and deliveries into forestry increased 23 percent.

EAME dealers, benefiting from a strong fourth quarter, increased deliveries of new machines 11 percent in 2004. In Europe, where the economic recovery was sluggish, deliveries increased 4 percent. Positive factors included some recovery in housing in the Euro-zone economies, the result of low interest rates, and increased deliveries to rental fleets. Deliveries in AME rose 35 percent. Higher commodity prices led to increased investment in mining and significantly boosted regional income, allowing governments to increase infrastructure investment. In the CIS, deliveries increased 2 percent. Better energy and metals prices, along with much higher production, caused increased investment.

Latin American dealers, enjoying their best year since 1998, delivered 56 percent more new machines than in 2003. Mining deliveries rose 84 percent, due to higher coal and metals prices plus significant increases in production. In addition, general economic recoveries led to increased construction. Most of the increase in deliveries occurred in Chile, Colombia, Argentina and Mexico.

Dealer new machine deliveries in Asia/Pacific increased 26 percent. China, where deliveries more than doubled between 2001 and 2003, had a 25 percent decline because the government implemented measures to moderate development. Demand in the rest of the region, however, was extremely strong, particularly in mining. Deliveries into Australia increased 41 percent and those into Indonesia more than doubled.

Dealer Inventories of New Machines

Worldwide dealer inventories at the end of 2004 were 38 percent higher than at the end of 2003. A good part of that increase was the normal outcome of rapidly increasing dealer deliveries to end users—more machines were in transit to dealers or in preparation for customer delivery. In addition, plants shipped a record volume of machines in the fourth quarter and dealers did not always have time to convert late-quarter shipments into customer deliveries. Worldwide dealer inventories relative to deliveries were the same as a year earlier. Dealer inventories in both North America and EAME were slightly lower relative to deliveries than at the end of 2003.

Engine Deliveries to End Users and OEMs

In North America, engine deliveries to end users and OEMs were up 22 percent compared to 2003. Engine deliveries increased in nearly all sectors, led by a 35 percent increase in engines delivered to North American truck and bus manufacturers as higher freight tonnage and improved carrier financial health drove expansion and replacement purchases. Engine deliveries to end users and OEMs in the industrial sector increased 50 percent due to stronger industry demand driven by near record levels of business investment and increased preference for Caterpillar engines. Deliveries of engines into the marine sector rose 10 percent from higher demand for pleasure craft engines. Deliveries of engines into the electric power and petroleum sectors remained about flat.

In EAME, overall engine deliveries to end users and OEMs rose 22 percent with increases in deliveries to all sectors. Electric Power deliveries rose 47 percent benefiting from increased demand for combined heat and power self generation, as well as demand for Middle East infrastructure support. Petroleum deliveries rose 26 percent, as higher energy prices drove increased investment to expand production. Deliveries into the marine sector increased 2 percent, while industrial deliveries declined 5 percent.

Deliveries to end users and OEMs in Latin America increased 2 percent compared to 2003. An improved investment climate drove increases in most sectors, led by a 14 percent increase in petroleum deliveries resulting from investment in pipeline activity. Electric power deliveries declined 33 percent driven by the absence of a large turbine project that occurred during 2003.

Deliveries to end users and OEMs in Asia/Pacific were up 47 percent compared to 2003. Engine deliveries into the electric power sector increased 80 percent due to widespread increases in demand for prime power and standby products, primarily driven by transmission constraints and increased business investment from strong economic growth. Asia/Pacific deliveries of engines into the petroleum sector rose 28 percent driven primarily by increased demand for turbines and turbine related services to support growth in exploration and production. Deliveries into the marine sector increased 39 percent as competitive shipyard rates drove demand for oceangoing vessels, and deliveries increased for pleasure craft and offshore supply boats.

Dealer Inventories of Engines

Worldwide dealer engine inventories at the end of 2004 were approximately 32 percent above year-end 2003 levels, and were above selling rate increases primarily due to higher in-transit inventories awaiting delivery. Inventory increased in most regions relative to selling rates, while North America held flat with strong deliveries in most sectors. Asia/Pacific dealer inventories continued to increase slightly faster than selling rates, due to in-process deliveries to support higher electric power and marine demand, as well as some continued delay in deliveries to electric power opportunity in China. EAME dealer inventories increased above selling rates, driven by higher in-transit inventory and higher delivery lead times associated with complex projects, as well as some addition of inventory by dealers to serve growing demand for small standby and large prime generator sets.

2003 COMPARED WITH 2002

        Caterpillar had an excellent year in 2003. We took full advantage of the recovering capital goods market to make real progress on our growth objectives while continuing to lower core operating costs. With a 13 percent sales and revenue increase this year, we are well on our way to achieving our growth target of $30 billion of sales and revenues in this decade. Our performance this year demonstrated to investors our commitment to deliver long-term profitable growth. In addition, we made significant progress on other key strategic initiatives. After an aggressive development program, we introduced ACERT'® technology, earning Caterpillar the distinction of being the only engine manufacturer with a full line of 2004 EPA certified and compliant clean diesel engines.

Also in 2003, we supported our dealers' continued expansion of Cat Rental stores as they enhanced their position as the world's leading providers of rental equipment. We strengthened our long-term relationships in the Asia-Pacific region, expanding operations in China and India to serve the increasing demand in these important emerging markets. Amid this growth and change, we continued to embrace the discipline of 6 Sigma, which allowed Caterpillar people to develop process improvements and discover new ways to better serve our customers. As the company grows, we will continue to rely on the proven processes of 6 Sigma to create value and develop growth opportunities. As we move into 2004, we will continue our focus on 6 Sigma and profitable growth, reinforcing the positive changes in our culture that are making Caterpillar a better company.

Sales and Revenues by Geographic Region

	Total	North America	EAME	Latin America	Asia/Pacific
	(Millions of dollars)
2003
Machinery	$13,678	$7,310	$3,596	$928	$1,844
Engines(1)	7,370	3,222	2,356	793	999
Financial Products(2)	1,715	1,231	303	94	87

	$22,763	$11,763	$6,255	$1,815	$2,930

2002
Machinery	$11,975	$6,517	$3,156	$818	$1,484
Engines(1)	6,673	2,963	2,022	780	908
Financial Products(2)	1,504	1,116	257	55	76

	$20,152	$10,596	$5,435	$1,653	$2,468

(1)
Does not include internal engine transfers of $1.358 billion and $1.286 billion in 2003 and 2002, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

(2)
Does not include revenues earned from Machinery and Engines of $180 million and $174 million in 2003 and 2002, respectively.

SALES AND REVENUES

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between 2002 (at left) and 2003 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues, if any, appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

Machinery sales were $13.68 billion, an increase of $1.70 billion or 14 percent from 2002. Sales volume was up about 8 percent, the favorable impact of currency accounted for about 4 percent and improved price realization added about 2 percent. In North America, machinery sales increased 12 percent due mostly to higher volume and favorable price realization. Sales volume rose because of an 11 percent increase in dealer deliveries, the result of users (especially rental fleets) upgrading their fleets and a last half improvement in construction activity. Dealers also increased inventories to support higher delivery rates. EAME sales were up 14 percent due to the favorable impact of a stronger euro and improved price realization partially offset by lower sales volume due to weak economic conditions in Europe. In Latin America, sales were up 13 percent, benefiting from increased dealer deliveries into mining and some building of dealer inventories in anticipation of higher end-user demand. Company sales in Asia/Pacific surged 24 percent as dealer deliveries increased significantly due to strong economies in the region.

Engines sales were $7.37 billion, an increase of $697 million or 10 percent from 2002. Sales volume was up about 5 percent, the favorable impact of currency accounted for about 3 percent and emissions-related price increases added about 2 percent. North American sales rose 9 percent due to improved emissions related price increases for truck engines and higher volume in most key engine sectors. Engine sales in EAME rose 17 percent due to the favorable effects of currency and higher sales into the Middle East. Sales in Latin America rose 2 percent with all of the gain coming from higher sales of truck and bus engines. Sales in Asia/Pacific rose 10 percent due to higher volume in almost all sectors as economic growth strengthened. Worldwide Caterpillar truck engine sales rose 19 percent with a significant improvement in emissions-related price realization and higher volume of 4 percent. Worldwide sales of electric power and industrial engines rose 10 and 8 percent, respectively, benefiting from the favorable effects of currency and slight industry growth. Worldwide sales into petroleum rose 4 percent due to higher demand for engines used in gas compression and higher North American land drilling activity. Sales to the marine sector rose 2 percent, helped by slightly higher industry demand and favorable effects of currency.

Financial Products revenues were $1.72 billion, an increase of $211 million or 14 percent from 2002. The increase was due primarily to the favorable impact of $223 million from continued growth of earning assets at Cat Financial and a $63 million increase in earned premiums on extended service contracts at Cat Insurance. These favorable items were partially offset by the $120 million impact of lower interest rates on new and existing finance receivables (including retained interests in securitized trade receivables) at Cat Financial.

OPERATING PROFIT

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between 2002 (at left) and 2003 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parenthesis above each bar. Caterpillar management utilizes these charts internally to visually communicate with its Board and employees.

The favorable profit impact of additional machinery and engine sales volume was partially offset by unfavorable sales mix resulting in a net positive impact of $175 million. The unfavorable sales mix was primarily due to lower sales of higher margin fuel system components to Navistar International Transportation Corporation ("Navistar") attributable to the imminent expiration of a long-term purchase contract in 2003 between Caterpillar and Navistar as well as higher sales of lower margin small diesel engines and compact construction equipment. Improved price realization reflected the favorable impact of modest price increases taken in January 2003 on most machines and parts. Material cost reductions and quality improvements reflected in lower warranty costs were partially offset by higher incentive compensation of about $140 million for a net improvement in core operating costs of $231 million. The higher incentive compensation benefits employees at all levels as corporate financial performance improves. This reflects the structure of our compensation plans where employees have a component of their pay tied to the performance of the company.

Partially offsetting the favorable items was $310 million of higher retirement benefits. This increase was primarily due to the impact of previous poor performance of equity markets on pension plan assets and increased expense resulting from the introduction of a company match to our 401(k) plan in 2003.

Operating Profit Table

	2003	2002
	(Millions of dollars)
Machinery(1)	$1,246	$947
Engines(1)	188	175
Financial Products	345	284
Consolidating Adjustments(2)	(91)	(82)

	$1,688	$1,324

(1)
Caterpillar operations are highly integrated; therefore, the company uses a number of allocations to determine lines of business operating profit for Machinery and Engines.

(2)
Consolidating adjustments consist of eliminations of transactions between Machinery and Engines and Financial Products.

Machinery operating profit increased 32 percent, or $299 million, from 2002. The favorable impact of improved price realization, higher sales volume (net of unfavorable sales mix) and lower core operating costs more than offset higher retirement benefits.

Engines operating profit increased 7 percent, or $13 million, from 2002 as lower core operating costs were almost entirely offset by higher retirement benefits and the unfavorable impact of Changes in Emissions Standards. The favorable impact of volume was offset by negative sales mix resulting from lower sales of higher margin fuel system components as well as higher sales of lower margin small diesel engines.

Financial Products operating profit increased 21 percent, or $61 million, from 2002. The increase was primarily due to the impact of growth of earning assets of $59 million, higher fee income of $12 million and higher securitization income of $8 million at Cat Financial. These favorable items were partially offset by increased operating costs to support growth at Cat Financial.

OTHER PROFIT/LOSS ITEMS

Interest expense excluding Financial Products was $33 million lower compared to 2002 primarily due to lower average short-term and long-term borrowings.

Other income/expense was income of $35 million down from $69 million in 2002. The change was primarily due to a $55 million charge for early retirement of the $250 million 6 percent debentures due in 2007.

The provision for income taxes reflects an estimated annual tax rate of 27 percent for 2003 compared to 28 percent a year ago due to the geographic mix of profits and changes in the estimated tax benefits from export sales.

The equity in profit/loss of unconsolidated affiliated companies favorably impacted profit $24 million from 2002, due mostly to improved profitability of Shin Caterpillar Mitsubishi Ltd. resulting from improved export business into China and North America.

OPERATING COST RECLASSIFICATION

In the second quarter of 2003, we revised our policy regarding the classification of certain costs related to distributing replacement parts. Previously, these costs were included in SG&A and now are included in cost of goods sold. This classification is more consistent with industry practice. The parts distribution costs include shipping and handling (including warehousing) along with related support costs such as information technology, purchasing and inventory management.

The amounts reclassified from SG&A expense to cost of goods sold were $437 million and $443 million for 2002 and 2003, respectively. The reclassification had no impact on operating profit.

GLOSSARY OF TERMS

1.
Changes in Emissions Standards (Emissions)—Generally, emissions describes the financial impacts of industry emission standard changes for on-highway truck and bus engines in North America. With respect to sales and revenues, emissions represents the impact of price increases. With respect to operating profit, emissions represents the net impact of price increases, production cost increases which include incremental ramp-up production costs and non-conformance penalties (NCPs).

2.
Consolidating Adjustments—Eliminations of transactions between Machinery and Engines and Financial Products.

3.
Constant Dollars—The dollar value of machine and engine deliveries adjusted for changes in price and currency.

4.
Core Operating Costs—Machinery and Engines operating cost change adjusted for volume. It excludes the impact of currency, retirement benefits and Non-Conformance Penalties.

5.
Currency—With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to profit before tax, currency represents the net translation impact on sales, operating costs and other income/expense resulting from changes in foreign currency exchange rates versus the U.S. dollar. Also included in the currency impact on profit before tax is the effect of currency forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates. Currency includes the impacts on sales and operating profit for the Machinery and Engines lines of business only; currency impacts on the Financial Products line of business are included in the Financial Products portions of the respective analyses.

6.
EAME—Geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.
Earning Assets—These assets consist primarily of total net finance receivables plus retained interests in securitized trade receivables, plus equipment on operating leases, less accumulated depreciation at Cat Financial. Net finance receivables represent the gross receivables amount less unearned income and the allowance for credit losses.

8.
Latin America—Geographic region including the Central and South American countries and Mexico.

9.
Machinery and Engines—Due to the highly integrated nature of operations, represents the aggregate total of the Machinery and Engines lines of business and includes primarily our manufacturing, marketing and parts distribution operations.

10.
Non-Conformance Penalties (NCPs)—Pursuant to a consent decree Caterpillar and other engine manufacturers entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002 for engines manufactured for on-highway use. Under the consent decree, an engine manufacturer was required to pay a non-conformance penalty (NCP) to the EPA for each engine manufactured after October 1, 2002 that did not meet the standards. The amount of the NCP was based on how close to meeting the standards the engine came—the more the engine was out of compliance, the higher the penalty per engine.

11.
Price Realization—The impact of net price changes excluding currency.

12.
Retirement Benefits—Cost of defined benefit pension plans, defined contribution plans and retirement health care and life insurance.

13.
Sales Volume—With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for machines, engines and parts. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

14.
Sales Volume/Mix—The net operating profit impact of changes in the quantities sold for machines, engines and parts combined with the net operating profit impact of changes in the relative weighting of machines, engines and parts sales with respect to total sales.

15.
6 Sigma—On a technical level, 6 Sigma represents a measure of variation that achieves 3.4 defects per million opportunities. At Caterpillar, 6 Sigma represents a much broader cultural philosophy to drive continuous improvement throughout the value chain. It is a fact-based, data-driven methodology that we are using to improve processes, enhance quality, cut costs, grow our business and deliver greater value to our customers through Black Belt-led project teams. At Caterpillar, 6 Sigma goes beyond mere process improvement; it has become the way we work as teams to process business information, solve problems and manage our business successfully.

LIQUIDITY & CAPITAL RESOURCES

Reclassification of certain receivables and related cash flows

A.    Consolidated financial position

Our Machinery and Engines operations generate trade receivables from the sale of inventory to dealers and customers. Certain of these receivables are sold to Cat Financial. Cat Financial holds the receivables and periodically securitizes a portion of the dealer receivables using a revolving securitization structure. Cat Financial's portion of the securitized trade receivables is represented by certificated retained interests. Cat Financial also generates wholesale inventory receivables from its direct financing of inventory purchases by dealers. Previously, the certificated retained interests as well as the wholesale inventory receivables were classified as Finance Receivables in our Consolidated Financial Position. In the fourth quarter of 2004, we reclassified the certificated retained interests from Finance Receivables to Retained Interests in Securitized Trade Receivables and the wholesale inventory receivables from Finance Receivables to Trade and Other Receivables in our Consolidated Financial Position. These changes were made to align the financial position with the cash flow changes discussed below.

B.    Consolidated statement of cash flow

During the fourth quarter of 2004, the staff of the Securities and Exchange Commission expressed concern regarding the classifications of certain cash flows by companies with captive finance subsidiaries. As a result of this concern, management decided to make reclassifications to the 2002 and 2003 Consolidated Statements of Cash Flow as described below.

Securitized trade receivables

Previously, we reported an increase in cash flow from operating activities in the Consolidated Statement of Cash Flow when Machinery and Engines sold receivables to Cat Financial that were subsequently securitized. Concurrently, Cat Financial's entire purchase of these receivables was included in Additions to Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. The receivables were immediately securitized and the portion sold to a third party was included in Proceeds from Sale of Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. Subsequently, collection of the certificated retained interests was included in Collection of Finance Receivables (investing activity) in the Consolidated Statement of Cash Flow. This cash flow treatment followed our principal lines of business reporting, however, when we reported an increase in cash flow from operating activities and a corresponding outflow from investing activities there was no increase in cash on a consolidated basis from the sale of inventory to our dealers and customers.

In the fourth quarter of 2004, we made a reclassification to eliminate the offsetting non-cash intercompany transactions in the Consolidated Statement of Cash Flow. In addition, we reclassified the proceeds from sale of trade receivables to operating activities. The reclassification properly classifies cash receipts from the sale of inventory as operating activities and reflects that these cash flows, although held and managed by Cat Financial, arise from our sale of Machinery and Engines inventory.

The securitization structure mentioned above involves a securitization trust. During 2003 and 2002, the trust was a qualifying special purpose entity (QSPE) and thus, in accordance with Statement of Financial Accounting Standards No. 140 (SFAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", was not consolidated. When receivables were placed into the trust, we received cash for the portion sold to third party purchasers and the portion retained by Cat Financial was represented by certificated retained interests. Placing receivables into a securitization trust changes their nature and the receipt of certificated retained interests is considered a non-cash transaction. We have noted this non-cash transaction on the Consolidated Statement of Cash Flow and quantified the receivables decrease resulting from this transaction and thus excluded from operating activities. This reflects that certificated retained interests, not cash, were received for these sales. The certificated retained interests are considered held-to-maturity securities as defined by Statement of Financial Accounting Standards No. 115 (SFAS 115), "Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 requires that collection of held-to-maturity securities be classified as an investing activity. We have therefore reclassified the collection of the certificated retained interests from Collection of Finance Receivables to Collections of Retained Interests in Securitized Trade Receivables within the investing activities section of the Consolidated Statement of Cash Flow. The impact of these changes is a significant reduction to cash flow from operating activities and a significant increase in cash flow from investing activities. This reflects that although inventory was sold, the nature of the receivable was changed to a security. The subsequent collection of that security is shown as an investing activity.

Wholesale inventory receivables

Previously, we reported an increase in cash flow from operating activities when a dealer remitted payment for a trade receivable that was subsequently financed with the issuance of a wholesale inventory receivable by Cat Financial. The issuance of a wholesale inventory receivable by Cat Financial was reported as an Addition to Finance Receivables in the Consolidated Statement of Cash Flow and the subsequent collection was reported as a Collection of Finance Receivables. Similar to securitized receivables, this cash flow treatment followed our principal lines of business reporting, however, when we reported an increase in cash flow from operating activities and a corresponding outflow from investing activities there was no increase in cash on a consolidated basis from the sale of inventory to our dealers and customers. We therefore eliminated the offsetting non-cash transaction in the Consolidated Statement of Cash Flow. In addition, we reclassified the collection of wholesale inventory receivables to operating activities. The reclassification properly classifies cash receipts from the sale of inventory as operating activities and reflects that these cash flows, although held and managed by Cat Financial, arise from our sale of Machinery and Engines inventory.

These reclassifications had no impact on the Increase in Cash and Short-term Investments on the Statement of Consolidated Cash Flow.

Prior amounts reported have been reclassified to conform to this presentation as follows:

	2003			2002
	Previous classification(1)	Change	As Reclassified	Previous classification(1)	Change	As Reclassified
	(Millions of dollars)
Consolidated Financial Position—Statement 3
Receivables—trade and other	$3,666	$359	$4,025	$2,838	$354	$3,192
Receivables—finance	7,417	(1,909)	5,508	6,565	(1,499)	5,066
Retained interests in securitized trade receivables	—	1,550	1,550	—	1,145	1,145
Long-term receivables—trade and other	82	428	510	66	367	433
Long-term receivables—finance	7,822	(428)	7,394	6,714	(367)	6,347
Consolidated Statement of Cash Flow—Statement 4
Receivables—trade and other	$(438)	$(7,677)	$(8,115)	$5	$(6,328)	$(6,323)
Net cash provided by (used for) operating activities	2,066	(7,677)	(5,611)	2,366	(6,328)	(3,962)
Additions to finance receivables	(17,146)	10,278	(6,868)	(15,338)	9,405	(5,933)
Collections of finance receivables	13,882	(8,631)	5,251	11,866	(7,297)	4,569
Proceeds from sale of finance receivables	1,760	(1,099)	661	2,310	(1,697)	613
Collections of retained interests in securitized trade receivables	—	7,129	7,129	—	5,917	5,917
Net cash provided by (used for) investing activities	(2,793)	7,677	4,884	(2,708)	6,328	3,620

(1)
Certain amounts do not agree to prior period reported amounts due to unrelated reclassifications.

Sources of funds

We generate our capital resources primarily through operations and collections of certificated retained interests in trade receivables (discussed above). Collections of certificated retained interests take place when the securitization trust collects cash and distributes it to Cat Financial. In 2004, operating cash flow was negative $3.99 billion and collections of certificated retained interests in trade receivables were $5.72 billion totaling positive $1.73 billion. In 2003, operating cash flow was negative $5.61 billion and collections of certificated retained interests in trade receivables were $7.13 billion totaling positive $1.52 billion. The increase in the total of these sources of funds from $1.52 billion in 2003 to $1.73 billion in 2004 is primarily the result of higher profitability in 2004 as compared to 2003, largely offset by an increase in working capital requirements. The decrease in collections of certificated retained interests from 2003 to 2004 of $1.41 billion reflects that the securitization trust was a QSPE (and thus not consolidated) for all of 2003 compared with eight months of

2004, partially offset by a higher volume of collections in 2004. From September to December of 2004, because of a significant increase in Machinery and Engines' sales and subsequent sale of the receivables to Cat Financial, our certificated retained interests in the trust exceeded 90% of the fair value of trust assets. Thus, during this period, the trust did not qualify as a QSPE as defined by SFAS 140. We therefore consolidated the trust in accordance with FIN 46R, 'Consolidation of Variable Interest Entities" (revised) as it represents a variable interest entity for which Cat Financial is the primary beneficiary. We anticipate that the majority of future capital resource requirements will be funded by operating cash flow, which is largely sourced from our profits. See our Outlook on page A-60.

Total debt as of December 31, 2004 was $23.5 billion, an increase of $3.24 billion from year-end 2003. Debt related to Machinery and Engines increased only $55 million, as cash for capital expenditures, the stock repurchase program, payment of dividends, and acquisitions were largely provided by operations. Debt related to Financial Products increased $3.19 billion due to financing a higher amount of assets at Cat Financial.

We have two global credit facilities with a syndicate of banks totaling $5.0 billion available in the aggregate to both Machinery and Engines and Financial Products to support commercial paper programs. Based on Management's allocation decision, which can be revised at any time during the year, the portion of the facility available to Cat Financial at December 31, 2004 was $4.4 billion. The five-year facility of $2.5 billion expires in September 2009. The 364-day facility of $2.5 billion expires in September 2005. The facility expiring in September 2005 has a provision that allows Caterpillar or Cat Financial to obtain a one-year loan in September 2005 that would mature in September 2006. Our total credit commitments as of December 31, 2004 were:

	Consolidated	Machinery and Engines	Financial Products
	(Millions of dollars)
Credit lines available:
Global credit facilities	$5,000	$600	$4,400
Other external	1,849	758	1,091

Total credit lines available	6,849	1,358	5,491
Less: Global credit facilities supporting commercial paper	4,412	40	4,372
Less: Utilized credit	463	93	370

Available credit	$1,974	$1,225	$749

We also generate funding through the securitization and syndication of receivables where the investors and/or the securitization trusts have limited or no recourse to Caterpillar or Cat Financial. In 2004, we generated $663 million of capital resources from the securitization of trade receivables. These receivables arose from our sale of inventory to dealers. During 2004, Cat Financial sold retail (customer) leases and installment sale contracts through syndications; proceeds of $61 million were received from the sale of such contracts.

To maintain an alternative funding source, Cat Financial periodically (generally once a year) securitizes retail (customer) installment sale contracts and finance leases. In this process, these finance receivables are sold into a public asset-backed securitization trust. The trusts, bankruptcy remote qualified special purpose entities (QSPEs) that are not consolidated in our financial statements, held total assets of $815 million related to these securitizations at year-end 2004. We use QSPEs in a manner consistent with conventional practices in the securitization industry to isolate these finance receivables, which are secured by new and used equipment, for the benefit of securitization investors. Our sensitivity analysis indicated that the impact of a 20 percent adverse change to all individual assumptions used to calculate the fair value of all our retained interests at December 31, 2004 would be less than $2 million.

The use of the QSPEs enables us to access the U.S. securitization market for the sale of these types of financial assets. The amounts of funding from securitizations reflect such factors as capital market accessibility, relative costs of funding sources, and assets available for securitization. We had total proceeds from initial sales of these receivables of $659 million and $693 million, and recognized a pre-tax gain of $13 million and $22 million, for 2004 and 2003, respectively. Subordinated retained interests in the public securitizations from 2004 and earlier years totaled $73 million.

We do not generate material funding through structured finance transactions.

Machinery and Engines

Machinery and Engines operating cash flow was $1.92 billion for 2004, compared with $1.43 billion for 2003. This increase is primarily the result of higher profit. The increase in sales volume has resulted in higher inventory. The surge in volume has also resulted in key component shortages, which have resulted in delayed production driving additional inventory increases. This increase in inventory was about offset by an increase in accounts payable resulting from the additional volume as well as a change in invoice payment terms that impacted most of our U.S. locations. The terms change was effective November 1, 2004 and offered suppliers a choice of a cash discount with an accelerated payment or extension of existing payment terms by an average of one month. Most suppliers chose the terms extension.

Pursuant to the share repurchase program authorized by the Board of Directors in October 2003, $539 million was spent to repurchase 6.9 million shares during 2004. There were 342.9 million shares outstanding at the end of 2004. The goal of the share repurchase program, which expires in October 2008, is to reduce the company's outstanding shares to 320 million.

Capital expenditures, excluding equipment leased to others, during 2004 were $841 million, an increase of $187 million from 2003 to support growth and new product initiatives. Acquisitions resulted in a decrease to cash of $295 million primarily from the acquisitions of the MG Rover Ltd. parts distribution business and Williams Technologies, Inc.

Financial Products

Operating cash flow was $962 million for 2004, compared with $463 million for 2003. The increase is primarily the result of an increase in profit and lower working capital requirements. Cash used to purchase equipment leased to others was $1.19 billion for 2004 compared to $1.07 billion for 2003. In addition, net cash used for finance receivables and retained interests in securitized trade receivables was $3.15 billion for 2004, compared with $1.33 billion for 2003 due to growth at Cat Financial.

Contractual obligations

The company has committed cash outflow related to long-term debt, operating lease agreements, purchase obligations and other contractual obligations. Minimum payments for these long-term obligations are:

	2005	2006	2007	2008	2009	After 2009	Total
	(Millions of dollars)
Long-term debt:
Machinery and Engines	$6	$290	$297	$26	$363	$2,022	$3,004
Financial Products	3,525	4,137	2,567	1,134	3,103	1,233	15,699

Total long-term debt	3,531	4,427	2,864	1,160	3,466	3,255	18,703
Capital leases	32	31	30	30	31	918	1,072
Operating leases	163	132	90	69	59	384	897
Postretirement obligations(1)	530	510	770	530	540	2,550	5,430
Purchase obligations:
Accounts payable(2)	3,990	—	—	—	—	—	3,990
Purchase orders(3)	3,954	—	—	—	—	—	3,954
Other contractual obligations(4)	121	121	101	3	1	468	815

Total purchase obligations	8,065	121	101	3	1	468	8,759
Other long-term liabilities(5)	156	134	87	62	37	73	549
Interest on long-term debt(6)	599	471	366	303	245	4,140	6,124

Total contractual obligations	$13,076	$5,826	$4,308	$2,157	$4,379	$11,788	$41,534

(1)
Amounts represent expected contributions to our pension and other postretirement benefit plans through 2014, offset by expected Medicare Part D subsidy receipts.

(2)
Amount represents invoices received and recorded as liabilities in 2004, but scheduled for payment in 2005. These represent short-term obligations made in the ordinary course of business.

(3)
Amount represents contractual obligations for material and services on order at December 31, 2004 but not yet delivered. These represent short-term obligations made in the ordinary course of business.

(4)
Amounts represent long-term commitments entered into with key suppliers for minimum purchases quantities.

(5)
Amounts represent contractual obligations related to software license contracts, IT consulting contracts and outsourcing contracts for benefit plan administration and software system support.

(6)
Amounts represent estimated contractual interest payments on long-term debt.

Financial Products total borrowings were $19.76 billion at December 31, 2004, an increase of $3.19 billion from December 31, 2003 due to financing a higher amount of assets. Debt repayment in Financial Products depends primarily on timely repayment and collectibility of the receivables portfolio. At December 31, 2004, finance receivables past due over 30 days were 1.6%, compared with 2.5% at December 31, 2003. The allowance for credit losses was 1.38% of finance receivables, net of unearned income, at December 31, 2004, compared to 1.49% at December 31, 2003. Receivables written off due to uncollectibility, net of recoveries on receivables previously written off, were $72 million and $82 million for 2004 and 2003, respectively.

Financial Products was in compliance with all debt covenants at December 31, 2004 except Cat Financial's debt-to-equity ratio, as defined under the global credit facilities, which was 8.23 to 1 at December 31, 2004. By covenant, this is not to exceed 8.00 to 1 at year-end (8.5 to 1 moving six-month average at other than year-end). At December 31, 2004, there were no borrowings under these facilities. The higher year-end ratio was primarily the result of unexpected record levels of financing activity in the fourth quarter. Cat Financial received a waiver from its banks for said failure and expects to be in compliance with all credit facility agreement covenants throughout 2005.

Dividends paid per common share

Quarter	2004	2003	2002
First	$.370	$.350	$.350
Second	.370	.350	.350
Third	.410	.350	.350
Fourth	.410	.370	.350

	$1.560	$1.420	$1.400

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. The more significant estimates include: residual values for leased assets, fair market values for goodwill impairment tests, and reserves for warranty, product liability and insurance losses, postretirement benefits, post-sale discounts, credit losses and income taxes. We have incorporated many years of data into the determination of each of these estimates and we have not historically experienced significant adjustments. These assumptions are reviewed at least annually with the Audit Committee of the Board of Directors. Following are the methods and assumptions used in determining our estimates and an indication of the risks inherent in each.

Residual values for leased assets—Determined based on the product, specifications, application and hours of usage. Each product has its own model for evaluation that includes market value cycles and forecasts. Consideration is also given to the amount of assets that will be returned from lease during a given time frame. Residual values could decline due to economic factors, obsolescence or other adverse circumstances.

Fair market values for goodwill impairment tests—Determined for each reporting unit by discounting projected cash flow for five years and adding a year-five residual value based upon a market Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) multiple. The estimated fair value could be impacted by changes in interest rates, growth rates, costs, capital expenditures and market conditions.

Warranty reserve—Determined by applying historical claim rate experience to the current field population and dealer inventory.

Historical claim rates are developed using a rolling average of actual warranty payments. Effective in the third quarter of 2004, we refined our process to utilize more detailed claim rates by product. This provides more comprehensive product warranty information for management. This change did not have a material impact on our financial statements. Warranty payments may differ from those estimated if actual claim rates are higher or lower than our historical rates.

Product liability and insurance loss reserve—Determined based upon reported claims in process of settlement and actuarial estimates for losses incurred but not reported. Loss reserves, including incurred but not reported reserves, are based on estimates and ultimate settlements may vary significantly from such estimates due to increased claims frequency or severity over historical levels.

Postretirement benefits—Primary actuarial assumptions were determined as follows: (See Tables on pages A-55 to A-56 for Sensitivity information for these assumptions.)

  •
  The U.S. expected long-term rate of return on plan assets is based on our estimate of long-term passive returns for equities and fixed income securities weighted by the allocation of our plan assets. Based on historical performance, we increase the passive returns due to our active management of the plan assets. A similar process is used to determine the rate for our non-U.S. pension plans. This rate is impacted by changes in general market conditions, but because it represents a long-term rate, it is not significantly impacted by short-term market swings. Changes in our allocation of plan assets would also impact this rate. For example, a shift to more fixed income securities would lower the rate. A decrease in the rate would increase our expense.

  •
  The assumed discount rate is used to discount future benefit obligations back to today's dollars. The U.S. discount rate is based on the Moody's Aa bond yield as of our measurement date, November 30, and represents the rate at which our benefit obligations could effectively be settled. A similar process is used to determine the assumed discount rate for our non-U.S. plans. This rate is sensitive to changes in interest rates. A decrease in the discount rate would increase our obligation and expense.

  •
  The expected rate of compensation increase is used to develop benefit obligations using projected pay at retirement. It represents average long-term salary increases. This rate is influenced by our long-term compensation policies. An increase in the rate would increase our obligation and expense.

  •
  The assumed health care trend rate represents the rate at which health care costs are assumed to increase and is based on historical and expected experience. Changes in our projections of future health care costs due to general economic conditions and those specific to health care (e.g. technology driven cost changes) will impact this trend rate. An increase in the trend rate would increase our obligation and expense.

Post-sale discount reserve—The company extends numerous merchandising programs that provide discounts to dealers as products are sold to end users. The reserve is determined based on historical data adjusted for known changes in merchandising programs. Discounts paid may differ from those estimated if actual program usage is higher or lower than our historical or expected rates.

Credit loss reserve—The allowance for credit losses is evaluated on a regular basis and adjusted based upon management's best estimate of probable losses inherent in our finance receivables. In estimating probable losses, we review accounts that are past due, non-performing, or in bankruptcy. We also review accounts that may be at risk using information available about the customer, such as financial statements, news reports, and published credit ratings. We also use general information regarding industry trends and the general economic environment. Using an estimate of current fair market value of collateral and factoring in credit enhancements, such as additional collateral and third party guarantees, we arrive at an estimated loss for specific accounts and estimate an additional amount for the remainder of the finance receivables based upon historical trends. Adverse economic conditions or other factors that might cause deterioration of the financial health of our customers could change the timing and level of payments received and thus necessitate a change in our estimated losses.

Income tax reserve—Despite our belief that our tax return positions are consistent with applicable tax laws, we believe that certain positions are likely to be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. Significant judgment is required in evaluating our tax reserves. Our reserves are adjusted in light of changing facts and circumstances, such as the progress of our tax audits. Our income tax expense includes the impact of reserve provisions and changes to reserves that we consider appropriate, as well as related interest and penalties. Unfavorable settlement of any particular issue would require use of our cash. Favorable resolution would be recognized as a reduction to income tax expense at the time of resolution.

EMPLOYMENT

At December 31, 2004, Caterpillar's worldwide employment was 76,920 compared with 69,169 one year ago. The increase is primarily due to hourly labor additions to support increased volume and the addition of approximately 2,500 employees from acquisitions and growing Caterpillar Logistics operations.

Full-Time Employees at Year End

	2004	2003	2002
Inside U.S	38,128	35,260	36,463
Outside U.S	38,792	33,909	32,527

Total	76,920	69,169	68,990

By Region:
North America	38,396	35,486	36,667
EAME	22,169	20,547	21,302
Latin America	10,733	8,533	7,143
Asia/Pacific	5,622	4,603	3,878

Total	76,920	69,169	68,990

OTHER MATTERS

ENVIRONMENTAL AND LEGAL MATTERS

The company is regulated by federal, state, and international environmental laws governing our use of substances and control of emissions in all our operations. Compliance with these existing laws has not had a material impact on our capital expenditures or earnings. We believe that our Advanced Combustion Emission Reduction Technology (ACERT) developed to comply with EPA emissions regulations provides Caterpillar a competitive advantage now and in the future to meet emission requirements.

We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In doing that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

The amount recorded for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue at the lower end of that range.

We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have several sites in the very early stages of clean-up, and there is no more than a remote chance that a material amount for clean-up will be required.

Pursuant to a consent decree Caterpillar entered with the EPA, the company was required to meet certain emission standards by October 2002. The decree provides that if engine manufacturers were unable to meet the standards at that time, they would be required to pay a Non-Conformance Penalty (NCP) on each engine sold that did not meet the standard. The amount of the NCP would be based on how close to meeting the standard the engine came—the more out of compliance the higher the penalty. The company began introduction of fully compliant ACERT engines in 2003 and by the end of 2003 Caterpillar was only producing fully compliant engine models. As a result, NCPs were not payable for any engines built in 2004. NCPs of $153 million were paid in 2003.

In addition, the consent decree required Caterpillar to pay a fine of $25 million, which was expensed in 1998, and to make investments totaling $35 million in environmental-related products by July 7, 2007. Total qualifying investments to date for these projects are $34.9 million, of which $5.9 million was made during 2004. Caterpillar expects to reach the $35 million requirement during the first quarter of 2005. A future benefit is expected to be realized from these environmental projects related to Caterpillar's ability to capitalize on the technologies it developed in complying with its environmental project obligations. In short, Caterpillar expects to receive a positive net return on the environmental projects by being able to market the technology it developed.

We are a party to litigation matters and claims that are normal in the course of our operations, and, while the results of such litigation and claims cannot be predicted with certainty, management believes, based on the advice of counsel, the final outcome of such matters will not have a materially adverse effect on our financial statements.

On January 16, 2002, Caterpillar commenced an action in the Circuit Court of the Tenth Judicial Circuit of Illinois in Peoria, Illinois, against Navistar International Transportation Corporation and International Truck and Engine Corporation (collectively Navistar). The lawsuit arises out of a long-term purchase contract between Caterpillar and Navistar effective May 31, 1988, as amended from time to time (the Purchase Agreement). The pending complaint alleges that Navistar breached its contractual obligations by: (i) paying Caterpillar $8.08 less per fuel injector than the agreed upon price for new unit injectors delivered by Caterpillar; (ii) refusing to pay contractually agreed upon surcharges owed as a result of Navistar ordering less than planned volumes of replacement unit injectors; and (iii) refusing to pay contractually agreed upon interest stemming from Navistar's late payments. As of December 31, 2004, the net past due receivable from Navistar regarding the foregoing and included in "Long-term receivables—trade and other" in Statement 3 totaled $139 million. The pending complaint also has claims alleging that Franklin Power Products, Inc., Newstream Enterprises, and Navistar, collectively and individually, failed to pay the applicable price for shipments of unit injectors to Franklin and Newstream. As of December 31, 2004, the net past due receivables for the foregoing, included in "Long-term receivables—trade and other" in Statement 3 totaled $13 million. The pending complaint further alleges that Sturman Industries, Inc., and Sturman Engine Systems, Inc., colluded with Navistar to utilize technology that Sturman Industries, Inc., misappropriated from Caterpillar to help Navistar develop its G2 fuel system, and tortiously interfered with the Purchase Agreement and Caterpillar's prospective economic relationship with Navistar. The pending complaint further alleges that the two parties' collusion led Navistar to select Sturman Engine Systems, Inc. and another company, instead of Caterpillar, to develop and manufacture the G2 fuel system.

On May 7, 2002, International Truck and Engine Corporation (International) commenced an action against Caterpillar in the Circuit Court of DuPage County, Illinois that alleges Caterpillar breached various aspects of a long-term agreement term sheet. In its fifth amended complaint, International seeks a declaration from the court that the term sheet constitutes a legally binding contract for the sale of heavy-duty engines at specified prices through the end of 2006, alleges that Caterpillar breached the term sheet by raising certain prices effective October 1, 2002, and also alleges that Caterpillar breached an obligation to negotiate a comprehensive long-term agreement referenced in the term sheet. International has also asserted a claim for "unjust enrichment" related to certain revenues received by Caterpillar from another customer. International seeks damages "in an amount to be determined at trial" and injunctive relief. Caterpillar denies International's claims and has filed a counterclaim seeking a declaration that the term sheet has been effectively terminated. Caterpillar also asserts that International has released Caterpillar from certain of its claims. On September 24, 2003, the Appellate Court of Illinois, ruling on an interlocutory appeal, issued an order consistent with Caterpillar's position that, even if the court subsequently determines that the term sheet is a binding contract, it is indefinite in duration and was therefore terminable at will by Caterpillar after a reasonable period. Caterpillar anticipates that a trial currently scheduled to begin in June 2005 will address all remaining issues in this matter. This matter is not related to the breach of contract action brought by Caterpillar against Navistar currently pending in the Circuit Court of Peoria County, Illinois.

In 2004, the European Union (EU) imposed retaliatory tariffs on certain U.S. origin goods as a result of a WTO decision that found the extraterritorial income exclusion (ETI) provisions of the FSC Repeal and Extraterritorial Income Exclusion Act of 2000 constituted a prohibited export subsidy. These tariffs, which began in March of 2004 at 5 percent, increased 1 percentage point per month. Given the makeup of the final retaliation list, some Caterpillar parts and components were subject to these tariffs. However, these tariffs have not materially impacted our financial results. In addition to the United States, the company has production facilities in the EU, Russia, Asia, and South America. Products sold into the EU from these plants were not affected by this retaliatory tariff. The American Jobs Creation Act of 2004 (Act), enacted on October 22, 2004, phases-out the ETI provisions. As a result, the EU has lifted the sanctions effective January 1, 2005 pending the outcome of a WTO review to determine whether certain provisions of the Act are compliant with the ruling against the FSC/ETI regime.

In a letter dated November 15, 2004, the United States Environmental Protection Agency (EPA), proposed a civil penalty of $641,392 to Caterpillar Inc. (Caterpillar) for the alleged failure to comply with certain requirements of the federal Clean Air Act. The EPA alleges that Caterpillar constructed a facility in Emporia, Kansas and failed to comply with Section 112(g)(2)(B) of the Clean Air Act. Caterpillar sold the Emporia facility in December 2002. We are seeking a settlement of this matter with all concerned parties and the company believes the outcome will not have a material impact on our financial statements.

RETIREMENT BENEFITS

We recognized pension expense of $274 million in 2004 as compared to $126 million in 2003. The increase in expense was primarily a result of the amortization of actuarial losses resulting from a declining discount rate and poor performance of the equity markets in 2002 and 2001. Statement of Financial Accounting Standards No. 87 (SFAS 87), "Employers' Accounting for Pensions," requires companies to discount future benefit obligations back to today's dollars using a discount rate that is based on high-quality fixed-income investments. A decrease in the discount rate increases the pension benefit obligation. This increase is amortized into earnings as an actuarial loss. SFAS 87 also requires companies to use an expected long-term rate of return on plan assets for computing current year pension expense. Differences between the actual and expected asset returns are also amortized into earnings as actuarial gains and losses. At the end of 2004, total unrecognized actuarial losses were $3.28 billion, as compared to $3.20 billion for 2003. The majority of the unrecognized losses are due to declining discount rates in recent years. The $80 million increase in unrecognized losses during 2004 was the result of a lower discount rate, largely offset by better than expected asset returns.

In 2004, we recognized other postretirement benefit expense of $256 million compared to $269 million in 2003. The decrease is the result of the recognition of anticipated benefits from the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (see further discussion below), largely offset by an increase in expense due to the amortization of actuarial losses resulting from a declining discount rate, higher than expected benefit costs and an increase in expected health care inflation. Unrecognized actuarial losses for other postretirement benefit plans were $1.23 billion at the end of 2004. These losses reflect a declining discount rate, an increase in expected health care inflation and higher than expected benefit costs. The unrecognized losses were $132 million lower than at the end of 2003 as the benefit from anticipated Medicare Part D subsidies, lower than expected health care costs and higher than planned asset returns more than offset the unfavorable impact of an increase in expected health care inflation and a lower discount rate.

The unrecognized actuarial losses for both pensions and other postretirement benefits will be impacted in future periods by actual asset returns, actual health care inflation, discount rate changes and other factors that impact these expenses. These losses will be amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits under the benefit plans. At the end of 2004, the average remaining service period of active employees was 13 years for our U.S. pension plans, 12 years for our non-U.S. pension plans and eight years for other postretirement benefit plans. We expect our amortization of net actuarial losses to increase approximately $100 million in 2005 as compared to 2004, primarily because of a decrease in the discount rate.

For our U.S. pension plans, our current asset allocation is 74 percent equity securities and 26 percent debt securities, and our target allocation for 2005 is 70 percent equity securities and 30 percent debt securities. The current asset allocation for our non-U.S. pension plans is 54 percent equity securities, 38 percent debt securities, 6 percent real estate and 2 percent other. The target allocation for 2005 for our non-U.S. pension plans is 55 percent equity securities, 38 percent debt securities and 7 percent real estate. Our target asset allocations reflect our investment strategy of maximizing the rate of return on plan assets and the resulting funded status, within an appropriate level of risk. The U.S. plans are rebalanced to plus or minus five percentage points of the target asset allocation ranges on a monthly basis. The frequency of rebalancing for the non-U.S. plans varies depending on the plan.

Our U.S. postretirement health care plans provide for prescription drug benefits. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. The Act introduces a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. In January 2004, the FASB issued FASB Staff Position No. 106-1 (FSP 106-1), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." As permitted by FSP 106-1, we made a one-time election to defer accounting for the effects of the Act pending further guidance from the FASB.

In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), which superseded FSP 106-1. FSP 106-2 provides accounting guidance to employers that have determined that prescription drug benefits available under their retiree health care benefit plans are at least actuarially equivalent to Medicare Part D. The FSP requires that the benefit attributable to past service be accounted for as an actuarial gain and the benefit related to current service be reported as a reduction in service cost.

We have determined that most of our U.S. retiree health care plans are at least actuarially equivalent to Medicare Part D and will qualify for the federal subsidy. In the third quarter of 2004, we adopted FSP 106-2 retroactive to December 31, 2003 (the period end that includes the date of the Act's enactment), as permitted by the FSP. The impacts were a reduction in our accumulated postretirement benefit obligation of $284 million related to benefits attributed to past service and a benefit of $51 million to net periodic postretirement benefit expense. The benefits for the first, second, third and fourth quarters were $8 million, $14 million, $15 million and $14 million, respectively. Because the federal subsidy is tax exempt, no tax was provided for the benefit in the provision for income taxes. This lowered our estimated annual tax rate approximately one-half of one percentage point.

SFAS 87 requires the recognition of an Additional Minimum Liability if the market value of plan assets is less than the accumulated benefit obligation at the end of the measurement date. Based on these values, the company increased the Additional Minimum Liability by $47 million in the fourth quarter of 2004, bringing the total additional minimum pension liability to $1.60 billion. This resulted in a decrease in Accumulated Other Comprehensive Income (a component of Shareholder's Equity on the Consolidated Financial Position) of $59 million after tax. This adjustment was significantly less than our estimate based on third-quarter 2004 asset values primarily because of higher than expected asset returns in the fourth quarter for a primary U.S. pension plan. This resulted in plan assets being greater than the accumulated benefit obligation and thus no additional minimum pension liability was required. Future changes to the Additional Minimum Liability will be dependent on several factors including our assumed discount rate, actual returns on our pension plan assets, company contributions and benefit plan changes. During 2004, we made cash contributions of $565 million to our U.S. defined benefit pension plans and $112 million to our non-U.S. pension plans.

Although we have no ERISA funding requirements in 2005, we expect to make approximately $30 million of voluntary cash contributions to fund our U.S. pension plans. We also expect to make approximately $140 million of contributions to our non-U.S. pension plans during the year. We have adequate liquidity resources to fund both U.S. and non-U.S. plans.

Actuarial assumptions have a significant impact on both pension and other postretirement benefit expenses. The effects of a one-percentage point change in our primary actuarial assumptions on 2004 benefit costs and year-end obligations are included in the table below.

SENSITIVITY

Foreign Exchange Rate Sensitivity

Based on the anticipated and firmly committed cash inflow and outflow for our Machinery and Engines operations for the next 12 months and the foreign currency derivative instruments in place at year end, a hypothetical 10 percent weakening of the U.S. dollar relative to all other currencies would adversely affect our expected 2005 cash flow for our Machinery and Engines operations by approximately $200 million. Last year, similar assumptions and calculations yielded a potential $9 million adverse impact on 2004 cash flow. The change from 2004 to 2005 sensitivity analysis is due mainly to a decrease in our outstanding foreign currency derivative instruments, an increase in alternative sourcing from foreign subsidiaries, and foreign acquisitions. We determine our net exposures by calculating the difference in cash inflow and outflow by currency and adding or subtracting outstanding foreign currency derivative instruments. We multiply these net amounts by 10 percent to determine the sensitivity.

Since our policy for Financial Products operations is to hedge the foreign exchange risk when the currency of our debt portfolio does not match the currency of our receivable portfolio, a 10 percent change in the value of the U.S. dollar relative to all other currencies would not have a material effect on our Consolidated Financial Position, results of operations or cash flow. Neither

Postretirement Benefit Plan Actuarial Assumptions Sensitivity

Following are the effects of a one percentage-point change in our primary pension and other postretirement benefit actuarial assumptions (included in the following table) on 2004 pension and other postretirement benefits costs and obligations:

	2004 Benefit Cost		Year-end Benefit Obligation
	One percentage- point increase	One percentage- point decrease	One percentage- point increase	One percentage- point decrease
	(Millions of dollars)
Pension benefits:
Assumed discount rate	$(92)	$100	$(1,281)	$1,445
Expected rate of compensation increase	39	(37)	201	(192)
Expected long-term rate of return on plan assets	(90)	91	—	—
Other postretirement benefits:
Assumed discount rate	(22)	41	(430)	472
Expected rate of compensation increase	1	(1)	4	(3)
Expected long-term rate of return on plan assets	(8)	8	—	—
Assumed health care cost trend rate	53	(46)	294	(262)

Primary Actuarial Assumptions

	U.S. Pension Benefits			Non-U.S. Pension Benefits			Other Postretirement Benefits
	2004	2003	2002	2004	2003	2002	2004	2003	2002
Weighted-average assumptions used to determine benefit obligations, end of year:
Discount rate	5.9%	6.2%	7.0%	5.2%	5.1%	5.4%	5.9%	6.1%	7.0%
Rate of compensation increase	4.0%	4.0%	4.0%	3.5%	3.2%	3.3%	4.0%	4.0%	4.0%
Weighted-average assumptions used to determine net cost:
Discount rate	6.2%	7.0%	7.3%	5.1%	5.4%	5.7%	6.1%	7.0%	7.2%
Expected return on plan assets	9.0%	9.0%	9.8%	7.4%	7.1%	7.6%	9.0%	9.0%	9.8%
Rate of compensation increase	4.0%	4.0%	4.0%	3.2%	3.3%	3.3%	4.0%	4.0%	4.0%
Health care cost trend rates at year end:
Health care trend rate assumed for next year							8.4%	8.5%	9.0%
Rate that the cost trend rate gradually declines to							5.0%	4.5%	4.5%
Year that the cost trend rate reaches ultimate rate							2012	2009	2009

our policy nor the effect of a 10 percent change in the value of the U.S. dollar has changed from that reported at the end of last year.

The effect of the hypothetical change in exchange rates ignores the effect this movement may have on other variables, including competitive risk. If it were possible to quantify this competitive impact, the results would probably be different from the sensitivity effects shown above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen. Our primary exposure (excluding competitive risk) is to exchange rate movements in the British pound and Japanese Yen.

Interest Rate Sensitivity

For our Machinery and Engines operations, we have the option to use interest rate swaps to lower the cost of borrowed funds by attaching fixed-to-floating interest rate swaps to fixed-rate debt. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect 2005 pretax earnings of Machinery and Engines by $5 million. Last year, similar assumptions and calculations yielded a potential $4 million adverse impact on 2004 pretax earnings. This effect is caused by the interest rate fluctuations on our short-term debt.

For our Financial Products operations, we use interest rate derivative instruments primarily to meet our match funding objectives and strategies. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect the 2005 pretax earnings of Financial Products by $13 million. Last year, similar assumptions and calculations yielded a potential $18 million adverse impact on 2004 pretax earnings. To estimate the impact of interest rate sensitivity on our income, we compute the difference in baseline and sensitized interest expense over the next 12 months. We determine the baseline interest expense by applying a market interest rate to the unmatched portion of our debt portfolio. The unmatched portion of our debt is an estimate of fixed-rate assets funded by floating-rate liabilities. We incorporate the effects of interest rate swap agreements in the estimate of our unmatched debt. We determine the sensitized interest expense by adding 100 basis points to the market interest rate applied to baseline interest expense and apply this rate to the unmatched debt. Our analysis assumes no new fixed-rate assets were extended and no further action was taken to alter our current interest rate sensitivity.

The effect of the hypothetical change in interest rates ignores the effect this movement may have on other variables including changes in actual sales volumes that could be indirectly attributed to changes in interest rates. The actions that management would take in response to such a change are also ignored. If it were possible to quantify this impact, the results could be different than the sensitivity effects shown above.

SUPPLEMENTAL CONSOLIDATING DATA

We are providing supplemental consolidating data for the purpose of additional analysis. The data has been grouped as follows:

Consolidated—Caterpillar Inc. and its subsidiaries.

Machinery and Engines—The Machinery and Engines data contained in the schedules on pages A-57 to A-59 are "non-GAAP financial measures" as defined by the Securities and Exchange Commission in Regulation G. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP, and therefore, are unlikely to be comparable with the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures. Caterpillar defines Machinery and Engines as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery and Engines information relates to our design, manufacturing, marketing and parts distribution operations. Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. We also believe this presentation will assist readers in understanding our business.

Financial Products—our finance and insurance subsidiaries, primarily Cat Financial and Cat Insurance.

Consolidating Adjustments—eliminations of transactions between Machinery and Engines and Financial Products.

Pages A-57 to A-59 reconcile Machinery and Engines with Financial Products on the Equity Basis to Caterpillar Inc. Consolidated financial information.

Supplemental Data for Results of Operations
For The Years Ended December 31
(Millions of dollars)

				Supplemental consolidating data
	Consolidated			Machinery and Engines(1)			Financial Products			Consolidating Adjustments
	2004	2003	2002	2004	2003	2002	2004	2003	2002	2004		2003		2002
Sales and revenues:
Sales of Machinery and Engines	$28,336	$21,048	$18,648	$28,336	$21,048	$18,648	$—	$—	$—	$—		$—		$—
Revenues of Financial Products	1,915	1,715	1,504	—	—	—	2,109	1,895	1,678	(194	)(2)	(180	)(2)	(174	)(2)

Total sales and revenues	30,251	22,763	20,152	28,336	21,048	18,648	2,109	1,895	1,678	(194)		(180)		(174)
Operating costs:
Cost of goods sold	22,420	16,945	15,146	22,420	16,945	15,146	—	—	—	—		—		—
Selling, general and administrative expenses	3,072	2,470	2,094	2,548	2,009	1,739	580	538	430	(56	)(3)	(77	)(3)	(75	)(3)
Research and development expenses	928	669	656	928	669	656	—	—	—	—		—		—
Interest expense of Financial Products	520	470	521	—	—	—	532	482	538	(12	)(4)	(12	)(4)	(17	)(4)
Other operating expenses	578	521	411	18	(9)	(15)	560	530	426	—		—		—

Total operating costs	27,518	21,075	18,828	25,914	19,614	17,526	1,672	1,550	1,394	(68)		(89)		(92)

Operating profit	2,733	1,688	1,324	2,422	1,434	1,122	437	345	284	(126)		(91)		(82)
Interest expense excluding Financial Products	230	246	279	235	259	279	—	—	—	(5	)(4)	(13	)(4)	—
Other income (expense)	204	35	69	15	(69)	(16)	68	26	3	121	(5)	78	(5)	82	(5)

Consolidated profit before taxes	2,707	1,477	1,114	2,202	1,106	827	505	371	287	—		—		—
Provision for income taxes	731	398	312	566	286	204	165	112	108	—		—		—

Profit of consolidated companies	1,976	1,079	802	1,636	820	623	340	259	179	—		—		—
Equity in profit (loss) of unconsolidated affiliated companies	59	20	(4)	56	16	(12)	3	4	8	—		—		—
Equity in profit of Financial Products' subsidiaries	—	—	—	343	263	187	—	—	—	(343	)(6)	(263	)(6)	(187	)(6)

Profit	$2,035	$1,099	$798	$2,035	$1,099	$798	$343	$263	$187	$(343)		$(263)		$(187)

(1)
Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)
Elimination of Financial Products revenues earned from Machinery and Engines.

(3)
Elimination of expenses recorded by Machinery and Engines paid to Financial Products.

(4)
Elimination of interest expense recorded between Financial Products and Machinery and Engines.

(5)
Elimination of discount recorded by Machinery and Engines on receivables sold to Financial Products and of interest earned between Machinery and Engines and Financial Products.

(6)
Elimination of Financial Products profit due to equity method of accounting.

Supplemental Data for Financial Position
At December 31
(Millions of dollars)

			Supplemental consolidating data
	Consolidated		Machinery and Engines(1)		Financial Products		Consolidating Adjustments
	2004	2003	2004	2003	2004	2003	2004		2003
Assets
Current assets:
Cash and short-term investments	$445	$342	$270	$220	$175	$122	$—		$—
Receivables—trade and other	7,459	4,025	3,272	2,993	465	875	3,722	(2)(3)	157	(2)(3)
Receivables—finance	6,510	5,508	—	—	10,653	6,602	(4,143	)(3)	(1,094	)(3)
Retained interests in securitized trade receivables	—	1,550	—	—	—	1,550	—		—
Deferred and refundable income taxes	398	707	333	645	65	62	—		—
Prepaid expenses	1,369	1,424	1,367	1,403	16	27	(14	)(4)	(6	)(4)
Inventories	4,675	3,047	4,675	3,047	—	—	—		—

Total current assets	20,856	16,603	9,917	8,308	11,374	9,238	(435)		(943)
Property, plant and equipment—net	7,682	7,251	4,820	4,682	2,862	2,569	—		—
Long-term receivables—trade and other	764	510	255	81	37	1	472	(3)	428	(3)
Long-term receivables—finance	8,575	7,394	—	—	9,082	7,822	(507	)(3)	(428	)(3)
Investments in unconsolidated affiliated companies	517	800	479	426	39	374	(1	)(5)	—
Investments in Financial Products subsidiaries	—	—	3,012	2,547	—	—	(3,012	)(6)	(2,547	)(6)
Deferred income taxes	674	616	950	819	27	19	(303	)(7)	(222	)(7)
Intangible assets	315	239	307	230	8	9	—		—
Goodwill	1,450	1,398	1,450	1,398	—	—	—		—
Other assets	2,258	1,895	1,075	955	1,183	940	—		—

Total assets	$43,091	$36,706	$22,265	$19,446	$24,612	$20,972	$(3,786)		$(3,712)

Liabilities
Current liabilities:
Short-term borrowings	$4,157	$2,757	$93	$72	$4,396	$3,160	$(332	)(8)	$(475	)(8)
Accounts payable	3,990	2,568	3,869	2,773	205	243	(84	)(9)	(448	)(9)
Accrued expenses	1,847	1,638	1,012	857	855	802	(20	)(10)	(21	)(10)
Accrued wages, salaries and employee benefits	1,730	1,802	1,716	1,788	14	14	—		—
Customer advances	555	305	555	305	—	—	—		—
Dividends payable	141	127	141	127	—	—	—		—
Deferred and current income taxes payable	259	216	212	166	47	50	—		—
Long-term debt due within one year	3,531	2,981	6	32	3,525	2,949	—		—

Total current liabilities	16,210	12,394	7,604	6,120	9,042	7,218	(436)		(944)
Long-term debt due after one year	15,837	14,546	3,697	3,603	12,175	10,943	(35	)(8)	—
Liability for postemployment benefits	2,986	3,172	2,986	3,172	—	—	—		—
Deferred income taxes and other liabilities	591	516	511	473	383	264	(303	)(7)	(221	)(7)

Total liabilities	35,624	30,628	14,798	13,368	21,600	18,425	(774)		(1,165)

Stockholders' equity
Common stock	1,231	1,059	1,231	1,059	888	890	(888	)(6)	(890	)(6)
Treasury stock	(3,277)	(2,914)	(3,277)	(2,914)	—	—	—		—
Profit employed in the business	9,937	8,450	9,937	8,450	1,824	1,495	(1,824	)(6)	(1,495	)(6)
Accumulated other comprehensive income	(424)	(517)	(424)	(517)	300	162	(300	)(6)	(162	)(6)

Total stockholders' equity	7,467	6,078	7,467	6,078	3,012	2,547	(3,012)		(2,547)

Total liabilities and stockholders' equity	$43,091	$36,706	$22,265	$19,446	$24,612	$20,972	$(3,786)		$(3,712)

(1)
Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)
Elimination of receivables between Machinery and Engines and Financial Products.

(3)
Reclassification of Machinery and Engines trade receivables purchased by Cat Financial and Cat Financial's wholesale inventory receivables.

(4)
Elimination of Machinery and Engines insurance premiums which are prepaid to Financial Products.

(5)
Elimination of Machinery and Engines investment in Financial Products subsidiary.

(6)
Elimination of Financial Products equity which is accounted for on Machinery and Engines on the equity basis.

(7)
Reclassification of Financial Products deferred tax liability to a deferred tax asset on a consolidated basis.

(8)
Elimination of debt between Machinery and Engines and Financial Products.

(9)
Elimination of payables between Machinery and Engines and Financial Products.

(10)
Elimination of prepaid insurance in Financial Products' accrued expenses.

Supplemental Data for Statement of Cash Flow
For The Years Ended December 31
(Millions of dollars)

			Supplemental consolidating data
	Consolidated		Machinery and Engines(1)		Financial Products		Consolidating Adjustments
	2004	2003	2004	2003	2004	2003	2004		2003
Cash flow from operating activities:
Profit	$2,035	$1,099	$2,035	$1,099	$343	$263	$(343	)(2)	$(263	)(2)
Adjustments for non-cash items:
Depreciation and amortization	1,397	1,347	795	798	602	549	—		—
Undistributed profit of Financial Products	—	—	(328)	(263)	—	—	328	(3)	263	(3)
Other	(113)	(69)	(111)	(12)	(145)	(146)	143	(4)	89	(4)
Changes in assets and liabilities:
Receivables—trade and other	(7,616)	(8,115)	(531)	(376)	43	(238)	(7,128	)(4)(5)	(7,501	)(4)(5)
Inventories	(1,391)	(286)	(1,391)	(286)	—	—	—		—
Accounts payable and accrued expenses	1,457	542	1,325	628	11	(26)	121	(4)	(60	)(4)
Other—net	240	(129)	124	(161)	108	61	8	(4)	(29	)(4)

Net cash provided by (used for) operating activities	(3,991)	(5,611)	1,918	1,427	962	463	(6,871)		(7,501)

Cash flow from investing activities:
Capital expenditures—excluding equipment leased to others	(926)	(682)	(841)	(654)	(85)	(28)	—		—
Expenditures for equipment leased to others	(1,188)	(1,083)	(2)	(10)	(1,186)	(1,073)	—		—
Proceeds from disposals of property, plant and equipment	673	761	27	133	646	628	—		—
Additions to finance receivables	(8,930)	(6,868)	—	—	(20,515)	(12,572)	11,585	(5)	5,704	(5)
Collections of finance receivables	6,216	5,251	—	—	16,963	9,802	(10,747	)(5)	(4,551	)(5)
Proceeds from sale of finance receivables	700	661	—	—	1,363	1,760	(663	)(5)	(1,099	)(5)
Additions to retained interests in securitized trade receivables	—	—	—	—	(6,686)	(7,447)	6,686	(6)	7,447	(6)
Collections of retained interests in securitized trade receivables	5,722	7,129	—	—	5,722	7,129	—		—
Net intercompany borrowings	—	—	159	376	209	53	(368	)(7)	(429	)(7)
Investments and acquisitions (net of cash acquired)	(290)	(268)	(295)	(18)	—	(250)	5		—
Proceeds from sale of partnership investment	290	—	—	—	290	—	—		—
Other—net	(190)	(17)	(82)	(23)	(102)	(47)	(6	)(8)	53	(8)

Net cash provided by (used for) investing activities	2,077	4,884	(1,034)	(196)	(3,381)	(2,045)	6,492		7,125

Cash flow from financing activities:
Dividends paid	(534)	(491)	(534)	(491)	(15)	—	15	(9)	—
Common stock issued, including treasury shares reissued	317	157	317	157	(2)	53	2	(8)	(53	)(8)
Treasury shares purchased	(539)	(405)	(539)	(405)	—	—	—		—
Net intercompany borrowings	—	—	(209)	(53)	(159)	(376)	368	(7)	429	(7)
Proceeds from long-term debt issued	5,088	5,634	9	128	5,079	5,506	—		—
Payments on long-term debt	(3,008)	(4,237)	(35)	(463)	(2,973)	(3,774)	—		—
Short-term borrowings—net	550	87	21	(37)	529	124	—		—

Net cash provided by (used for) financing activities	1,874	745	(970)	(1,164)	2,459	1,533	385		376

Effect of exchange rate changes on cash	143	15	136	7	13	8	(6	)(10)	—

Increase (decrease) in cash and short-term investments	103	33	50	74	53	(41)	—		—
Cash and short-term investments at beginning of period	342	309	220	146	122	163	—		—

Cash and short-term investments at end of period	$445	$342	$270	$220	$175	$122	$—		$—

(1)
Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.

(2)
Elimination of Financial Products profit after tax due to equity method of accounting.

(3)
Non-cash adjustment for the undistributed earnings from Financial Products.

(4)
Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting. Receivables amounts include adjustment for consolidated non-cash receipt of retained interests in securitized trade receivables. Please refer to Liquidity and Capital Resources on page A-48 for further discussion.

(5)
Reclassification of Cat Financial's cash flow activity from investing to operating for receivables that arise from the sale of inventory.

(6)
Elimination of Cat Financial's additions to retained interests in securitized trade receivables that arose from an intercompany purchase of receivables.

(7)
Net proceeds and payments to/from Machinery and Engines and Financial Products.

(8)
Change in investment and common stock related to Financial Products.

(9)
Elimination of dividend from Financial Products to Machinery and Engines.

(10)
Elimination of the effect of exchange on intercompany balances.

OUTLOOK

SALES AND REVENUES OUTLOOK

We project another record year in 2005. Company sales and revenues should increase 12 to 15 percent, with machinery and engines volume increasing about 8 percent. Improved price realization should add about 3 percent and the rest will come from the favorable impact of currency on sales and Financial Products revenues.

Many central banks raised short-term interest rates in 2004 and are expected to raise rates further in 2005. However, we expect short-term rates at the end of the year will still be favorable to continued economic growth and investment. In most countries, inflation rates are near targets, economic growth is close to trend and labor markets have excess capacity. Continued low interest rates should prolong construction recoveries, particularly in the developed economies.

Sizable increases in energy and metals prices boosted some inflation measures in 2004 but increases in 2005 likely will be much lower. In most commodities, prices are already well above the minimums needed to make new investments attractive. Increased production, along with somewhat slower growth in demand, should moderate commodity price pressures.

Past commodity price increases reduced consumer incomes in the developed countries but did not halt recoveries or investment. As an offset, higher prices boosted incomes in the developing countries, which led to much-needed increases in investment. Overall, the world economy gained since commodity production increased.

We expect similar trends to continue in 2005 and both mining and energy development should further benefit sales. Developing countries should allocate more of the income gains from higher commodity prices and production to construction.

North America (United States and Canada)

The U. S. economy is growing at more than a 3 percent rate, employment is increasing only slightly faster than the labor force and core inflation measures are rising at near 2 percent rates. These conditions do not yet reflect much of the impact of the Fed's rate increases in last half of 2004. Consequently, we believe the Fed will be able to prevent any long-term inflation problems with fairly modest rate hikes, raising the Fed funds target to around 3.5 percent by the end of 2005.

Long-term rates, which barely moved in response to short-term rate hikes last year, likely will increase this year, although somewhat less than short-term rates. Overall, interest rates should continue to support growth, particularly in business investment, and the economy should grow more than 3.5 percent in 2005.

Both mining and nonresidential construction started recoveries from multi-year declines last year and output is below previous peaks. We expect activity in these sectors to increase rapidly this year, which along with favorable output prices, will support further sales growth. Housing construction, which has increased for the past four years, likely will decline slightly this year. We expect the large backlog of unused housing permits and higher home prices will offset much of the negative impact of higher mortgage interest rates.

The Canadian economy, benefiting from low interest rates and high commodity prices, should grow about 3 percent in 2005. We estimate that favorable investment climates in the North American economies will result in about a 17 percent increase in Machinery and Engines sales.

EAME

The Euro-zone economy appeared to improve at the end of 2004 and the European Central Bank is expected to hold interest rates steady through the middle of the year. We believe any subsequent rate increases will be cautious in order to allow a recovery in domestic spending to offset the impact of a stronger euro. The U. K. economy likely will slow but robust recoveries should continue in Central Europe. Overall European growth is expected to exceed 2 percent in 2005, somewhat better than in 2004. Construction spending should continue to recover.

We anticipate that both AME and the CIS will benefit further from favorable commodity prices and increased production of metals and energy. Higher revenues will be used to fund capacity expansions as well as infrastructure development. The AME economy should grow about 4.5 percent and the CIS economy more than 6 percent, both marginally slower than in 2004. We forecast that Machinery and Engines sales in EAME will increase about 10 percent this year.

Latin America

Latin American economies should grow more than 3.5 percent in 2005, the result of favorable metals and energy prices, increased capital inflows and a more favorable foreign debt profile. Both mining output and construction spending should increase again. We project that sales of Machinery and Engines will increase about 13 percent in 2005.

Asia/Pacific

We expect regional growth will average about 6 percent this year, with most countries slowing some from last year's pace. Low interest rates should prolong recoveries in consumer spending and business investment while competitive exchange rates likely will continue to boost exports.

Early indications are that contract prices for coal, particularly coking coal, will increase substantially this year. Coal mining should again be a major contributor to sales. Fast growth in the region, which has taxed infrastructure capacity, should prompt governments to increase infrastructure spending. Also, reconstruction in areas hit by the tsunami likely will require additional machines and engines. In China, government administrative measures are expected to continue, causing sales into that country to decline. Overall, we expect sales of Machinery and Engines to increase about 10 percent in 2005.

Financial Products

We expect continued growth in Financial Products for 2005, with revenues expected to increase approximately 16 percent versus 2004 primarily due to higher average earning assets in 2005.

PROFIT OUTLOOK

We expect profit per share to be up about 25 percent from 2004. The year will benefit from improved price realization, increased volume, manufacturing efficiencies and an intensified focus on our cost structure. We expect material cost pressures to continue for the first half of 2005, with some relief in the last six months.

As a result, we expect the last half of 2005 to be stronger than the first half. Our plan is to more than offset material cost increases with price realization in 2005, as evidenced by the price increase already announced on January 1, 2005. We are continually monitoring material costs and their impact on our results, and we are also reviewing possible further price actions, which we will take if necessary to meet our goals.

We expect our effective tax rate for 2005 to increase approximately two percentage points due to the phase-out of the Extraterritorial Income Exclusion (ETI) as provided in the American Jobs Creation Act of 2004 along with our expected geographic mix of profits.

* * *

The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 27, 2005.

SUPPLEMENTAL STOCKHOLDER INFORMATION

Shareholder Services:

Stock Transfer Agent
Mellon Investor Services P.O. Box 3315 South Hackensack, NJ 07606-3315
phone:	(866) 203-6622 (U.S. and Canada)
(201) 329-8660 (Outside U.S. and Canada)
hearing impaired:
(800) 231-5469 (U.S. and Canada)
(201) 329-8354 (Outside U.S. and Canada)
Internet home page: www.melloninvestor.com
Caterpillar Assistant Secretary
Laurie J. Huxtable Assistant Secretary Caterpillar Inc. 100 N.E. Adams Street Peoria, IL 61629-7310
phone:	(309) 675-4619
fax:	(309) 675-6620
e-mail:	CATshareservices@cat.com

Stock Purchase Plan:

Current shareholders and other interested investors may purchase Caterpillar Inc. common stock directly through the Investor Services Program sponsored and administered by our Stock Transfer Agent. Current shareholders can get more information on the program from our Transfer Agent using the contact information provided above. Non-shareholders can request program materials by calling: (800) 842-7629 (U.S. and Canada) or (201) 329-8660 (outside the U.S. and Canada). The Investor Services Program materials are available on-line from Mellon's website or linked from www.cat.com/dspp.

Investor Relations:

Institutional analysts, portfolio managers, and representatives of financial institutions seeking additional information about the Company should contact:

  Director of Investor Relations
  Nancy L. Snowden
  Caterpillar Inc.
  100 N.E. Adams Street, Peoria, IL 61629-5310
   phone: (309) 675-4549
   fax: (309) 675-4457
   e-mail: CATir@cat.com
  Internet website: www.cat.com/investor

Common Stock (NYSE: CAT)

Listing Information: Caterpillar common stock is listed on the New York, Pacific and Chicago stock exchanges in the United States, and on stock exchanges in Belgium, France, Germany, Great Britain and Switzerland.

Compliance: In compliance with New York Stock Exchange rules, Caterpillar filed an Annual CEO Certification with the Exchange in May 2004. The certification will be included as on exhibit to our 2004 Form 10-K.

Price Ranges: Quarterly price ranges of Caterpillar common stock on the New York Stock Exchange, the principal market in which the stock is traded, were:

	2004		2003
Quarter
	High	Low	High	Low
First	$85.70	$72.51	$53.30	$41.24
Second	$84.76	$72.01	$58.25	$48.98
Third	$81.30	$68.50	$73.97	$53.10
Fourth	$98.72	$76.75	$84.95	$68.90

Number of Stockholders: Stockholders of record at year end totaled 37,639, compared with 38,440 at the end of 2003. Approximately 69.71% of our issued shares are held by institutions and banks, 23.65% by individuals, and 6.64% by employees through company investment plans.

Caterpillar qualified investment plans held 20,387,316 shares at year-end, including 2,169,522 shares acquired during 2004. Non-U.S. employee stock purchase plans held an additional 2,395,759 shares at year-end, including 1,001,689 shares acquired during 2004.

Company Information:

Current information:

  •
  phone our Information Hotline—(800) 228-7717 (U.S. and Canada) or (858) 244-2080 (outside U.S. and Canada) to request company publications by mail, listen to a summary of Caterpillar's latest financial results and current outlook, or to request a copy of results by fax or mail

  •
  request, view, or download materials on-line or register for email alerts by visiting www.cat.com/materialsrequest

Historical information:

  •
  view/download on-line at www.cat.com/historical

Annual Meeting:

On Wednesday, April 13, 2005, at 1:30 p.m., Central Time, the annual meeting of stockholders will be held at the Northern Trust Corporation Building in Chicago, Illinois. Proxy materials are being sent to stockholders with this report on or about March 3, 2005.

Internet:

Visit us on the Internet at www.cat.com.

Information contained on our website is not incorporated by reference into this document.

DIRECTORS AND OFFICERS

Directors/Committee Membership
(as of December 31, 2004)

	Audit	Compensation	Governance	Public Policy
W. Frank Blount	X		X
John R. Brazil		X		X*
John T. Dillon	X		X*
Eugene V. Fife	X*
Gail D. Fosler		X		X
Juan Gallardo			X	X
David R. Goode	X		X
Peter A. Magowan		X	X
William A. Osborn		X*
Gordon R. Parker	X			X
Charles D. Powell		X		X
Edward B. Rust, Jr.	X		X
Joshua I. Smith		X		X

*
Chairman of Committee
OFFICERS
James W. Owens	Chairman and CEO
Stuart L. Levenick	Group President
Douglas R. Oberhelman	Group President
Gerald L. Shaheen	Group President
Gérard R. Vittecoq	Group President
Steven H. Wunning	Group President
Kent M. Adams(3)	Vice President
Ali M. Bahaj	Vice President
Sidney C. Banwart	Vice President
Michael J. Baunton	Vice President
James S. Beard(1)	Vice President
Rodney C. Beeler	Vice President
Mary H. Bell	Vice President
Richard A. Benson(2)	Vice President
James B. Buda	Vice President, General Counsel and Secretary
David B. Burritt	Vice President, Chief Financial Officer
Rodney L. Bussell	Vice President
Christopher C. Curfman	Vice President
Paolo Fellin	Vice President
Thomas A. Gales	Vice President
Stephen A. Gosselin	Vice President
Hans A. Haefeli	Vice President
John S. Heller	Vice President
Richard P. Lavin	Vice President
Robert R. Macier	Vice President
F. Lynn McPheeters(2)	Vice President, Chief Financial Officer
Daniel M. Murphy	Vice President
Gerald Palmer	Vice President
James J. Parker	Vice President
Mark R. Pflederer	Vice President
Edward J. Rapp	Vice President
William J. Rohner	Vice President
Christiano V. Schena	Vice President
William F. Springer	Vice President
Gary A. Stroup	Vice President
Donald G. Western	Vice President
Robert T. Williams	Vice President
Bradley M. Halverson	Controller
Kevin E. Colgan	Treasurer
Robin D. Beran	Assistant Treasurer
Tinkie E. Demmin	Assistant Secretary
Laurie J. Huxtable	Assistant Secretary

Note: All director/officer information is as of December 31, 2004, except as noted.

(1)
Will retire effective March 1, 2005.

(2)
Retired effective February 1, 2005.

(3)
Effective February 1, 2005.

NOTES

NOTES

PROXY AND VOTING INSTRUCTION

ANNUAL MEETING OF STOCKHOLDERS—APRIL 13, 2005
This proxy is solicited on behalf of the Board of Directors

        At the Annual Meeting of Stockholders of Caterpillar Inc. (the Company) on April 13, 2005, or at any adjournments thereof, the undersigned hereby (i) appoints S.X. McKessy and J.J. Funk, and each of them, proxies with power of substitution to vote the common stock of the undersigned and/or (ii) directs THE NORTHERN TRUST COMPANY or CIBC MELLON TRUST COMPANY, as Trustee, to appoint S.X. McKessy and J.J. Funk, and each of them, proxies with power of substitution to vote all shares of the Company's stock credited to the accounts of the undersigned under any Caterpillar Inc. or subsidiary employee benefit plan at the close of business on February 14, 2005, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustees have not received the directions from the undersigned by April 11, 2005, the trustees will act in accordance with the employee benefit plan documents.

        You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors' recommendations, simply sign and return this card.

SEE REVERSE SIDE
^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

PLEASE VOTE TODAY!

SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's annual report and proxy materials via the Internet. To sign up for this optional service, visit https://www.proxyvotenow.com/cat. Please note you must type an "s" after "http".

Please mark your
☒	vote as in this
example

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given, it will be voted in accordance with the Board of Directors' recommendations.

Directors recommend a vote "FOR"

1.	Election of Directors
	FOR	WITHHOLD
	☐	☐
Nominees: 01. W. Frank Blount 02. John R. Brazil 03. Eugene V. Fife 04. Gail D. Fosler 05. Peter A. Magowan
For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratify Auditors	☐	☐	☐

Directors recommend a vote "AGAINST"

		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal—Rights Plan	☐	☐	☐
4.	Stockholder Proposal—Code of Conduct	☐	☐	☐
5.	Stockholder Proposal—Global Pandemics	☐	☐	☐
6.	Stockholder Proposal—Director Election	☐	☐	☐

SIGNATURE	DATE	, 2005

SIGNATURE

NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

^ TO VOTE BY MAIL, PLEASE DETACH HERE ^

YOUR VOTE IS IMPORTANT.

Please take a moment now to vote your shares of Caterpillar Inc.
common stock for the upcoming Annual Meeting of Stockholders.

YOU CAN VOTE TODAY IN ONE OF THREE WAYS:

1.
Vote by Telephone—Please call toll-free at 1-888-216-1363 on a touch-tone telephone and follow the simple recorded instructions. Then, if you wish to vote as recommended by the Board of Directors, simply press 1. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts. Your vote will be confirmed and cast as you directed. (Telephone voting is available for residents of the U.S. and Canada only.)

OR

2.
Vote by Internet—Please access https://www.proxyvotenow.com/cat and follow the simple instructions on the screen. Please note you must type an "s" after "http".

You may vote by telephone or Internet 24 hours a day, 7 days a week.
Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

OR

3.
Vote by Mail—If you do not have access to a touch-tone telephone or to the Internet, please complete, sign, date and return the proxy card in the envelope provided to: Caterpillar Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5156, New York, NY 10150-5156.